   As filed with the U.S. Securities and Exchange Commission on July 2, 1999.
                                            Registration Statement No. 333-78399

================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              --------------------

                                 PRE-EFFECTIVE
                                AMENDMENT NO. 1
                                       TO

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              --------------------

                       MURDOCK COMMUNICATIONS CORPORATION
                 (Name of Small Business Issuer in Its Charter)
                              --------------------

                   IOWA                           4813                     42-1339746
        (State or Jurisdiction of       (Primary Standard Industrial    (I.R.S. Employer
      Incorporation or Organization)     Classification Code Number)   Identification Number)

                              1112 29TH AVENUE S.W.
                            CEDAR RAPIDS, IOWA 52404
                                 (319) 362-6900
     (Address and Telephone Number of Principal Executive Office, Principal
                               Place of Business)

                                THOMAS E. CHAPLIN
                             CHIEF EXECUTIVE OFFICER
                       MURDOCK COMMUNICATIONS CORPORATION
                              1112 29TH AVENUE S.W.
                            CEDAR RAPIDS, IOWA 52404
                                 (319) 362-6900
            (Name, Address and Telephone Number of Agent for Service)

                          Copies of communications to:
                               ALBERT S. ORR, ESQ.
                         REINHART, BOERNER, VAN DEUREN,
                            NORRIS & RIESELBACH, S.C.
                       1000 NORTH WATER STREET, SUITE 2100
                               MILWAUKEE, WI 53202
                                 (414) 298-1000
                            FACSIMILE (414) 298-8097

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.


         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. | |

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. | |

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. | |

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. | |




                                           CALCULATION OF REGISTRATION FEE
=============================================== ================== ================== ================== ================
                TITLE OF EACH                                          PROPOSED           PROPOSED
                   CLASS OF                                             MAXIMUM            MAXIMUM
                  SECURITIES                         AMOUNT            OFFERING           AGGREGATE         AMOUNT OF
                    TO BE                             TO BE              PRICE            OFFERING        REGISTRATION
                  REGISTERED                       REGISTERED          PER SHARE            PRICE              FEE
----------------------------------------------- ------------------ ------------------ ------------------ ----------------
COMMON STOCK, NO PAR VALUE                        1,324,374             $3.54 (1)        $ 4,688,284        $1,304(2)
----------------------------------------------- ------------------ ------------------ ------------------ ----------------
COMMON STOCK, NO PAR VALUE                        3,398,252             $2.88(3)         $ 9,786,966        $2,721
----------------------------------------------- ------------------ ------------------ ------------------ ----------------
COMMON STOCK, NO PAR VALUE                        1,819,918(4)          $3.143(5)        $ 5,720,003(5)     $1,591(2)
----------------------------------------------- ------------------ ------------------ ------------------ ----------------
TOTAL                                                                                                       $5,616

=============================================== ================== ================== ================== ================


(1) ESTIMATED SOLELY FOR PURPOSES OF COMPUTING THE REGISTRATION FEE PURSUANT TO RULE 457(C) UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), BASED ON THE AVERAGE OF THE REPORTED BID AND ASKED PRICES OF THE COMMON STOCK ON THE NASDAQ BULLETIN BOARD ON MAY 7, 1999.

(2)      PREVIOUSLY PAID ON MAY 13, 1999.

(3) ESTIMATED SOLELY FOR PURPOSES OF COMPUTING THE REGISTRATION FEE PURSUANT TO RULE 457(C) UNDER THE ACT BASED ON THE AVERAGE OF THE REPORTED BID AND ASKED PRICES OF THE COMMON STOCK ON THE NASDAQ BULLETIN BOARD ON JUNE 25, 1999.

(4) SHARES OF COMMON STOCK ISSUABLE ON EXERCISE OF THE COMMON STOCK PURCHASE WARRANTS ORIGINALLY ISSUED BY THE REGISTRANT ON OCTOBER 24, 1996 AND REGISTERED ON A FORM SB-2 (REGISTRATION NO. 333-05422C) WHICH WAS DECLARED EFFECTIVE BY THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 21, 1996. PURSUANT TO RULE 416 PROMULGATED UNDER THE ACT, THIS REGISTRATION STATEMENT COVERS SUCH SHARES AS MAY BE ISSUABLE PURSUANT TO THE ANTIDILUTION PROVISIONS OF THE WARRANTS.

(5) THE PROPOSED MAXIMUM AGGREGATE OFFERING PRICE FOR THE SHARES ISSUABLE PURSUANT TO THE COMMON STOCK PURCHASE WARRANTS IS, PURSUANT TO RULE 457(G), EQUAL TO THE PRODUCT OF (I) THE EXERCISE PRICE PER SHARE OF COMMON STOCK ISSUABLE PURSUANT THERETO AND (II) THE AGGREGATE NUMBER OF SHARES OF COMMON STOCK ISSUABLE PURSUANT THERETO.

                                    -----------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                   PROSPECTUS


                                     [LOGO]




                        6,542,544 SHARES OF COMMON STOCK



We are offering shares of our common stock to the holders of 880,000 Common Stock Purchase Warrants which we issued on October 24, 1996. The Warrants may be exercised to purchase a total of 1,819,918 shares of common stock at $3.143 per share.

                                          Per Share         Total
                                          ---------         -----

         Exercise Price. . . . . . . . .    $3.143         $5,720,003


Also, certain of our shareholders are offering up to 4,722,626 shares of our common stock. Because these shares will be sold by the selling shareholders, we will not receive any proceeds from the sale of these shares.


The selling shareholders have not advised us of their specific plans for the distribution of their shares covered by this prospectus. We anticipate that the selling shareholders will sell the shares from time to time primarily in transactions (which may include block transactions) on the Nasdaq Bulletin Board at the market price then prevailing. However, the selling shareholders may also make sales in negotiated transactions or otherwise.

Our common stock is traded on the Nasdaq Bulletin Board.


                        Trading Symbol on Nasdaq Bulletin Board: MURC Closing Bid Price on June 25, 1999: $2.91 per share



         CONSIDER CAREFULLY THE "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS.


         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                               ___________, 1999.

                                     SUMMARY

         This summary highlights selected information from this document. For a more complete description of the offering and Murdock Communications Corporation, you should carefully read this entire document and the documents to which we have referred you. See "Where You Can Find More Information" on page 33.


THE OFFERING

         The Warrants. We are offering up to 1,819,918 shares of our common stock to the holders of the Warrants. We originally issued the Warrants in October 1996 in connection with our initial public offering. Each Warrant may be exercised to purchase approximately 2.068 shares of our common stock at an exercise price of $3.143 per share. The Warrants expire on October 21, 1999. We may elect to redeem the Warrants if the average closing bid price of our common stock exceeds $7.15 over a 20 trading day period preceding the notice of redemption. The redemption price is $0.01 per Warrant. See "Plan of Distribution" on page 31 for a more complete description of the Warrants.


         The Selling Shareholders. The selling shareholders are offering for sale up to 4,722,626 shares of our common stock. Because these shares will be sold by the selling shareholders, we will not receive any proceeds from the sale of these shares. For more information on the selling shareholders, please refer to "Selling Shareholders" on page 29 and "Plan of Distribution" on page 31.


MURDOCK COMMUNICATIONS CORPORATION
1112 29th Avenue S.W.
Cedar Rapids, Iowa 52404
319-362-6900

         We provide operator services and call processing to North American pay phones, hotels and institutions, database profit management services and telecommunications billing and collection services for the hospitality industry, outsourced operator services for the telecommunications industry and telecommunications systems and services to the lodging industry. Through a series of acquisitions and new product developments, we transformed ourselves during 1998 from primarily a reseller of AT&T network services to U.S. hotels to a provider of a wide range of complementary telecommunications services in North America. We operate through three principal business units:

          - Murdock Technology Services ("MTS"), our division which provides database profit management services and other telecommunications management and consulting services;

          - Priority International Communications, Inc. and ATN Communications, Inc. (collectively, "PIC/ATN"), our wholly owned subsidiaries which provide operator services, call processing and related valued added services; and

          - Incomex, Inc. ("Incomex"), our wholly owned subsidiary which provides billing and collection services for calls to the United States from resort hotels in Mexico.

          We have also made investments in:

          - ACTEL Integrated Communications, a provider of local exchange communications services as a facility-based carrier based in Mobile, Alabama; and

          - AcNet S.A. de C.V., a provider of internet services and network services to businesses, governments and consumers in Mexico.

FORWARD-LOOKING STATEMENTS MAY PROVE TO BE INACCURATE

         We have made forward-looking statements in this document. These forward-looking statements include statements regarding new products we may introduce in the future, statements about our business strategy and plans, statements about the adequacy of our working capital and other financial resources and other statements that are not of a historical nature. When we use words such as "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. You should note that forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the statements. These factors include those discussed under the caption "Risk Factors" in this prospectus. We disclaim any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.


                                  RISK FACTORS


         Before purchasing our stock, you should carefully consider the following risk factors and the other information contained in this prospectus.


WE HAVE A HISTORY OF NET LOSSES AND MAY NOT BECOME PROFITABLE.

         Although we had net income of $84,000 for the quarter ended March 31, 1999, we incurred net losses of $174,000 and $7.9 million for the years ended December 31, 1998 and 1997, respectively, and had a working capital deficit of $9.9 million at March 31, 1999. We can not assure you that we will achieve or sustain profitability. If we cannot achieve operating profitability or positive cash flows, we may not be able to meet our debt service or working capital requirements, which could have a material adverse effect on our business.


WE MAY BE UNABLE TO MEET OUR FUTURE CAPITAL REQUIREMENTS.


         Our business is capital intensive and requires substantial capital investment to achieve growth. We will require additional capital in the future for working capital as well as to finance our continuing expansion, acquisition opportunities and development of new products and services and to fund our debt service requirements. We do not believe that our existing capital and funds from operations will be sufficient to meet our anticipated cash needs in 1999. To address these needs, we have entered into a commitment letter with a major lending institution for a senior secured credit facility of up to $25 million. If this facility is completed, we believe that the proceeds will be sufficient to meet our anticipated cash needs for 1999, although future investments, acquisitions or other transactions may require additional debt or equity financing. Because there are significant conditions remaining to be satisfied with respect to the proposed credit facility, including the negotiation of definitive loan documents, we can not assure you that we will complete this credit facility or, if completed, that the terms of the credit facility will be as presently contemplated. If we are unable to complete the proposed credit facility, we would expect to seek necessary financing through other debt or equity sources. However, adequate funds may not be available when needed, or in an amount or on terms acceptable to us. Insufficient funds may require us to delay, scale back or eliminate some or all of our product or market development plans and could have an adverse effect on our future performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources" on pages 18-19.

WE ARE IN AN INTENSELY COMPETITIVE MARKET.


         Competition in the telecommunications industry is intense and we expect to face competition in each of our business units.

          - PIC/ATN competes with numerous other providers of alternative operator services and call processing services.

          - Incomex competes with several competitors which also focus on the hotel and pay phone markets in Mexico.

          - MTS competes with up to nine telecommunications consulting companies which target the lodging industry.

          - Our operator and call processing services also compete with a variety of long distance interexchange carriers, including Sprint, MCI and AT&T.


         Each of our business units may face competition from companies with greater financial, technical, marketing and other resources than we have. We can not assure you that we will be able to compete successfully in our markets.


OUR ACQUISITION STRATEGY MAY PLACE SIGNIFICANT DEMANDS ON OUR RESOURCES AND MAY ADVERSELY AFFECT OUR BUSINESS.


         An important component of our strategy is to grow and expand through acquisitions. In October 1997, we completed the acquisition of PIC/ATN and in February 1998 we completed the acquisition of Incomex. We also have made investments in, and have entered into agreements to make additional investments in, ACTEL Integrated Communications, Inc., a competitive local exchange carrier which commenced operations in Alabama in April 1999, and AcNet S.A. de C.V., an internet service provider in Mexico. Our growth strategy will depend on the continued availability of suitable acquisition candidates and available capital and will subject us to a number of risks, including the following:

          - Our acquisitions have placed and are expected to continue to place significant demands on our financial and management resources, as the process of integrating acquired operations presents a significant challenge to our management and may lead to unanticipated costs or a diversion of management's attention from day-to-day operations;

          - We may face difficulties in integrating our past acquisitions or other acquisitions in the future. Integrating acquisitions may require integration of financial and information systems, network and other physical facilities and personnel. Difficulties in integrating these and other acquisitions can cause added costs and loss of personnel or customers;

          - We may incur unknown liabilities despite management's efforts to investigate the operations of the acquired business; and

          - The consideration we pay in an acquisition may exceed the value of the acquired business or its contribution to our business and our results of operations.

         The impact of these risks, and other risks arising as a result of our acquisition strategy, could adversely affect our business.


WE DEPEND ON TWO CUSTOMERS FOR A SIGNIFICANT PERCENTAGE OF OUR SALES.

         We have two significant customers from which we received approximately 12% and 24% of our revenues in 1998. We do not have long-term contracts with these customers. An adverse change in our relationship with or the financial viability of either of these customers could have a material adverse effect on our business.

WE NEED TO MANAGE OUR GROWTH.

         We have experienced growth in the number of our employees and the scope of our operations. To manage potential future growth effectively, we must improve our operational, financial and management information systems and must hire, train, motivate and manage our employees. Our future success also will depend on our ability to increase our customer support capability and to attract and retain qualified technical, sales, network operations, marketing and management personnel, for whom competition is intense. We can not assure you that we will be able to effectively achieve or manage such growth, and failure to do so could have a material adverse effect on our business, financial condition and results of operations.


CURRENT PROSPECTUS AND BLUE SKY REGISTRATION REQUIRED TO EXERCISE WARRANTS

        We intend to maintain a registration statement that will permit the public sale of the common stock offered pursuant to this prospectus upon exercise of the Warrants. However, there can be no assurance that we will maintain a current prospectus covering the shares of common stock underlying the Warrants. Warrant holders will have the right to exercise the Warrants to purchase shares of common stock only if a current prospectus relating to such shares is then in effect and only if the shares are qualified for sale under, or may be sold pursuant to an exemption from the qualification requirements of, the securities laws of the applicable states. At present, the shares of common stock underlying the Warrants are not qualified for sale in any state. No assurance can be given that we will subsequently qualify the shares underlying the Warrants in any state. The Warrants may be deprived of any value if a current prospectus covering the shares underlying the Warrants is not kept effective or if such underlying shares are not qualified for sale in the applicable states.



OUR COMMON STOCK IS TRADED ON AN ILLIQUID MARKET.


         Our common stock trades on the Nasdaq Bulletin Board under the trading symbol "MURC." Investors may find it difficult to obtain accurate quotations of the price of our common stock and to sell our common stock on the Nasdaq Bulletin Board. In addition, companies whose stock is listed on stock exchanges or the Nasdaq Stock Market must adhere to the rules of such markets. These rules include various corporate governance procedures which, among other items, require the company to obtain shareholder approval prior to completing certain transactions such as, among others, issuances of common stock equal to 20% or more of the company's then outstanding common stock for less than the greater of book or market value or the issuance of certain stock options. Companies such as ours, whose stock is quoted on the Nasdaq Bulletin Board, are not subject to these or any comparable rules.


WE MAY NOT BE ABLE TO KEEP UP WITH RAPID TECHNOLOGICAL CHANGES IN THE TELECOMMUNICATIONS INDUSTRY.


         The telecommunications industry is characterized by:

         -   rapid technological change;

         -   changes in user and customer requirements and preferences;

         - frequent new product and service introductions embodying new technologies; and

         -   the emergence of new industry standards and practices.


         These developments could quickly render our existing technology and systems obsolete. Our inability to modify or adapt our infrastructure in a timely manner or the expenses incurred in making such adaptations could hurt our business.


         As a result, we will be required to continually improve the performance, features and reliability of our services, particularly in response to competitive offerings. Our success will depend, in part, on our ability to enhance our existing services and develop new services in a cost-effective and timely manner. The development of proprietary technology entails significant technical and business risks and requires substantial expenditures and lead time. We may not be able to adapt successfully to customer requirements or emerging industry standards.


WE RELY ON KEY PERSONNEL.


         We depend upon the efforts of our officers and other key personnel. The loss of certain of our key employees, including our Chairman, Guy O. Murdock, and our Chief Executive Officer, Thomas E. Chaplin, could have a material adverse effect on us. Although we have entered into employment agreements with each of our executive officers, we can not assure you that we will be able to retain them or our other key employees in the future. Furthermore, we expect that we will need to employ additional executives and key employees in order to successfully implement our business plan. Our success will depend on our ability to retain key employees, employ additional capable executives and implement an effective management structure. We plan to take out a $7 million key-man life insurance policy for Mr. Chaplin.


OUR MANAGEMENT OWNS A LARGE PERCENTAGE OF OUR VOTING STOCK.


         Our current executive officers and directors and their affiliates beneficially own or have voting control over approximately 51% of the outstanding shares of common stock. Accordingly, these individuals will have the ability to influence the election of our directors. This concentration of ownership may also have the effect of delaying, deterring or preventing a change in control. See "Principal Shareholders" on page 27.



FUTURE SALES OF OUR COMMON STOCK MAY DEPRESS OUR STOCK PRICE.


         Sales of substantial amounts of our common stock in the public market could adversely affect the market price of our common stock. As of April 9, 1999, 10,329,867 shares of our common stock were outstanding.


         - 3,362,019 shares, which are being offered by the selling shareholders pursuant to this prospectus, are freely tradeable in the public market;

         - 3,795,576 shares are freely tradable in the public market, except for shares held by our affiliates which are subject to the resale limitations (excluding the holding period requirement) of Rule 144 under the Securities Act; and

         - 3,172,272 shares are currently subject to a holding period under Rule 144, but in less than one-year will become tradeable in the public market subject to the resale limitations of Rule 144.




         We have commitments to issue up to 9,478,533 shares of our common stock upon the exercise of outstanding employee stock options, the exercise of outstanding warrants and the conversion of shares of our preferred stock.



         - 1,360,607 shares, which are being offered by the selling shareholders pursuant to this prospectus and are issuable upon exercise of warrants or conversion of shares of preferred stock, are freely tradeable in the public market;


         - 1,617,558 shares issuable upon exercise of employee stock options will be freely tradeable in the public market, except for shares held by our affiliates which are subject to the resale limitations (excluding the holding period requirement) of Rule 144 under the Securities Act;

         - 1,819,918 shares issuable upon exercise of the Warrants will be freely tradeable in the public market upon exercise;


         - 1,488,889 shares issuable upon conversion of the preferred stock will be freely tradable in the public market, except for shares held by our affiliates which are subject to the resale limitations (excluding the holding period requirement) of Rule 144 under the Securities Act; and

         - 3,191,561 shares issuable upon exercise of warrants may be resold subject to the resale limitations of Rule 144 under the Securities Act, including warrants with respect to 250,000 shares for which we have granted registration rights.


         We can not predict the effect, if any, that sales of shares of our common stock or the availability of such shares for sale will have on the market price prevailing at that time. Nevertheless, the possibility that a substantial number of shares of our common stock may be offered or sold in the public market may adversely affect prevailing market prices for our common stock and could impair the shareholders' ability to sell shares of their common stock, or our ability to raise capital through the subsequent sale of our equity securities.


WE FACE YEAR 2000 RISKS.


         Like many companies, we may be adversely affected by the Year 2000 computer problem. The Year 2000 issue relates to computer hardware and software and other systems designed to use two digits rather than four digits to define the applicable year. As a result, the Year 2000 would be translated as two zeroes. Because the Year 1900 could also be translated as two zeroes, systems which use two digits could read the date incorrectly for a number of date-sensitive applications resulting in potential calculation errors or the shutdown of major systems. We are in the process of updating our internal computer software, other internal information technology and other internal operating systems for purposes of Year 2000 compliance. We are also addressing the Year 2000 compliance of our new and existing products. We currently expect to complete our Year 2000 compliance plan during fiscal 1999 and do not expect our costs to become Year 2000 compliant will be material to our financial condition or results of operations. However, we can not assure you that we will not experience any unanticipated problems in our internal systems with respect to the Year 2000 which may have a material adverse effect on us.

         Our operations may also be adversely affected to the extent that our suppliers and other third parties are not Year 2000 compliant. We anticipate completing surveys to our key customers and vendors during the second quarter of 1999 to assess the Year 2000 compliance status of the operating systems of such third parties and the potential impact on us of non-compliance. However, a number of risks relating to the Year 2000 issue may be out of our control, including our reliance on outside links for essential services such as communications and power. We can not assure you that a third party's failure of systems on which our systems and operations rely to be Year 2000 compliant will not have a material adverse effect on us.


                 CERTAIN MARKET INFORMATION AND DIVIDEND POLICY

         During all of 1997, our common stock was traded on the Nasdaq SmallCap Market under the symbol "MURC" and our Redeemable Common Stock Purchase Warrants were traded on the Nasdaq SmallCap Market under the symbol "MURCW." Effective January 2, 1998, our common stock and the Warrants were delisted from the Nasdaq SmallCap Market and commenced trading on the Nasdaq Bulletin Board under the same trading symbols. The following table sets forth the high and low bid quotations for our common stock and Warrants as reported by Nasdaq. Such transactions reflect interdealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

                                         Common Stock              Warrants
                                         ------------              --------
                  Quarter              High        Low         High        Low
                  -------              ----        ---         ----        ---

                 FISCAL 1997
                 First                $ 4.75      $ 3.13      $ 1.50      $ 0.75
                 Second                 4.69        2.88        1.13        0.56
                 Third                  3.50        2.44        0.94        0.31
                 Fourth                 3.81        0.69        0.88        0.25

                 FISCAL 1998
                 First                 $2.63       $0.69       $0.31       $0.06
                 Second                 3.31        2.25        0.25        0.13
                 Third                  4.50        2.75        0.44        0.19
                 Fourth                 4.25        2.13        0.25        0.13

                 FISCAL 1999
                 First                  4.75        2.75        0.38        0.06

         At April 9, 1999, there were approximately 155 holders of record of our common stock and approximately 1,600 beneficial holders.

         We have not paid any cash dividends on our common stock in the last three years. We intend to retain any earnings for use in the operation and expansion of our business and, therefore, do not anticipate paying any cash dividends in the foreseeable future. Also, our proposed credit facility will restrict our ability to pay dividends.

                                 USE OF PROCEEDS


         If the Warrants are exercised in full, we will receive total proceeds of $5,720,003, before deducting estimated expenses of $38,616. We anticipate that we will use any proceeds from the exercise of the Warrants for general corporate purposes. We will not receive any proceeds from the sale of the shares of our common stock offered hereby by the selling shareholders.


                                    BUSINESS


         Murdock Communications Corporation ("MCC" or the "Company") provides operator services and call processing to North American pay phones, hotels and institutions, database profit management services and telecommunications billing and collection services for the hospitality industry, outsourced operator services for the telecommunications industry and telecommunications systems and services to the lodging industry. Through a series of acquisitions and new product developments, we transformed ourselves during 1998 from primarily a reseller of AT&T network services to U.S. hotels to a provider of a wide range of complementary telecommunications services in North America. We operate through three principal business units:


         - MTS, our division which provides database profit management services and other telecommunications management and consulting services;

         - PIC/ATN, our wholly owned subsidiaries which provide operator services, call processing and related valued added services; and

         - Incomex, our wholly owned subsidiary which provides billing and collection services for calls to the United States from resort hotels in Mexico.

         We were incorporated as an Iowa corporation in 1989.

PRINCIPAL BUSINESS UNITS

         Murdock Technology Services. We formed MTS as a division in 1998 to provide database profit management services and other value-added services to the hospitality telecommunications management market.

         MTS's principal service, the MCC Telemanager(TM), is a proprietary software and hardware system created to help manage telecommunication installations and services in the hospitality market. The Telemanager was introduced to the market in September 1997 and there were 174 units installed as of December 31, 1998 as compared to 80 units as of December 31, 1997. The Telemanager uses proprietary computer software to monitor telephone activity at a hotel and enables the hotel to identify problems and opportunities for revenue growth by producing reports analyzing the costs and revenues derived from the hotel's telecommunications system. The Telemanager provides each customer with information regarding the customer's telecommunications system in management reports which are easy to read and understand by persons lacking specialized expertise in telecommunications. MTS generates this information by remotely accessing information from the customer's premise-based call processing equipment. The information is then analyzed based on proprietary computer software programs developed by MCC. The results of this analysis are summarized in reports and graphs that are remotely transmitted to the customer. The Telemanager generates revenues through a one-time fee for the initial installation and audit, and a monthly service fee.

         We have initially focused our marketing of the Telemanager to the North American hospitality industry with special emphasis toward hotels which participated in the AT&T Lodging Partnership program, hotels and resorts in Mexico under contract with Incomex and hotels using our operator services. In future periods, we anticipate expanding the market for the Telemanager and our other telecommunications consulting services outside of the hospitality industry to include other businesses.

         MTS is the successor to our historical operating unit which marketed AT&T operator services to the hospitality market through the AT&T Lodging Partnership. We agreed with AT&T to terminate the Lodging Partnership arrangement in the fourth quarter of 1998. See "Recent Developments - Termination of AT&T Lodging Partnership" below. MTS also continues to offer one-plus long distance services and automated call processing services ("OSP Services") on a limited basis and telecommunications equipment to its customers in the hospitality industry.

         PIC/ATN Operator Services. PIC/ATN offers telecommunications services to pay phone operators, consumer service providers, hotels and other institutions in the United States and Mexico. Priority International Communications, Inc. and ATN Communications, Inc. (collectively, "PIC/ATN"), operate in concert to provide marketing, service delivery and customer support for owners and aggregators of telecommunications services. PIC/ATN provides both live operator services and automated call processing services. The operator center, located in Mobile, Alabama, features 50 live operator stations and automated call platforms currently generating approximately 220,000 completed calls and 2 million minutes monthly. PIC/ATN also offers credit card billing services, automated collection and messaging delivery services, voice mail services and telecommunications consulting. At December 31, 1998, PIC/ATN provided telecommunications services to and maintained site contracts with approximately 207 customers throughout the United States, compared to 257 customers at December 31, 1997. Each customer may represent from one to 2,000 telephone numbers that are in

PIC/ATN's database and are processed by PIC/ATN. The total size of PIC/ATN's database increased substantially in 1998 to approximately 17,000 telephone numbers at December 31, 1998.

         Incomex Telecommunications Services. Incomex contracts with Mexican resort hotels to provide billing and collection services for calls to the United States. As of December 31, 1998, Incomex provided telecommunications services to more than 95 hotel and motel resort properties representing approximately 15,000 rooms, compared to approximately 80 hotel and motel resort properties representing approximately 10,600 rooms at February 13, 1998. Incomex's target market includes 1,300 Mexican resort hotels representing approximately 325,000 rooms. Incomex offers value-added customer services, training and technology to enhance the profitability of the telephone departments of Mexican resort hotels.

RECENT DEVELOPMENTS

         Investment in ACTEL. On March 10, 1999, we entered into an amended investment agreement with ACTEL Integrated Communications, Inc., a provider of local exchange communications services as a facility-based carrier. ACTEL has received public service approval to become a competitive local exchange carrier in both Louisiana and Alabama and began to offer voice and data communications services to medium and small businesses in Alabama in April 1999. Under the March 1999 agreement, we will receive one share of ACTEL's Series A convertible preferred stock for every dollar invested. Each share of ACTEL's Series A convertible preferred stock earns a 10% dividend and may be converted to 1.46 shares of ACTEL's common stock at any time on or before March 10, 2002 at our option. As of May 28, 1999, we had invested $3.0 million in ACTEL. The $3.0 million we have invested in ACTEL constitutes approximately 84% of the currently outstanding shares of ACTEL's capital stock and 44% of the total authorized shares of capital stock of ACTEL.

         Investment in AcNet. In March 1999, we entered into an agreement with AcNet S.A. de C.V., a provider of internet services and network services to businesses, governments and consumers in Mexico. As of March 1999, AcNet provided internet services to over 13,000 customers and network services to several of the major corporations of Mexico generating annualized revenues of approximately $1.5 million. The March 1999 agreement revised the terms of our investment in AcNet as follows:

         - We have an option to purchase 49% of AcNet in exchange for 450,000 shares of our common stock and our agreement to guarantee certain debt of AcNet at AcNet's request. As of May 10, 1999, we had not guaranteed any debt of AcNet. This option extends through July 31, 1999.

         - We may lend up to $2 million to AcNet under a note which accrues interest at the rate of 10% per year. We have the right to convert the note to preferred stock that earns 20% of the earnings of AcNet. The preferred stock may be redeemed by AcNet for 120% of its face value plus any accumulated dividends. As of May 28, 1999, we had loaned $2.0 million to AcNet.

         In June 1999, we entered into two agreements providing us with separate options to acquire (i) the holder of approximately 49% of the outstanding shares of AcNet, and (ii) AcNet USA, Inc., an affiliate of AcNet, for an aggregate of 2,325,000 shares of our common stock. Because there are significant conditions remaining to be satisfied with respect to these proposed acquisitions, including the negotiation of definitive acquisitions agreements, due diligence investigations and our decision to exercise our options to complete the proposed acquisitions, we cannot assure you that we will complete the proposed acquisitions or, if completed, that the terms of the proposed acquisitions will be as presently contemplated.

         Termination of AT&T Lodging Partnership. In light of the declining call volumes and narrow profit margins we experienced under the Lodging Partnership with AT&T, we agreed with AT&T to terminate the Lodging Partnership arrangement effective October 15, 1998. AT&T agreed to purchase all of the customer contracts under the Lodging Partnership and to directly manage the existing customers under the contracts. As a result, we recorded a one-time gain in the fourth quarter of 1998 of $453,396. Our revenues from the AT&T agreement ended in the fourth quarter of 1998.

         PIC Earn-Out Settlement. Our agreement for the acquisition of PIC and PIC Resources Corp. ("PICR") contained an earn-out provision which required that we issue additional shares of our common stock to their former shareholders to the extent that the combined earnings before interest, taxes, depreciation and amortization ("EBITDA") of PIC and PICR for either of the first two full twelve-month periods after closing exceeded $1,000,000. Shares of common stock with a market value of $1.25 per share based on average trading value would be issued for each dollar of EBITDA over $1,000,000 during either of the twelve-month periods. In December 1998, we agreed with the former shareholders to settle the PIC earn-out based on historical and projected financial information with respect to PIC. Pursuant to the settlement, we issued an aggregate of 2,300,000 shares of our common stock to the former shareholders of PIC in December 1998.

         We also agreed with certain of the former PIC shareholders who had received promissory notes pursuant to the agreement with PIC that these notes would bear interest at an annual rate of 14% from the date of the settlement agreement. At December 31, 1998, an aggregate of $338,138 was outstanding under these notes. In January 1999, substantially all of the notes were paid in full. We also entered into a deferred payment arrangement with Wayne Wright, one of the former PIC shareholders who is also a member of our Board of Directors, pursuant to which Mr. Wright would receive $300,000 payable in 24 equal monthly installments, which commenced in January 1999.

         Incomex Earn-Out Settlement. Our agreement for the Incomex acquisition contained an earn-out provision which required that we make a cash payment to the Incomex shareholders equal to 60% of Incomex's net income before income taxes ("IBT") during the period from February 1, 1998 through July 31, 1998, and issue additional shares of our common stock at the end of each of the two periods of 12 consecutive full calendar months during the 24 month period beginning August 1, 1998 to the extent that Incomex's IBT exceeds $400,000 during either such 12 month period. Shares of our common stock with a market value of $1.50 per share based on average trading value would be issued for each dollar of IBT over $400,000 during either of the twelve month periods. In December 1998, we agreed with the former shareholders of Incomex to settle the Incomex earn-out based on historical and projected financial information with respect to Incomex. Pursuant to the settlement, we agreed to issue an aggregate of 1,500,000 shares of our common stock to the shareholders of Incomex and cash consideration in the amount of $862,314. Each Incomex shareholder could elect to receive the cash consideration in the form of either an immediate cash payment or the issuance of a note and warrants. The notes bear interest at an annual rate of 14% and all interest and principal on the notes are due on November 15, 1999. Warrants to purchase 200 shares of common stock at an exercise price of $3.25 per share were issued for each $1,000 of principal under the notes. In December 1998, we committed to make cash payments of $85,471 (excluding a prior advance of $32,000) and issued the notes in the aggregate principal amount of $744,915 and the warrants to purchase an aggregate of 155,384 shares of common stock. We also agreed with three of the former Incomex shareholders to issue $340,000 in notes, which we expect to repay in the second quarter of 1999.

COMPETITION

         Competition in the telecommunications industry is intense. PIC/ATN competes with numerous other providers of alternative operator services and call processing services. PIC/ATN's customers, which include telephone owners and aggregators, are extremely attentive to the competitive environment and the competitive efforts of alternative operator service providers to acquire new customers. Incomex competes with several competitors who also focus on the hotel and pay phone markets in Mexico. MTS competes with up to nine telecommunications consulting companies which target the lodging industry. Our operator and call processing services also compete with a variety of long distance interexchange carriers, including Sprint, MCI and AT&T. Each of the major long distance interexchange carriers provide callers with the ability to "dial around" pay phones, hotel and other telephone systems by using special codes such as 10-ATT, 10-10 or 1-800 phone numbers. We believe that competition in our markets is based principally on price, quality, reliability and customer service. Each of our business units may face competition from companies with greater financial, technical, marketing and other resources than us. We can not assure you that we will be able to compete successfully in our markets.

SIGNIFICANT CUSTOMERS

         Prior to 1998, we derived a substantial part of our revenues from the AT&T Lodging Partnership. We terminated the Lodging Partnership arrangement in the fourth quarter of 1998. See "Recent Developments-Termination of AT&T Lodging Partnership" above. We have two significant customers from which we received approximately 12% and 24% of our revenues in 1998 for PIC/ATN's call processing services.

SALES AND MARKETING

         We will seek to expand our business based on the development and delivery to our customers of value-added services, proprietary software technology and value-added equipment and management offerings.

         Value-Added Equipment and Management Offerings. By including value-added equipment offerings as a part of our long distance offerings, we believe that we are able to meet the total telecommunications needs of pay phone operators, hotel properties and other institutions and businesses more fully than either the interexchange carriers or the OSP Service companies. We offer our customers a single point of contact telecommunications management program.

         MTS's Sales Force. MTS has an internal sales staff which consisted of two full-time sales managers and one full-time sales agent as of December 31, 1998. This sales force generally concentrates on the largest management and franchise companies in the lodging industry. MTS also uses strategic relationships with other lodging technology suppliers to market its management and consulting services.

         PIC/ATN. PIC/ATN has an internal sales staff which consisted of three persons as of December 31, 1998. PIC/ATN's sales force concentrates its sales efforts on direct marketing and referral based marketing. PIC/ATN also participates in trade organizations to maintain its presence in the industry.

         Incomex. Incomex has an internal sales staff which consisted of three persons as of December 31, 1998. Incomex's internal sales force is supplemented by six external sales agents.

INTELLECTUAL PROPERTY

         We do not currently have any material patent or trademark registrations. We principally rely on trade secrets and proprietary know-how in the operation of our business.

REGULATION

         Overview. Our services are subject to federal and state regulation. The Federal Communications Commission (the "FCC") exercises jurisdiction over all facilities of, and services offered by, telecommunications common carriers to the extent those facilities are used to provide, originate or terminate interstate or international communications. State regulatory commissions retain some jurisdiction over the same facilities and services to the extent they are used to originate or terminate intrastate common carrier communications. We hold various federal and state regulatory authorizations.

         Federal Regulation. The Telecommunications Act of 1996 (the "Telecommunications Act") became effective February 8, 1996. The Telecommunications Act preempts state and local laws to the extent that they prevent competitive entry into the provision of any telecommunications service. Subject to this limitation, however, state and local governments retain most of their existing regulatory authority. The Telecommunications Act imposes a variety of new duties on incumbent local exchange carriers in order to promote competition in local exchange and access services. We do not believe that the Telecommunications Act has had a significant effect on our operations.

         We also make informational filings with the FCC with respect to all tariffs charged for OSP services. The FCC may request further information with respect to, or otherwise challenge, any tariffs that the FCC considers to be unreasonably high. As of March 31, 1999, the FCC had not commented on or challenged our tariffs.

         State Regulation. We are also subject to various state laws and regulations. Most public utilities commissions subject alternative operator and call processing service providers such as MCC to some form of certification requirement, which requires providers to obtain authority from the state public utilities commission prior to the initiation of service. In most states, we are also required to file tariffs setting forth the terms, conditions and prices for services that are classified as intrastate (for example, inter-LATA calls that are within a single state). We also are required to update or amend our tariffs when we adjust our rates or add new products, and are subject to various reporting and record-keeping requirements. Accordingly, each time we change our tariffs with respect to intrastate services, we must obtain the necessary regulatory approvals from the state. The length of time required to obtain certification or approval for a tariff varies from state to state, but generally does not exceed a period of between 90 days and 6 months.

         Many states also require prior approval for transfers of control of certified carriers, corporate reorganizations, acquisitions of telecommunications operations, assignment of carrier assets, carrier stock offerings and incurrence by carriers of significant debt obligations. Certificates of authority can generally be conditioned, modified, canceled, terminated or revoked by state regulatory authorities for failure to comply with state laws and/or the rules, regulations and policies of state regulatory authorities. Fines or other penalties also may be imposed for such violations. There can be no assurance that state utilities commissions or third parties will not raise issues with regard to our compliance with applicable laws or regulations.

EMPLOYEES

         As of December 31, 1998, we had 124 full-time employees and 39 part-time employees, including 90 full-time employees and 39 part-time employees at PIC/ATN, five full-time and no part-time employees at Incomex and 26 full-time and no part-time employees at MTS. We believe our relationship with our employees is good. None of our employees are subject to a collective bargaining agreement.

DESCRIPTION OF PROPERTY

         We maintain our principal business offices in Cedar Rapids, Iowa, where we own and occupy approximately 8,000 square feet of combined office and warehouse space, subject to a first mortgage held by Venture Investments, an unrelated third party. We believe that this space is adequate for our present needs.

         We also have a Harris Model 2020 switching center in Mobile, Alabama, where we have purchased an office building with 33,000 square feet, subject to a first mortgage held by Sunmed Management, Inc. We currently occupy 12,500 square feet of this space.

         The following sets forth certain information with respect to the significant facilities leased by MCC through PIC/ATN and Incomex.

                           APPROX.       CURRENT
                           SQUARE        MONTHLY
LOCATION                   FOOTAGE         RENT      LESSOR    LEASE TERMINATION
-------------------------- --------- ------------ ----------- -----------------


Austin, Texas                2,100      $3,240      Kucera       June 1, 2001

Huntington Beach,              850      $1,223      MUAA, Inc.   August 1, 2000
California

LEGAL PROCEEDINGS


         Incomex has commenced an arbitration proceeding against EILCO Leasing Services, Inc., a creditor of Incomex, to resolve a dispute regarding a loan agreement between Incomex and Eilco. Eilco claims that Incomex is in violation of certain covenants of the loan agreement, including provisions relating to certain obligations of Incomex to make payments to Eilco based on Incomex's income from telecommunications services provided to a group of hotels in Mexico. Incomex disputes these claims and initiated the arbitration to resolve the dispute. An arbitration hearing with respect to this matter commenced on April 21, 1999. On June 4, 1999, the arbitrator ruled that, after a credit for the remaining principal balance of $341,444, Eilco owes Incomex damages in the sum of $231,162, plus $3,161 for arbitration fees and expenses.



         On July 20, 1998, Oncor Communications, Inc. filed a lawsuit in the District Court of Dallas County, Texas against MCC, Incomex and an unrelated third party. Oncor alleged that the defendants improperly terminated a long distance service agreement with Oncor and claimed damages based on amounts which Oncor alleged to have advanced to us, lost profits for the period in which we are alleged to have breached the contract, attorneys' fees and for interference with contractual relations in an unspecified amount. We asserted a counterclaim for accounting, breach of contract, misrepresentation and payment of attorneys' fees. We agreed with Oncor to settle this claim on April 21, 1999. Under the settlement, we paid $150,000 to Oncor in return for a release by Oncor of its claims against us.


                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

        The following discussion is intended to provide an analysis of our financial condition and results of operations and should be read in conjunction with our financial statements and the notes to the financial statements contained elsewhere in this prospectus. The matters discussed in this section that are not historical or current facts deal with potential future circumstances and developments. Such forward-looking statements include, but are not limited to, the development and market acceptance for new services, trends in the results of our operations and our anticipated capital requirements and capital resources. MCC's actual results could differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include those discussed below as well as those discussed under the caption "Risk Factors" and elsewhere in this prospectus. See "Forward Looking Statements" below.

OVERVIEW

         The Company is a provider of operator services and call processing to North American pay phones, hotels and institutions, database profit management services and telecommunications billing and collection services for the hospitality industry, outsourced operator services for the telecommunications industry and telecommunications systems and services to the lodging industry.

         From its inception in 1989 through 1994, MCC's primary source of revenue was generated by providing operator services to the hospitality industry as an OSP Services provider. Due to declining call volumes, caused in part by the use of proprietary calling cards and other dial-around activities (such as 1-800-CALL ATT), MCC entered into a contract with AT&T in October 1994 to route operator services traffic to AT&T through the Lodging Partnership program. Under the Lodging Partnership, AT&T processed the calls, carried call traffic and billed the end user. In return, AT&T paid MCC commissions on the calls dialed.

         In light of the declining call volumes and narrow profit margins experienced by MCC under the Lodging Partnership with AT&T, MCC and AT&T agreed to terminate the Lodging Partnership arrangement effective October 15, 1998. AT&T agreed to purchase all of the customer contracts under the Lodging Partnership and to directly manage the existing customers under the contracts. As a result, MCC recorded a one-time gain in the fourth quarter of $453,396. Revenues to MCC from the AT&T agreement ended in the fourth quarter of 1998. The decision to end the AT&T relationship followed MCC's growth in 1998 as a provider of telecommunications services as a result of the commercial introduction of the Telemanager in September 1997, the completion of the PIC acquisition in October 1997 and the completion of the Incomex acquisition in February 1998. MCC currently conducts its business through three principal business units: (i) MTS, which provides telecommunications management and consulting services, (ii) PIC/ATN, which provides operator services and related value-added services, and (iii) Incomex, which provides billing and collection services for calls to the United States from resort hotels in Mexico.

RESULTS OF OPERATIONS

Comparison of Three Months Ended March 31, 1999 and 1998
--------------------------------------------------------

REVENUES - Consolidated revenues increased $5.1 million, or 90%, to $10.8 million for the three months ended March 31, 1999 from $5.7 million for the three months ended March 31, 1998. Revenues from PIC/ATN increased $4.2 million to $7.0 million for the three months ended March 31, 1999 due to an increase in the number of telephone numbers processed by the Operator Service Center. Revenues from Incomex increased $1.1 million to $2.9 million for the three months ended March 31, 1999. The increase was primarily due to an increase in the number and quality of rooms under contract with Mexican resort hotels and the fact that Incomex results for the prior year period only reflect two months following its acquisition effective February, 1998. Revenues from MTS declined $155,000 to $1.2 million for the three months ended March 31, 1999. Call processing revenues generated by MTS through its Lodging Partnership Program decreased from $0.7 million for the three months ended March 31, 1998 to none for the three months ended March 31, 1999 as the Company ended the Lodging Partnership Agreement in October 1998. For the twelve months ended December 31, 1998, the Company recognized revenues of $2.0 million and marginal net profits from the AT&T agreement. These revenues and net profits will not be present in the future. MTS has replaced a substantial portion of this revenue stream in the three months ended March 31, 1999 with revenues from its TeleManager services and other income.

COST OF SALES - Consolidated cost of sales increased $3.9 million, or 108%, to $7.5 million for the three months ended March 31, 1999 from $3.6 million for the three months ended March 31, 1998. Consolidated cost of sales, as a percentage of revenues, was 69.9% for the three months ended March 31, 1999 compared to 62.6% for the three months ended March 31, 1998. The increase was primarily attributable to the PIC/ATN segment which experienced higher cost of sales as a percentage of revenues due to a $256,000 reclassification of certain operator center costs in the current period from selling, general and administrative expense to cost of sales, higher commission expenses and additional revenues from international traffic beginning in the second half of 1998 that generate approximately the same dollar volume of gross profit per call as domestic traffic but significantly higher cost of sales as a percentage of revenues.

The Company recorded a nonstandard charge of $141,000 for the three months ended March 31, 1999 in addition to the $390,000 recorded for the three months ended December 31,1998. This charge is a result of a dispute in collection procedures and policies with a billing and collection processor of Incomex. incomex has changed vendors and does not expect or recurrence of this issue.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSE - consolidated selling, general and administrative expenses increased $186,000 to $1.8 million for the three months ended March 31, 1999 from $1.5 million for or the three months ended March 31, 1998. Excluding the impact of the $256,000 reclassification of certain operator center costs in the current period form selling, general and administrative expense to cost of sales, consolidated selling, general and administrative expenses increased $442,000, or 28%. Selling, general and administrative expense, as a percentage of revenues, was 16.7% for the three months ended March reclassification, for the three months ended March 31, 1998.

DEPRECIATION AND AMORTIZATION - Consolidated depreciation and amortization increased $ 124,000, or 27%, to $582,000 for or the three months ended March 31, 1999 from $458,000 for the three months March 31, 1998. The increase is primarily the result of the PIC Earn-out settlement and the Incomex Earn-Out settlement recorded in the fourth quarter of 1998 in which the Company recorded additional goodwill of $4.4 million which is being amoritized over the remaining amoritization expenses in future periods.

INTEREST EXPENSE - Consolidated interest expense, including amortization of debt discount, increased $301,000 or 67.5%, to $748,000 for the three months ended increase was primarily due to additional debt incurred related to the investments in ACTEL and AcNet, the cost associated with the acquisition of PIC/ATN and Incomex and general working capital purposes. As a result, higher interest expense will continue in future periods.

COMPARISON OF YEARS ENDED DECEMBER 31, 1998 AND 1997
-----------------------------------------------------




The information for the year ended December 31, 1997 includes statement of operations data for PIC after the consummation of the acquisition of PIC on October 31, 1997. The information for the year ended December 31, 1998 includes statement of operations data for Incomex after the consummation of the Incomex acquisition on February 13, 1998.


         Revenues. Consolidated revenues increased $25.6 million, or 305%, to $34.0 million for the twelve months ended December 31, 1998 from $8.4 million for the twelve months ended December 31, 1997. Revenues during the twelve months ended December 31, 1998 consisted of $5.2 million attributable to MTS, $20.8 million attributable to PIC/ATN compared with $1.9 million in the previous year following its acquisition on October 31, 1997, and $8.0 million attributable to Incomex following its acquisition in February 1998. Call processing revenues generated from MTS through its Lodging Partnership program decreased $2.5 million, or 54%, to $2.1 million for the twelve months ended December 31, 1998 from $4.6 million for the twelve months ended December 31, 1997. This decrease was the result of declining room counts contracted under the Lodging Partnership program, decreased call counts per room from the previous year and the termination of the AT&T agreement effective October 1998. Revenues from other service income generated by MTS increased $790,000, or 642%, to $913,000 for the twelve months ended December 31, 1998 from $123,000 for the twelve months ended December 31, 1997. Telemanager revenues were $635,000 for the twelve months ended December 31, 1998, compared to none for the twelve months ended December 31, 1997.

         In October 1998, MCC and AT&T agreed to end the Lodging Partnership. Under this agreement, AT&T will directly manage all customers in the Lodging Partnership. MCC reported a one-time gain of $453,396 during the fourth quarter of 1998 relating to the termination of its agreement with AT&T. Revenues of $2.0 million and marginal net profits have been recognized by MCC from the AT&T agreement for the twelve months ended December 31, 1998. These revenues and net profits will not be present in future periods.

         Cost of Sales. Consolidated cost of sales increased $16.5 million, or 262%, to $22.8 million for the twelve months ended

December 31, 1998 from $6.3 million for the twelve months ended December 31, 1997. Cost of sales during the twelve months ended December 31, 1998 consisted of $3.4 million attributable to MTS, $14.7 million attributable to PIC/ATN and $4.7 million attributable to Incomex following its acquisition in February 1998. Costs associated with call processing revenues for MTS decreased $1.9 million, or 40%, to $2.9 million for the twelve months ended December 31, 1998 from $4.8 million for the twelve months ended December 31, 1997.

         A nonstandard charge of $390,000 was taken in the fourth quarter of 1998 as a result of a dispute in collection procedures and policies with a billing and collection processor for Incomex. MCC has changed vendors and does not expect a recurrence of this issue, except for approximately $100,000 in the first two months of 1999.

         Gross Profit. Consolidated gross operating profit increased $9.1 million, or 423%, to $11.2 million for the twelve months ended December 31, 1998 from $2.1 million for the twelve months ended December 31, 1997. Gross operating profit during the twelve months ended December 31, 1998, consisted of $1.9 million attributable to MTS compared to $1.6 million in 1997, $6.1 million attributable to PIC/ATN compared to $500,000 in 1997, and $3.2 million attributable to Incomex following its acquisition in February 1998.

         Selling, General and Administrative Expense. Consolidated selling, general and administrative expense increased $2.8 million, or 59%, to $7.5 million for the twelve months ended December 31, 1998 from $4.7 million for the twelve months ended December 31, 1997. Selling, general and administrative expense during the twelve months ended December 31, 1998 consisted of $3.5 million attributable to MTS and Corporate compared to $4.3 million in 1997, $2.7 million attributable to PIC/ATN compared to $403,000 in 1997, and $1.3 million attributable to Incomex following its acquisition in February 1998. MTS and Corporate selling, general and administrative expenses decreased $500,000, or 13%, to $3.5 million for the twelve months ended December 31, 1998 from $4.0 million for the twelve months ended December 31, 1997. The decrease was primarily due to a reduction in commissions and costs associated with the termination of the AT&T agreement in October 1998.

         Depreciation and Amortization Expense. Consolidated depreciation and amortization expense decreased $0.3 million, or 14%, to $1.8 million for the twelve months ended December 31, 1998 from $2.1 million for the twelve months ended December 31, 1997. Depreciation and amortization expense during the twelve months ended December 31, 1998 consisted of $1.4 million attributable to MTS and Corporate, $436,000 attributable to PIC/ATN and $12,000 attributable to Incomex. The completion of the acquisition of PIC in October 1997 resulted in additional goodwill and acquisition cost amortization of $406,000 for the twelve months ended December 31, 1998. The completion of the Incomex acquisition in February 1998 resulted in goodwill and acquisition cost amortization of $162,000 for the twelve months ended December 31,1998. Such increases were offset by a decrease in depreciation of property and equipment due to the impairment loss recorded in 1997 of $1.4 million. As a result of the PIC earn-out settlement and the Incomex earn-out settlement recorded in the fourth quarter of 1998 (see Notes 3 and 4 to Notes to Consolidated Financial Statements) MCC recorded additional goodwill of $4.4 million which will be amortized over the remaining life of the original goodwill. This will result in higher amortization expenses in future periods.

         Gain on AT&T Agreement Buyout. MCC's agreement with AT&T was amended during 1998 to terminate as of October 15, 1998. Under the amendment, AT&T will directly manage the existing customers under the contracts and AT&T assumed liability for all commissions owed to the existing customers for the period March 1, 1998 to October 15, 1998. As a result, MCC recorded a one-time gain in the fourth quarter of 1998 of $453,396 representing the commissions assumed by AT&T less the write-off of owned equipment at the existing customers' properties.

         Interest Expense. Consolidated interest expense, including amortization of debt discount, increased $1.6 million, or 186%, to $2.4 million for the twelve months ended December 31, 1998 from $847,000 for the twelve months ended December 31, 1997. The primary reason for the increased interest expense was due to additional debt incurred related to the acquisition of PIC and the acquisition of fixed assets. Interest expense during the twelve months ended December 31, 1998 consisted of $1.5 million attributable to MTS and Corporate, $524,000 attributable to PIC/ATN and $356,000 attributable to Incomex following its acquisition in February 1998. Interest expense incurred by MTS and Corporate increased $790,000 or 102%, to $1.5 million for the twelve months ended December 31, 1998 from $775,000 for the twelve months ended December 31, 1997.

LIQUIDITY AND CAPITAL RESOURCES

         At March 31, 1999, MCC's current liabilities of $14.1 million exceeded current assets of $4.2 million resulting in a working capital deficit of $9.9 million. During the three months ended March 31, 1999, MCC used $833,000 in cash for operating activities, and $1.6 million in investing activities. MCC received proceeds from new debt financing of $1.5 million and repaid borrowings on notes payable and made payments on capital lease obligations of $809,000. These activities resulted in a decrease in available cash of $1.5 million for the three months ended March 31, 1999.



         The Company's long-term debt and capital lease obligations as of March 31, 1999, including the current portion thereof, totaled $16.3 million compared to $15.3 million at December 31, 1998. The Company's current debt and capital lease obligations as of March 31, 1999 totaled $10.5 million compared to $9.3 million at December 31, 1998.



         The Company's principal sources of capital to date have been public and private offerings of debt and equity securities and lease and debt financing arrangements with Berthel Fisher & Company, Inc. and its subsidiaries and their affiliated leasing partnerships ("Berthel") to purchase telecommunications equipment. MCC currently makes monthly lease and debt payments of approximately $163,000, in the aggregate, pursuant to these financing arrangements. As of December 31, 1998, MCC was current on all lease payments to Berthel. However, subsequent to year-end, MCC has not made the March and April 1999 payments. Berthel only has the right to demand that MCC cure this violation but has not made such demand as of May 24, 1999.






         From the start of 1999 through May 28, 1999, MCC raised $4.5 million from debt financings. MCC does not believe that its existing capital and anticipated funds from operations will be sufficient to meet its anticipated cash needs for working capital, capital expenditures, debt obligations and investments in acquisitions in 1999. MCC currently estimates that it will need at least $5.5 million in debt or equity financings in 1999 in addition to the $4.5 million debt financing discussed above, and in addition to cash flows from operations, to fund its cash requirements, including its initial investments in ACTEL Integrated Communications, Inc. and AcNet S.A. de C.V.

         In April 1999, MCC entered into a commitment letter with a major lending institution for a senior secured credit facility of up to $25 million. If this facility is completed, MCC believes that the proceeds will be sufficient to meet its anticipated cash needs for 1999, although future investments, acquisitions or other transactions may require additional debt or equity financing. Because there are significant conditions remaining to be satisfied with respect to the proposed credit facility, including the negotiation of definitive loan documents, there can be no assurance that MCC will complete this credit facility or, if completed, that the terms of the credit facility will be as presently contemplated. If MCC is unable to complete the proposed credit facility, it would expect to seek necessary financing through other debt or equity sources. However, no assurance can be given that MCC will be able to raise adequate funds through such financings or generate sufficient cash flows to meet MCC's cash needs. Insufficient funds may require MCC to delay, scale back or eliminate some or all of its market development plans or otherwise may have a material adverse effect on MCC. See "Forward-Looking Statements" below.



         As of March 31, 1999 the Company was past due on a $400,000 note payable to a financial institution and $2.0 million of notes payable to individuals. The financial institution has not made a demand for the repayment of this note as of May 28, 1999. The Company has subsequent to March 31, 1999 paid the interest owed on the note. Effective April 1, 1999, as provided for in the terms of the notes, the interest rate on the $2.0 million of past due notes payable to individuals increased from 14% to 18%. While not required by the terms of the note, the Company solicited from the noteholders signed agreements to extend the notes to June 30, 1999. The Company currently anticipates paying all past due debt with the proceeds from the proposed credit facility upon closing.



         In June 1999, the Company completed a bridge financing in the amount of $2,000,000. Pursuant to the bridge financing, the Company issued a note in the principal amount of $2,000,000 and warrants to purchase 250,000 shares of common stock to one investor. The note due bears interest at the rate of 12% per annum and all principal and interest under the note are due on July 21, 1999. If the Company does not repay the note when due, then the interest rate increases to (i) 14% per annum for the period from the due date until August 20, 1999,
(ii) 16% per annum for the period from August 21, 1999 until September 21, 1999, and (iii) 18% per annum for the period after September 21, 1999. In addition, if the Company does not repay the note on or prior to September 21, 1999, the warrants may be exercised to purchase twice the number of shares subject to the warrants immediately prior to such date. The warrants are exercisable at any time until June 21, 2009 at an exercise price of $3.50 per share. The exercise price and the number of shares of common stock purchasable upon the exercise of the warrants are subject to adjustment upon the occurrence of certain events, including stock dividends, stock splits and the issuance by the Company of shares of common stock or other securities convertible into or exercisable to purchase shares of common stock at a price below the then applicable exercise price of the warrants. The Company has agreed to use its best efforts to register the warrants and the shares of common stock underlying the warrants by August 21, 1999.

YEAR 2000 PREPARATIONS

         The Year 2000 issue relates to computer hardware and software and other systems designed to use two digits rather than four digits to define the applicable year. As a result, the Year 2000 would be translated as two zeroes. Because the Year 1900 could also be translated as two zeroes, systems which use two digits could read the date incorrectly for a number of date-sensitive applications, resulting in potential calculation errors or the shutdown of major systems. MCC has undertaken various initiatives intended to ensure that its computer hardware and software and other systems will function properly with respect to dates in the Year 2000 and thereafter. The systems subject to potential Year 2000 issues include not only information technology ("IT") systems, such as accounting and data processing, communications systems and MCC's telecommunications switches, but also non-IT systems, such as alarm systems, fax machines or other miscellaneous systems.

         MCC's State of Readiness. MCC's main internal systems, including IT systems such as financial systems, the Telemanager and MCC's telecommunications switches, and non-IT systems have been tested and are either currently believed to be Year 2000 compliant or are expected to be Year 2000 compliant by the end of the third quarter of 1999. MCC anticipates completing surveys to its key customers and vendors during the second quarter of 1999.

         Costs to Address MCC's Year 2000 Compliance. The majority of MCC's internal Year 2000 issues have been or will be corrected through systems upgrades, including an upgrade of MCC's telecommunications switches, some of which are being made for other business purposes. MCC estimates that the costs of all such upgrades will not exceed $200,000, of which approximately $100,000 had been incurred through December 31, 1998.

         Risks to MCC relating to the Year 2000 Issue. MCC believes that its reasonably likely worse case scenario would involve malfunctions of MCC's telecommunications switches or the internal systems of MCC's customers and key vendors. Any such malfunctions which result in serious disruption of MCC's ability to process calls could have a material adverse effect on MCC's results of operations and financial condition. MCC plans to monitor the Year 2000 compliance of its significant customers and vendors. However, a number of risks relating to the Year 2000 issue may be out of MCC's control, including the compliance status of MCC's customers and vendors and MCC's reliance on outside links for essential services such as power. There can be no assurance that a failure of systems of third parties on which MCC's systems and operations rely to be Year 2000 compliant will not have a material adverse effect on MCC's business, financial condition or operating results.

         MCC's Year 2000 Contingency Plans. By the end of the third quarter of 1999, MCC expects to be substantially Year 2000 compliant. To the extent that any of MCC systems are not Year 2000 compliant by the end of the third quarter of 1999, MCC believes that it will have time to implement alternative systems. MCC's ability to respond to noncompliance by its customers and vendors will be limited.

FORWARD-LOOKING STATEMENTS

         This prospectus contains statements, including statements of management's belief or expectation, which may be forward-looking within the meaning of applicable securities laws. Such statements are subject to known and unknown risks and uncertainties that could cause actual future results and developments to differ materially from those currently projected. Such risks and uncertainties include, among others, the following:

         - MCC's access to adequate debt or equity capital to meet MCC's operating and financial needs;

         - MCC's ability to integrate and assimilate the businesses of PIC/ATN and Incomex;

         -    MCC's ability to respond to competition in its markets;

         - MCC's ability to expand into new markets and to effectively manage its growth;

         - customer acceptance and effectiveness of the Telemanager and MCC's ability to develop new technology and to adapt to technological change in the telecommunications industry;

         - the risk that MCC's assessment of the Year 2000 issue, including its identification, assessment, remediation and testing efforts, the dates on which MCC believes it will complete such efforts and the costs associated with such efforts, may be incorrect because it is based upon management's estimates, which were derived from numerous assumptions regarding future events, available resources, third-party remediation plans, the accuracy of testing of the affected systems and other factors;

         - changes in, or failure to comply with, governmental regulation, including telecommunications regulations;

         - MCC's reliance on its key personnel and the availability of qualified personnel;

         -    general economic conditions in MCC's markets;

         - the risk that MCC's analyses of these risks could be incorrect and/or the strategies developed to address them could be unsuccessful; and

         -    various other factors discussed in this prospectus.

         MCC will not update the forward-looking information to reflect actual results or changes in the factors affecting the forward-looking information.

         The forward-looking information referred to above includes any matters preceded by the words "anticipates," "believes," "intends," "plans," "expects" and similar expressions as they relate to MCC and include, but are not limited to:

          - expectations regarding MCC's financial condition and liquidity and the proposed credit facility, as well as future cash flows;

          - expectations regarding sales growth, sales mix, gross margins and related matters with respect to operating results;

          -   expectations regarding the expansion of MCC's business;

          - the estimated costs to bring MCC's IT and non-IT systems into compliance with respect to the Year 2000 issue and the consequences to MCC of noncompliance by MCC or third parties; and

          - expectations regarding capital expenditures and investments in new acquisition opportunities.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

       The following table sets forth information regarding our directors and executive officers:

      Name                         Age  Current Position
      ----                         ---  ----------------
      Guy O. Murdock                43   Chairman of the Board and Director
      Thomas E. Chaplin             47   Chief Executive Officer and Director
      Colin P. Halford              44   President and Director
      John C. Poss (1)(2)           51   Director
      Steven R. Ehlert (1)(2)       41   Director
      Larry A. Erickson (1)(2)      50   Director
      Wayne Wright                  53   Vice Chairman of the Board and Director
      Bonner B. Hardegree           51   Senior Vice President - Business Development
      Paul C. Tunink                40   Vice President and Chief Financial Officer
      Bill R. Wharton               37   Vice President-Operations

--------------------

(1)  Member of Audit Committee

(2)  Member of Compensation Committee

GUY O. MURDOCK, CHAIRMAN OF THE BOARD AND DIRECTOR. Mr. Murdock has been Chairman of the Board and a Director since the founding of MCC in 1989. Mr. Murdock served as Chief Executive Officer of MCC from 1989 to April 1997 and as President of MCC from 1989 to July 1996.

THOMAS E. CHAPLIN, CHIEF EXECUTIVE OFFICER AND DIRECTOR. Mr. Chaplin has been Chief Executive Officer and a Director of MCC since April 1997. From 1993 to 1996, Mr. Chaplin was the Senior Vice President and General Manager of APAC Teleservices, Inc., a provider of outsourced customer service and sales teleservices for large companies. From 1990 to 1993, Mr. Chaplin was President and Chief Operating Officer of Unilens Corp., USA, a manufacturer of aspheric multifocal contact lenses.

COLIN P. HALFORD, PRESIDENT AND DIRECTOR. Mr. Halford was appointed President of MCC in July 1996. From 1994 to July 1996, Mr. Halford served as Vice President of Sales and Marketing. Mr. Halford has served as a Director of MCC since 1993.

JOHN C. POSS, DIRECTOR. Mr. Poss has served as a Director of MCC since 1994. From 1995 to present Mr. Poss has served as President of J.C. Poss & Company, Inc., a telecommunications consulting firm. Mr. Poss served as President of WorldQuest Networks, Inc., a provider of international facsimile services, during 1997. From 1992 to 1995 Mr. Poss served as Senior Vice President-Corporate Development and Planning of Intellicall, Inc., a provider of technology, equipment and services to the telecommunications industry.

STEVEN R. EHLERT, DIRECTOR. Mr. Ehlert has served as a Director since 1995. From 1996 to 1999, Mr. Ehlert served as Vice President of Operations of Starter Printables Division of Starter Corporation, a producer of athletic apparel and equipment. From 1986 to 1996, Mr. Ehlert served as Director of Operations of Galt Sand Company Incorporated, a commercial printing company specializing in silk screened clothing.

LARRY A. ERICKSON, DIRECTOR. Mr. Erickson has served as a Director of MCC since 1997. Mr. Erickson has served as Vice President and Controller of Rockwell Collins, Inc., a provider of advanced avionics and airborne and mobile communications systems and services to airlines, aircraft manufacturers and business aircraft, a division of Rockwell International Corporation, since November 1996. For more than 20 years prior to November 1996, Mr. Erickson served in a variety of finance and accounting positions at Rockwell International Corporation.

WAYNE WRIGHT, VICE CHAIRMAN OF THE BOARD AND DIRECTOR. Mr. Wright has served as Vice Chairman of the Board since 1998 and as a Director of MCC since 1997. Since March 1997, Mr. Wright has served as President of Priority International Communications, Inc., a wholly owned subsidiary of MCC since October 1997. From 1996 to 1997, Mr. Wright served as Chairman of the Board of Priority International Communications, Inc. From 1993 to 1996, Mr. Wright served as an officer of U.S. Ameriphone.

BONNER B. HARDEGREE, SENIOR VICE PRESIDENT - BUSINESS DEVELOPMENT. Since November 1998, Mr. Hardegree has served as MCC's Senior Vice President - Business Development and as Executive Vice President of Priority International Communications, Inc., a wholly owned subsidiary of MCC since October 1997. Mr. Hardegree served as Vice President and Chief Financial Officer of Priority International Communications, Inc. from January 1996 to November 1998. From December 1992 to January 1996, Mr. Hardegree served as Vice President and Chief Financial Officer of U.S. American Payphone Management.

PAUL C. TUNINK, VICE PRESIDENT AND CHIEF FINANCIAL OFFICER. Mr. Tunink has served as Vice President and Chief Financial Officer of MCC since November 1998. Mr. Tunink served as Vice President, Chief Financial Officer and Treasurer of Stuart Entertainment, Inc., a manufacturer of gaming supplies, from April 1995 to October 1998. From April 1992 to April 1995, Mr. Tunink served as Divisional Vice President - Finance of Younkers Inc., a retailer.

BILL R. WHARTON, VICE PRESIDENT - OPERATIONS. Mr. Wharton has served as MCC's Vice President - Operations since 1995. From 1989 to 1995, Mr. Wharton served as Director of Operations of MCC.

COMPENSATION OF DIRECTORS

         We pay directors not employed by MCC an annual retainer equal to the greater of (a) $12,000 or (b) $1,000 for each meeting of the Board of Directors attended. In addition, we issue options to purchase up to 5,000 shares of our common stock annually to each director not employed by MCC on the day after election as a director with an exercise price equal to the closing market price of the common stock on the date of issuance. During 1998, MCC made consulting payments in the amount of $48,250 to J.C. Poss & Company, Inc., a corporation controlled by John C. Poss, a director of MCC.

EXECUTIVE COMPENSATION

         Cash and Other Compensation. The table which follows sets forth certain information concerning compensation paid to, earned by or awarded to Thomas E. Chaplin, our Chief Executive Officer, Guy O. Murdock, our Chairman of the Board, Colin P. Halford, our President, and Bonner B. Hardegree, our Senior Vice President Business Development (collectively, the "named executive officers") during the years indicated below. No other executive officer's salary and bonus exceeded $100,000 in 1998.


                           SUMMARY COMPENSATION TABLE

                                                                                            LONG-TERM
                                                                              OTHER    COMPENSATION AWARDS
                                                           ANNUAL             ANNUAL       SECURITIES
                  NAME AND                              COMPENSATION         COMPEN-       UNDERLYING           ALL OTHER
             PRINCIPAL POSITION            YEAR     SALARY ($)  BONUS ($)    SATION($)     OPTIONS (#)        COMPENSATION ($)
             ------------------            ----     ----------  ---------   ----------  -------------------   ----------------

          Guy O. Murdock,                  1998    $150,000      $20,000      $  --            323,236 (2)            --
          Chairman of the Board (1)        1997     150,000       20,000         --            123,236                --
                                           1996     150,000       18,750         --                 --                --

          Thomas E. Chaplin,               1998     209,231       40,000         --            600,000 (4)            --
          Chief Executive Officer (3)      1997     105,962       40,000         --            400,000                --
                                           1996          --           --         --                 --                --

          Colin P. Halford,                1998     139,549       25,000         --            211,201 (5)            --
          President                        1997     121,923       25,000         --            136,201                --
                                           1996     100,000       10,000         --                 --                --

          Bonner B. Hardegree,             1998     119,204           --         --                 --                --
          Senior Vice                      1997      21,110           --         --                 --                --
          President - Business             1996          --           --         --                 --                --
          Development (6)

---------------

(1) Mr. Murdock resigned as Chief Executive Officer of MCC effective April 4, 1997.

(2) Includes options to purchase 123,236 shares of common stock which were originally granted in 1997 and which were repriced effective April 3, 1998.

(3) Mr. Chaplin commenced employment with MCC effective April 4, 1997.

(4) Includes options to purchase 400,000 shares of common stock which were originally granted in 1997 and which were repriced effective April 3, 1998 (of which 75,000 were subsequently repriced again effective May 29, 1998 and 75,000 were subsequently repriced again effective December 31, 1998).

(5) Includes options to purchase 136,201 shares of common stock which were originally granted in 1997 and which were repriced effective April 3, 1998.

(6) Mr. Hardegree was appointed as an executive officer of MCC effective December 1, 1998.

         Options Granted During 1998. The following table provides certain information regarding stock options granted to the named executive officers during the year ended December 31, 1998.


                                         OPTIONS/SAR GRANTS IN LAST FISCAL YEAR


                                                 INDIVIDUAL GRANTS
                              ------------------------------------------------------------------
                                 NUMBER OF        PERCENT OF
                                SECURITIES       TOTAL OPTIONS
                                UNDERLYING        GRANTED TO
                                  OPTIONS        EMPLOYEES IN      EXERCISE       EXPIRATION
            NAME                  GRANTED         FISCAL YEAR        PRICE           DATE
--------------------------    ----------------  -----------------  ---------    ---------------
Guy O. Murdock............        200,000 (1)          13.8%          $2.75       April 9, 2008
Guy O. Murdock............        123,236 (2)           8.5            2.25       April 3, 2007
Thomas E. Chaplin.........        200,000 (1)          13.8            2.75       April 9, 2008
Thomas E. Chaplin.........        250,000 (3)          17.2            2.25       April 3, 2007
Thomas E. Chaplin.........         75,000 (4)           5.2            2.94       April 3, 2007
Thomas E. Chaplin.........         75,000 (5)           5.2            3.50       April 3, 2007
Colin P. Halford..........         75,000 (6)           5.2            2.75       April 9, 2008
Colin P. Halford..........        136,201 (7)           9.4            2.25       April 9, 2007
Bonner B. Hardegree.......              -                -               -                    -

----------

(1) Options with respect to 100,000 shares were exercisable on the date of grant, options with respect to 50,000 shares became exercisable on April 9, 1999 and options with respect to 50,000 shares become exercisable on April 9, 2000.

(2) Consists of options originally granted in 1997 and repriced effective April 3, 1998. All of these options are currently exercisable.

(3) Consists of options originally granted in 1997 and repriced effective April 3, 1998. Options with respect to 200,000 shares were exercisable at December 31, 1998 and options with respect to 50,000 shares became exercisable on April 3, 1997.

(4) Consists of options originally granted in 1997, repriced effective April 3, 1998 to $2.25 per share and repriced again effective May 29, 1998 to $2.94 per share. All of these options are currently exercisable.

(5) Consists of options originally granted in 1997, repriced effective April 3, 1998 to $2.25 per share and repriced again effective December 31, 1998 to $3.50 per share. All of these options are currently exercisable.

(6) Options with respect to 25,000 shares became exercisable on the date of grant, options with respect to 25,000 shares became exercisable on April 8, 1999 and options with respect to 25,000 shares become exercisable on April 8, 2000.

(7) Consists of options originally granted in 1997 and repriced effective April 3, 1998. Options with respect to 93,961 shares were exercisable at December 31, 1998, options with respect to 21,120 shares became exercisable on April 3, 1999 and options with respect to 21,120 shares become exercisable on April 3, 2000.

         Fiscal Year-End Option Values. The following table provides certain information regarding the unexercised options held by the named executive officers at December 31, 1998. No named executive officer exercised any options during the year ended December 31, 1998.


                                    AGGREGATED FISCAL YEAR-END OPTION VALUES

                               NUMBER OF SECURITIES UNDERLYING        VAULE OF UNEXERCISED
                                 UNEXERCISED OPTIONS AT FISCAL       IN-THE-MONEY OPTIONS
                                           YEAR-END                     AT FISCAL-END
                               --------------------------------   ------------------------------
     NAME                      EXERCISABLE        UNEXERCISABLE   EXERCISABLE      UNEXERCISABLE
     ----                      -----------        -------------   -------------    -------------
Guy. O. Murdock..............   223,236            100,000         $ 89,523         $12,500
Thomas E. Chaplin............   450,000            150,000          137,500          43,750
Colin P. Halford.............   157,760             92,240          100,456          32,650
Bonner B. Hardegree..........        --                 --               --              --
----------

(1) Based on the reported closing bid price of $2.875 per share of common stock on the Nasdaq Bulletin Board on December 31, 1998.

         Employment Agreements. On October 1, 1998, MCC entered into an Amended and Restated Employment Agreement with each of Thomas C. Chaplin and Guy O. Murdock. Each of the Amended and Restated Employment Agreements has a term through December 31, 2001. Pursuant to the Amended and Restated Employment Agreements, Messrs. Chaplin and Murdock will receive base salaries of not less than $250,000 and $150,000, respectively. In addition, each of them will be eligible to participate in MCC's bonus plan and other executive compensation plans. Each Amended and Restated Employment Agreement contains a provision restricting competition with MCC for a period of two years following termination of employment. Mr. Chaplin's Amended and Restated Employment Agreement provides that if his employment is terminated by MCC for any reason other than for cause, Mr. Chaplin will be entitled to receive severance at an annual rate of $150,000 for two years, provided, however, that if his employment is terminated by MCC or by Mr. Chaplin for any reason within 180 days after a sale of MCC, Mr. Chaplin will be entitled to continuation of his then effective base salary for three years. Mr. Murdock's Amended and Restated Employment Agreement provides that if his employment is terminated by MCC for any reason, including for cause, Mr. Murdock will be entitled to receive severance at an annual rate of $150,000 for two years, provided, however, that if his employment is terminated by MCC or by Mr. Murdock for any reason within 180 days after a sale of MCC, Mr. Murdock will be entitled to continuation of his then effective base salary for three years.

         On January 1, 1999, MCC entered into an Amended and Restated Employment Agreement with Colin P. Halford. The Amended and Restated Employment Agreement has a term through December 31, 2001 and provides that Mr. Halford will receive a base salary of not less than $150,000. In addition, Mr. Halford will be eligible to participate in MCC's bonus plan and other executive compensation plans. The Amended and Restated Employment Agreement contains a provision restricting competition with MCC for a period of two years following termination of employment. Mr. Halford's Amended and Restated Employment Agreement provides that if his employment is terminated by MCC for any reason, including for cause, Mr. Halford will be entitled to receive severance at an annual rate of $150,000 for two years, provided, however, that if his employment is terminated by MCC or by Mr. Halford for any reason within 180 days after a sale of MCC, Mr. Halford will be entitled to continuation of his then effective base salary for three years.

         On November 1, 1998, MCC and its wholly owned subsidiaries PIC and PICR entered into an Employment Agreement with Bonner B. Hardegree. The Employment Agreement has a three-year term, with automatic one-year renewals unless either party gives notice of termination at least one year in advance of the end of the term. Pursuant to the Employment Agreement, Mr. Hardegree will receive a base salary of not less than $144,000. In addition, Mr. Hardegree will be entitled to participate in MCC's bonus plans and other compensation plans and fringe benefits for executive officers. The Employment Agreement contains a provision restricting competition with MCC for a period of six months following termination of employment unless termination is by MCC without "cause" or by Mr. Hardegree for "good reason." Mr. Hardegree's Employment Agreement provides that if his employment is terminated by MCC without "cause" or by Mr. Hardegree for "good reason," Mr. Hardegree will be entitled to continuation of his then effective base salary for a period equal to the greater of (i) one year, or (ii) the remaining term of the Employment Agreement, and if MCC terminates the Employment Agreement due to failure to continue PIC/PICR's business or the death or disability of Mr. Hardegree, Mr. Hardegree will be entitled to continuation of his then effective base salary for a period of one year.

                              CERTAIN TRANSACTIONS

         MCC obtains lease and other financing services from Berthel. Berthel is the beneficial owner of approximately 19.2% of the common stock outstanding on March 31, 1999. MCC paid Berthel $1,115,614 in 1998, including $840,415 for scheduled lease payments, $133,681 for interest payments and $141,518 in sales commissions and related fees in connection with MCC's private placement of notes and warrants. We currently make monthly lease and debt payments to Berthel of $133,810 in the aggregate.

         Effective December 31, 1998, MCC and Berthel agreed to allow Berthel to exercise warrants to purchase an aggregate of 1,100,000 shares of common stock at a reduced exercise price of $1.30 per share. The original exercise price of the warrants was $1.4375.

         MCC provides telecommunications services to certain hotels managed by Larken, Inc., a corporation controlled by Larry A. Cahill. Mr. Cahill beneficially owns approximately 9.9% of the common stock outstanding on March 31, 1999. MCC generated revenues of $463,976 in 1998 pursuant to its contracts with Larken, Inc., and paid commissions of $360,000 to Mr. Cahill pursuant to such contracts.

         On October 31, 1997, MCC completed its acquisition of PIC/ATN. Wayne Wright, a former shareholder of PIC and PICR, was appointed as a director of MCC immediately following the PIC acquisition and Bonner B. Hardegree, a former shareholder of PIC and PICR, was appointed as an executive officer of MCC in November 1998. MCC's agreement for the PIC acquisition contained an earn-out provision which required that MCC issue additional shares of common stock to the former shareholders of PIC based upon the combined earnings before interest, taxes, depreciation and amortization of PIC and PICR for certain periods after closing. In December 1998, MCC and the former shareholders of PIC agreed to settle the PIC earn-out based on historical and projected financial information with respect to PIC. Pursuant to the settlement, MCC issued an aggregate of 2,300,000 shares of common stock to the former shareholders of PIC in December 1998, including 1,580,067 shares to Mr. Wright and 283,341 shares to Mr. Hardegree. We also agreed with Mr. Wright and Mr. Hardegree that certain notes issued to them pursuant to the PIC acquisition would bear interest at an annual rate of 14% from the date of the settlement agreement. At December 31, 1998, an aggregate of $317,203 was outstanding under these notes. In January 1999, the notes to Mr. Wright and Mr. Hardegree were paid in full. MCC also entered into a deferred payment arrangement with Mr. Wright pursuant to which Mr. Wright would receive $300,000 payable in 24 equal monthly installments, which commenced in January 1999.

                             PRINCIPAL SHAREHOLDERS

         The following table sets forth information as of March 31, 1999 regarding the beneficial ownership of shares of our common stock by (i) each person who is known to MCC to be the beneficial owner of more than 5% of the common stock; (ii) each director and named executive officer (defined above) individually; and (iii) all directors and executive officers as a group. Beneficial ownership of common stock has been determined for this purpose in accordance with Rules 13d-3 and 13d-5 of the Securities and Exchange Commission, under the Securities Exchange Act of 1934, which provide, among other things, that a person is deemed to be the beneficial owner of Common Stock if such person, directly or indirectly, has or shares voting power or investment power with respect to the common stock or has the right to acquire such ownership within sixty days after March 31, 1999.



                                                      SHARES
                                                    BENEFICIALLY     PERCENT
             PRINCIPAL SHAREHOLDER                   OWNED (1)       OF CLASS
             ---------------------                  ------------     --------
             Guy O. Murdock (2)                       1,839,910      16.3
             Thomas E. Chaplin (3)                    1,132,056       9.9
             Colin P. Halford (4)                       254,030       2.4
             John C. Poss (5)                            63,799         *
             Steven R. Ehlert (6)                       120,000       1.2
             Wayne Wright (7)                         2,720,067      26.1
             Larry A. Erickson (8)                       10,000         *
             Bonner B. Hardegree                        341,912       3.3
             Berthel Fisher & Company, Inc. (9)       2,114,334      19.2
             Larry A. Cahill (10)                     1,086,824       9.9
             All directors and executive
             officers as a group
             (10 persons) (11)                        6,666,325      50.9
             -----------------------
             *        Less than 1%.


(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of March 31, 1999 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2) Includes 273,236 shares subject to exercise of stock options, 195,000 shares subject to the exercise of warrants and 488,889 shares subject to the conversion of shares of Series A Preferred Stock.

(3) Includes 550,000 shares subject to exercise of stock options, 199,000 shares subject to the exercise of warrants and 355,556 shares subject to the conversion of shares of Series A Preferred Stock.

(4) Includes 203,880 shares subject to exercise of stock options and 50,050 shares subject to exercise of warrants.

(5)   Includes 53,799 shares subject to exercise of stock options.

(6) Includes 15,000 shares subject to exercise of stock options and 105,000 shares subject to exercise of warrants.

(7)   Includes 80,000 shares subject to exercise of warrants.

(8)   Includes 10,000 shares subject to exercise of stock options.


(9) Includes (i) 1,925,764 shares of common stock held by certain affiliates of Berthel for which Berthel shares voting and investment power, including 418,982 shares subject to exercise of warrants and 192,888 shares subject to the conversion of shares of Series A Preferred Stock, and (ii) 75,000 shares subject to exercise of warrants. Reflects information reported in a
      Schedule 13D filed with the SEC by Berthel on January 16, 1997, as amended on June 6, 1997, January 8, 1998, May 1, 1998, June 22, 1998, August 6,
      1998 and January 13, 1999. The address of Berthel is 100 Second Street S.E., P.O. Box 74250, Cedar Rapids, Iowa 52407.


(10) Mr. Cahill's address is 3330 Southgate Court S.W., Cedar Rapids, Iowa 52404. Includes 200,000 shares subject to exercise of warrants and 444,444 shares subject to the conversion of shares of Series A Preferred Stock.

(11) Includes 1,240,466 shares subject to exercise of stock options, 679,050 shares subject to exercise of warrants and 844,445 shares subject to the conversion of shares of Series A Preferred Stock.

                              SELLING SHAREHOLDERS

         The selling shareholders are offering 4,722,626 shares of our common stock for sale pursuant to this prospectus. Additional information with respect to the selling shareholders follows.



                                                                           SHARES
                                                SHARES OF COMMON STOCK    OFFERED FOR
                                                    OWNED PRIOR TO           SALE        SHARES TO BE OWNED
                                                     OFFERING (1)          HEREBY        AFTER THE OFFERING (2)
                                                     ------------          ------        ----------------------------
SELLING SHAREHOLDER                                                                          Number           Percent
-------------------                                                                          ------           -------
Wayne Wright (3)                                       2,720,067            810,000         1,910,067        18.3
Chloe Wright                                             250,000            250,000                 0           *
Bonner B. Hardegree (4)                                  341,912            261,912            80,000           *
John S. Rance (5)                                        714,499            714,499                 0           *
R. Michael Upshaw (6)                                    714,499            714,499                 0           *
Fernando Ficachi (7)                                     357,335            357,335                 0           *
Steve Rance (8)                                          181,096             66,096           115,000         1.1
Rance Family Trust (9)                                    60,934             60,934                 0           *
Holderness Family Trust (9)                               60,934             60,934                 0           *
Jeannie Rance (9)                                         60,934             60,934                 0           *
R. Michael Upshaw                                         55,868             55,868                 0           *
David A. Coats & Terrell A. Coats, Trustees
   of the David A. Coats & Terrell A. Coats
   Revocable Trust (10)                                   40,622             40,622                 0           *
Gary Newton (10)                                          40,622             40,622                 0           *
Karri Rance Heredia (11)                                  20,311             20,311                 0           *
Pamela Leary (11)                                         20,311             20,311                 0           *
Angela Taylor (11)                                        20,311             20,311                 0           *
Jason Rance (12)                                           5,162              5,162                 0           *
Chris Clements                                             2,000              2,000                 0           *
Scott Leblanc                                                100                100                 0           *
William Melchionne                                           100                100                 0           *
Cathryn Purcell                                              100                100                 0           *
John Ellis                                                   100                100                 0           *
Courtney Shimp                                               100                100                 0           *
Mary Ramsey                                                  100                100                 0           *
Robert Shimp                                              66,996             66,996                 0           *
Richard Courtney                                         116,996            116,996                 0           *

                                                                            SHARES
                                                SHARES OF COMMON STOCK    OFFERED FOR
                                                    OWNED PRIOR TO           SALE            SHARES TO BE OWNED
                                                     OFFERING (1)           HEREBY         AFTER THE OFFERING (2)
                                                     ------------           ------       ----------------------------
SELLING SHAREHOLDER                                                                          Number           Percent
-------------------                                                                          ------           -------
Berthel Fisher & Co, Inc. (13)                         2,114,335            516,019         1,598,316         15.2
Capital Markets Associates (14)                           20,000             20,000                 0           *
Gary Sherman  (15)                                        48,852             48,852                 0           *
Wheat First Securities, Custodian for
   William B. McKee u/a/d 5/15/97 (16)                   215,938            175,866            40,072           *
Mark Jazwin (17)                                          28,841             27,834             1,007           *
Barclay Investments, Inc. (15)                             4,581              4,581                 0           *
Edward Henderson (15)                                      4,581              4,581                 0           *
McKee & Co. ESOP (15)                                     43,758             43,758                 0           *
William B. McKee (15)                                    132,936            132,936                 0           *
Ron Marusiak (18)                                          2,446              1,257             1,189           *

---------------
*        Less than 1%.

(1) This table is based upon information supplied by the selling shareholders. Unless otherwise indicated in footnotes to this table, each of the shareholders named in this table has sole voting and investment power with respect to the shares shown as beneficially owned.

(2)   Assumes sale of all shares offered hereby.

(3) Includes 80,000 shares subject to exercise of warrants. Mr. Wright is Vice Chairman of our Board of Directors. See "Management."

(4) Mr. Hardegree is our Senior Vice President - Business Development. See "Management."

(5)   Includes 100,000 shares subject to exercise of warrants.

(6)   Includes 100,000 shares subject to exercise of warrants.

(7)   Includes 133,863 shares subject to exercise of warrants.

(8) Includes 5,497 shares subject to exercise of warrants offered under this prospectus by the selling shareholder and 115,000 shares subject to exercise of warrants not offered under this prospectus.

(9)   Includes 5,066 shares subject to exercise of warrants.

(10)  Includes 3,377 shares subject to exercise of warrants.

(11)  Includes 1,689 shares subject to exercise of warrants.

(12)  Includes 431 shares subject to exercise of warrants.

(13) Consists of shares held by certain affiliates of Berthel, including 192,888 subject to the conversion of 2,170 shares of Series A convertible preferred stock and 278,131 shares subject to exercise in full of warrants. information regarding Berthel's beneficial ownership of our common stock. Berthel has provided a significant amount of lease and debt financing to MCC. See "Certain Transactions" on page 26.

(14)  All shares subject to exercise of warrants.

(15) All shares subject to the exercise of warrants. Each warrant is exercisable to purchase units at an exercise price of $6.146 per unit. Each unit consists of two shares of common stock and one warrant to purchase one share of common stock at an exercise price of $9.50 per share.

(16) Includes 175,866 shares subject to exercise of warrants offered under prospectus and by the selling shareholder and 32,072 shares subject to the exercise of warrants not offered under this prospectus.

(17) Includes 27,834 shares subject to exercise of warrants offered under this prospectus and by the selling shareholder and 1,007 shares subject to the exercise of warrants not offered under this prospectus.

(18) Includes 1,257 shares subject to exercise of warrants offered under this prospectus and by the selling shareholder and 800 shares subject to the exercise of warrants not offered under this prospectus.

                              PLAN OF DISTRIBUTION

SELLING SHAREHOLDERS

         The selling shareholders may, without limitation and from time to time, sell all or a portion of their shares of common stock being registered hereunder on any stock exchange, market or trading facility on which the common stock is traded, at market prices prevailing at the time of sale, fixed prices or at negotiated prices. The common stock may, without limitation, be sold by the selling shareholders by one or more of the following methods:

         - Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

         - Block trades in which the broker-dealer engaged by any of the selling shareholders will attempt to sell the common stock as agent for such selling shareholder but may position and resell a portion of the block as principal to facilitate the transaction;

         - Purchases by a broker-dealer as principal and resale by such broker-dealer for its account;

         - Privately negotiated transactions;

         - In accordance with Rule 144 promulgated under the Securities Act of 1933, as amended, rather than pursuant to this prospectus;

         - A combination of any such methods of sale; or

         - Any other method permitted pursuant to applicable law.

         From time to time the selling shareholders may pledge their common stock pursuant to the margin provisions of the selling shareholder's customer agreements with its brokers. Upon a default by such a selling shareholder, the broker may, from time to time, offer and sell the pledged common stock.

         In effecting sales, brokers-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in such sales. Brokers-dealers may receive commissions or discounts from the selling shareholders (or, if any such broker-dealer acts as agent for the purchase of such common stock, from such purchaser) in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling shareholders to sell a specified number of common stock at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for the selling shareholders, to purchase as principal any unsold common stock at the price required to fulfill the broker-dealer commitment to the selling shareholders.

         The selling shareholders and any broker-dealers or agents that participate with the selling shareholders in sales of the common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933, as amended.

         MCC will pay all fees and expenses incident to the registration of our common stock pursuant to this prospectus, other than the fees and disbursements of counsel to the selling shareholders and underwriting discounts or commissions, if any.

WARRANTS

         General. The following is a brief summary of certain provisions of the Warrants, but such summary does not purport to be complete and is qualified in all respects by reference to the actual text of the Warrant Agreement between MCC and Firstar Trust Company (the "Warrant Agent"). A copy of the Warrant Agreement is filed as an exhibit to the registration statement of which this prospectus is a part.

         Exercise Price and Terms. Each Warrant entitles the holder thereof to purchase at any time on or prior to October 21, 1999, approximately 2.068 shares of common stock at a price of $3.143 per share, subject to adjustment in accordance with the anti-dilution and other provisions referred to below. The holder of any Warrant may exercise such Warrant by surrendering the certificate representing the Warrant to the Warrant Agent, with the subscription form on the reverse side of such certificate properly completed and executed, together with payment of the exercise price. The Warrants may be exercised at any time in whole or in part at the applicable exercise price until expiration of the Warrants. No fractional shares will be issued upon exercise of the Warrants. The exercise price of the Warrants bears no relation to any objective criteria of value, and should in no event be regarded as an indication of any future market price of the securities offered hereby.

         Adjustments. The exercise price and number of shares of common stock purchasable upon the exercise of the Warrants are subject to adjustment upon the occurrence of certain events, including stock dividends, stock splits, combinations and reclassification of the common stock, or sale by us of shares of common stock or other securities convertible into common stock at a price below the then applicable exercise price of the Warrants. Additionally, an adjustment would be made in the case of a reclassification or exchange of the common stock, consolidation or merger of MCC with or into another corporation (other than a consolidation or merger in which we are the surviving corporation) or sale of all or substantially all of our assets in order to enable warrant holders to acquire the kind and number of shares of stock or other securities or property receivable in such event by the holder of the number of shares of common stock that might otherwise have been purchased upon the exercise of the Warrant. No adjustment will be made until the cumulative adjustments in the exercise price per share amount to $.25 or more. Originally, the Warrants were issued at an exercise price of $6.50 per share. The current exercise price of $3.143 per share and the number of shares issuable upon exercise of the Warrants reflect cumulative adjustments to date.

         Redemption Provisions. The Warrants are subject to redemption at $.01 per Warrant on 30 days prior written notice to the Warrant holders if the closing bid price of the common stock averages in excess of $7.15 for a period of 20 consecutive trading days ending within 15 days of the notice of redemption. In the event that we exercise the right to redeem the Warrants, such Warrants will be exercisable until the close of business on the date for redemption fixed in such notice. If any Warrant called for redemption is not exercised by such time, it will cease to be exercisable and its holder will be entitled only to the redemption price. Since it is our present intention to exercise such right, Warrant holders should presume that we would call the Warrants for redemption if such criteria are met

         Transfer, Exchange and Exercise. The Warrants are in registered form and may be presented to the Warrant Agent for transfer, exchange or exercise at any time on or prior to their expiration date on October 21, 1999, at which time the Warrants become wholly void and of no value. If a market for the Warrants develops, the holder may sell the Warrants instead of exercising them. There can be no assurance, however, that a market for the Warrants will develop or continue.

         Warrant holder not a Shareholder. The Warrants do not confer upon holders any voting, dividend or other rights as shareholders of MCC.

         Modification of Warrant. MCC and the Warrant Agent may make such modifications to the Warrants as we deem necessary and desirable that do not adversely affect the interests of the Warrant holders. No other modifications may be made to the Warrants without the consent of the majority of the Warrant holders. Modification of the number of securities purchasable upon the exercise of any Warrant, the exercise price and the expiration date with respect to any Warrant requires the consent of the holder of such Warrant.

                          DESCRIPTION OF CAPITAL STOCK

COMMON STOCK


         Our authorized capital stock consists of 40,000,000 shares of Common Stock, without par value and 1,000,000 shares of Preferred Stock, without par value (the "Preferred Stock"). The following description of our capital stock is qualified in all respects by reference to our Restated Articles of Incorporation.


         As of April 9, 1999, approximately 10,329,867 shares of common stock were outstanding, held of record by 155 shareholders. The holders of the common stock are entitled to receive dividends when and as declared by the Board of Directors out of any funds lawfully available therefor. Holders of common stock are entitled to one vote per share on each matter submitted to a vote of MCC's shareholders. There are no preemptive rights associated with any of the shares of common stock. In the event of a liquidation, dissolution or winding upon of MCC, holders of common stock are entitled to share equally and ratably in MCC assets, if any, remaining after the payment of all of our debts and liabilities and payment of the liquidation preference of the holders of the Preferred Stock. The outstanding shares of common stock are, and the shares of common stock offered by us hereby when issued will be, fully paid and nonassessable.

PREFERRED STOCK

         Serial Preferred Stock. MCC's Board of Directors has the authority to establish one or more series of Preferred Stock and to determine, with respect to any series of Preferred Stock, the terms and rights of such series, including
(1) the designation of the series, (2) the number of shares of the series, which number the Board of Directors may thereafter increase or decrease (unless otherwise provided in the articles of amendment with respect to such series),
(3) whether dividends, if any, shall be cumulative or noncumulative, the dividend rate of the series and the relation which such dividends bear to the dividends payable on any other class or any other series of any class of stock,
(4) the dates at which dividends, if any, shall be payable, (5) the redemption rights and price or prices, if any, for shares of the series, (6) the terms and amount of any sinking fund provided for the purchase or redemption of shares of the series, (7) the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of MCC, (8) whether the shares of the series will be convertible into shares of any other class or series of stock, or any other security of MCC, and if so, the specification of such other class or series or such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates as of which such shares will be convertible and all other terms and conditions upon which such conversion may be made, (9) restrictions on the issuance of shares of the same series or any other class or series, (10) the voting rights, if any, of the holders of such series and (11) any other powers, preferences and relative, participating, optional or other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof. Our Articles of Amendment authorize us to issue up to 1,000,000 shares of Preferred Stock.

         As of the date of this prospectus, the Board of Directors has designated one series of preferred stock, Series A Convertible Preferred Stock ("Series A Preferred Stock"), of which 18,920 shares are issued and outstanding.

         Terms of Series A Preferred Stock. Holders of shares of Series A Preferred Stock are entitled to cumulative dividends in preference to any dividend on our common stock at the rate of 8% of the original issuance price per annum, payable at MCC's option in cash or in shares of common stock. If dividends are paid in shares of common stock, the dividend rate will be based upon the average closing bid price of the common stock over the 5-day trading period ending the day prior to the dividend payment date.

         In the event of any liquidation or winding up of MCC, holders of shares of Series A Preferred Stock will be entitled to a distribution in preference to the holders of common stock in an amount equal to the original issuance price per share. Any remaining assets will be distributed among the holders of the common stock.

         Each holder of the shares of Series A Preferred Stock will have the right to convert all or any part of such holder's shares of Series A Preferred Stock into shares of common stock at any time commencing one year after the first sale of shares of Series A Preferred Stock (the "Original Issuance Date"). The conversion rate will be equal to the original issuance price divided by a conversion price of $1.125 per share.

         All outstanding shares of Series A Preferred Stock will automatically convert into shares of common stock at the Series A Conversion Rate on the third anniversary of the Original Issuance Date.

         Shares of Series A Preferred Stock have no voting rights except as required by applicable law.

TRANSFER AGENT

         The Transfer Agent for our common stock is Firstar Trust Company, Milwaukee, Wisconsin.

                                  LEGAL MATTERS

         The validity of the securities offered hereby will be passed upon for our company by Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c., Milwaukee, Wisconsin.

                                     EXPERTS

         The consolidated financial statements as of December 31, 1998 and 1997 and for the years then ended included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as set forth in their report appearing elsewhere herein (which report expresses an unqualified opinion and includes an explanatory paragraph relating to substantial doubt about MCC's ability to continue as a going concern) and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). You may read and copy any reports, proxy statements or other information we file at the Commission's public reference room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 or at its public reference rooms in New York, New York, or Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. You can also obtain copies of our Commission filings by writing to the Public Reference Section of the

Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, many of our Commission filings are available at the Commission's site on the World Wide Web at "http//www.sec.gov."

         We have filed a registration statement on Form SB-2 to register with the Commission the common stock offered by this prospectus. This prospectus is part of that registration statement. As allowed by Commission rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. Statements contained in this prospectus concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

MURDOCK COMMUNICATIONS CORPORATION

TABLE OF CONTENTS
--------------------------------------------------------------------------------

                                                                             PAGE
INDEPENDENT AUDITORS' REPORT                                                 F-2

CONSOLIDATED FINANCIAL STATEMENTS:

  Consolidated Balance Sheets                                                F-3

  Consolidated Statements of Operations                                      F-5

  Consolidated Statements of Redeemable Securities                           F-6

  Consolidated Statements of Shareholders' Equity (Deficiency)               F-7

  Consolidated Statements of Cash Flows                                      F-9

  Notes to Consolidated Financial Statements                                 F-12

UNAUDITED INTERIM CONSOLIDATED

  FINANCIAL STATEMENTS:

  Consolidated Balance Sheets                                                F-37

  Consolidated Statements of Operations                                      F-39

  Consolidated Statements of Cash Flows                                      F-40

  Notes to Consolidated Financial Statements                                 F-41


INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders of Murdock Communications Corporation
Cedar Rapids, Iowa

We have audited the accompanying consolidated balance sheets of Murdock Communications Corporation and subsidiaries (the "Company") as of December 31, 1998 and 1997, and the related consolidated statements of operations, redeemable securities, shareholders' equity (deficiency) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Murdock Communications Corporation and subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company's recurring losses from operations and deficit working capital raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.



DELOITTE & TOUCHE LLP


March 22, 1999

MURDOCK COMMUNICATIONS CORPORATION

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 1998 AND 1997
--------------------------------------------------------------------------------

                                                                               1998              1997
ASSETS (Notes 6 and 7)
CURRENT ASSETS:
  Cash                                                                    $  1,722,033       $    547,737
  Accounts receivable, less allowance for doubtful
    accounts: 1998 - $654,793; 1997 - $376,589                               1,690,302            846,414
  AT&T commission receivable (Note 2)                                           62,513                 --
  Prepaid expenses and other current assets                                    280,568            109,186
                                                                          ------------       ------------
           Total current assets                                              3,755,416          1,503,337
                                                                          ------------       ------------

PROPERTY AND EQUIPMENT:
  Land and building                                                          1,171,659            463,693
  Telecommunications equipment                                               9,013,509          8,530,536
  Furniture and equipment                                                      748,512            537,550
                                                                          ------------       ------------
                                                                            10,933,680          9,531,779
  Accumulated depreciation                                                  (8,097,752)        (7,400,982)
                                                                          ------------       ------------
                                                                             2,835,928          2,130,797

  Telecommunications equipment under capital lease,
    net of accumulated amortization:  1998 - $3,326,300;
    1997 - $3,209,405                                                          181,630            370,706
                                                                          ------------       ------------
           Property and equipment, net                                       3,017,558          2,501,503
                                                                          ------------       ------------

OTHER ASSETS:
  Goodwill, net of accumulated amortization:
    1998 - $697,324; 1997 - $70,061                                         11,643,882          4,133,648
  Cost of purchased site contracts, net of accumulated amortization:
    1998 - $669,597;  1997 - $740,330                                          173,576            484,355
  Other intangible assets, net of accumulated amortization:
    1998 - $348,208; 1997 - $22,911                                            659,155            397,556
  Investments, at cost (Note 17)                                             1,500,296                 --
  Prepaid commissions                                                        1,704,444                 --
  Other noncurrent assets                                                      223,963            365,654
                                                                          ------------       ------------

           Total other assets                                               15,905,316          5,381,213
                                                                          ------------       ------------

TOTAL                                                                     $ 22,678,290       $  9,386,053
                                                                          ============       ============

See notes to consolidated financial statements.

MURDOCK COMMUNICATIONS CORPORATION

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 1998 AND 1997
--------------------------------------------------------------------------------

LIABILITIES  AND SHAREHOLDERS' EQUITY (DEFICIENCY)

                                                                                          1998                1997
  CURRENT LIABILITIES:
  Notes payable (Note 6)                                                              $  7,401,371       $  1,715,000
  Outstanding checks in excess of bank balances                                                 --            231,452
  Accounts payable                                                                       1,204,690          1,684,090
  Accrued expenses                                                                       2,059,362          1,453,334
  Current portion of capital lease obligations
    principally with a related party (Note 12)                                             868,754            181,322
  Current portion of long-term debt with related parties (Note 7)                          828,331            949,497
  Current portion of long-term debt, others (Note 7)                                       199,287            259,654
                                                                                      ------------       ------------
           Total current liabilities                                                    12,561,795          6,474,349

  LONG-TERM LIABILITIES:
  Capital lease obligations principally with a related party,
    less current portion (Note 12)                                                       3,133,077          3,375,011
  Long-term debt with related parties, less current portion (Note 7)                     2,105,325          3,293,829
  Long-term debt, others, less current portion (Note 7)                                    725,381            292,493
  Accumulated loss of joint venture in excess of initial investment (Note 5)                60,393            380,913
  Deferred income                                                                           15,189             51,447
                                                                                      ------------       ------------
           Total liabilities                                                            18,601,160         13,868,042
                                                                                      ------------       ------------
COMMITMENTS AND CONTINGENCIES (Note 12)


SHAREHOLDERS' EQUITY (DEFICIENCY) (Note 1):
  8% Series A Convertible Preferred Stock, $100 stated value (Note 8):
    Authorized - 50,000 shares
    Issued and outstanding: 1998 - 18,920 ($1,892,000
      liquidation value);
      1997 - 16,250 shares                                                               1,837,109          1,544,146
  Common stock, no par or stated value (Note 10):
    Authorized - 20,000,000 shares
    Issued and outstanding:  1998 - 10,329,867 shares; 1997 - 4,458,439
      shares                                                                            19,834,810         11,343,308
  Common stock warrants (Note 9):
    Issued and outstanding:  1998 - 4,420,763; 1997 - 2,149,279                            438,905            315,400
  Additional paid-in capital                                                               134,000            134,000
  Accumulated deficit                                                                  (18,167,694)       (17,818,843)
                                                                                      ------------       ------------
           Total  shareholders' equity (deficiency)                                      4,077,130         (4,481,989)
                                                                                      ------------       ------------

TOTAL                                                                                 $ 22,678,290       $  9,386,053
                                                                                      ============       ============


MURDOCK COMMUNICATIONS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 1998 AND 1997
--------------------------------------------------------------------------------

                                                                             1998                1997
REVENUES:
  Call processing                                                        $ 32,386,570       $  7,629,116
  Other revenue                                                             1,601,529            788,004
                                                                         ------------       ------------
           Total revenues                                                  33,988,099          8,417,120
                                                                         ------------       ------------
COST OF SALES:
  Call processing                                                          21,859,097          5,958,335
  Other cost of sales                                                         516,220            314,322
  Nonstandard international bad debt expense                                  390,276                 --
                                                                         ------------       ------------
           Total cost of sales                                             22,765,593          6,272,657
                                                                         ------------       ------------
GROSS PROFIT                                                               11,222,506          2,144,463
                                                                         ------------       ------------
OPERATING EXPENSES:
  Selling, general and administrative expense                               7,468,246          4,702,754
  Depreciation and amortization expense                                     1,848,748          2,142,773
  Loss from impairment of property, equipment and intangible assets                --          1,353,010
                                                                         ------------       ------------
           Total operating expenses                                         9,316,994          8,198,537
                                                                         ------------       ------------
INCOME (LOSS) FROM OPERATIONS                                               1,905,512         (6,054,074)
                                                                         ------------       ------------
NONOPERATING  INCOME (EXPENSE):
  Gain on AT&T contract buyout (Note 2)                                       453,396                 --
  Interest expense                                                         (2,426,140)          (847,203)
  Other income                                                                  8,906                 --
                                                                         ------------       ------------
           Total nonoperating income (expense)                             (1,963,838)          (847,203)
                                                                         ------------       ------------
LOSS BEFORE INCOME TAX EXPENSE AND
JOINT VENTURE LOSS                                                            (58,326)        (6,901,277)

Loss from joint venture (Note 5)                                               41,546            993,329
Income tax expense (Note 11)                                                   74,466              5,402
                                                                         ------------       ------------

NET LOSS                                                                     (174,338)        (7,900,008)

Dividends and accretion on 8% Series A Convertible Preferred Stock           (174,513)           (35,007)
                                                                         ------------       ------------

NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS                             $   (348,851)      $ (7,935,015)
                                                                         ------------       ------------
BASIC AND DILUTED NET LOSS PER COMMON SHARE                              $       (.06)      $      (1.89)
                                                                         ------------       ------------

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING                                  5,422,783          4,208,439
                                                                         ============       ============





See notes to consolidated financial statements.

MURDOCK COMMUNICATIONS CORPORATION

CONSOLIDATED STATEMENTS OF REDEEMABLE SECURITIES
YEARS ENDED DECEMBER 31, 1998 AND 1997
--------------------------------------------------------------------------------


                                               10% SERIES A
                                                REDEEMABLE
                                              PREFERRED STOCK
BALANCE AT JANUARY 1, 1997                      $ 24,480

  Accrued dividends on 10% Series A
    Redeemable Preferred Stock                       170

  Repurchase of 200 shares of 10% Series A
    Redeemable Preferred Stock                   (24,650)
                                                --------
BALANCE AT DECEMBER 31, 1997 AND 1998           $     --
                                                ========


See notes to consolidated financial statements.

MURDOCK COMMUNICATIONS CORPORATION

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIENCY)
YEARS ENDED DECEMBER 31, 1998 AND 1997
--------------------------------------------------------------------------------

                                                  8% SERIES A
                                                  CONVERTIBLE                                                    COMMON STOCK
                                                PREFERRED STOCK                 COMMON STOCK                       WARRANTS
                                           -------------------------     ---------------------------     --------------------------
                                              NUMBER                       NUMBER                          NUMBER
                                                OF                           OF                              OF
                                              SHARES        ISSUED         SHARES          ISSUED         WARRANTS        ISSUED
BALANCES AT JANUARY 1, 1997                      --    $         --       4,152,494     $ 10,820,898      1,173,089     $ 113,336
Insurance of options to directors                --              --              --               --             --            --
Accrued dividends on 10% Series A                --              --              --               --             --            --
    Redeemable Preferred Stock
Exercise of common stock warrants                --              --           5,945           10,536         (3,089)       (4,936)
Conversion of notes payable, accrued
    interest and long-term debt with a
    related party into common stock
    (Note 7)                                     --              --         465,265        1,334,274             --            --
Issuance of 8% Series A Convertible
    Preferred Stock, net of offering
    costs of $87,636                         16,250       1,537,364              --               --             --            --
Issuance of common stock in
    connection with the acquisition of
    PIC and PIC-R (Note 3)                       --              --         300,000          511,874             --            --
Issuance of warrants to
    Berthel in connection with lease
    and note modifications                       --              --              --               --        979,279       207,000
Recission of conversion of notes
    payable, accrued interest and long-
    term debt with a related party into
    common stock (Note 7)                        --              --        (465,265)      (1,334,274)            --            --
Accretion to conversion price of 8%
    Series A Convertible
    Preferred Stock                              --           6,782              --               --             --            --
Accrued dividends on 8% Series A
    Convertible Preferred Stock                  --              --              --               --             --            --
Net loss for 1997                                --              --              --               --             --            --
BALANCES AT DECEMBER 31, 1997                16,250    $  1,544,146       4,458,439     $ 11,343,308      2,149,279     $ 315,400
                                           ========    ============     ===========     ============      =========     =========

                                                                           SHARE-
                                          ADDITIONAL                       HOLDERS'
                                           PAID-IN     ACCUMULATED         EQUITY
                                           CAPITAL       DEFICIT        (DEFICIENCY)
BALANCES AT JANUARY 1, 1997                $124,000    $ (9,883,658)    $ 1,174,576
Insurance of options to directors            10,000              --          10,000
Accrued dividends on 10% Series A
    Redeemable Preferred Stock                   --            (170)           (170)
Exercise of common stock warrants                --              --           5,600
Conversion of notes payable, accrued
    interest and long-term debt with a
    related party into common stock
    (Note 7)                                     --              --       1,334,274
Issuance of 8% Series A Convertible
    Preferred Stock, net of offering
    costs of $87,636                             --              --       1,537,364
Issuance of common stock in
    connection with the acquisition of
    PIC and PIC-R (Note 3)                       --              --         511,874
Issuance of warrants to
    Berthel in connection with lease
    and note modifications                       --              --         207,000
Recission of conversion of notes
    payable, accrued interest and long-
    term debt with a related party into
    common stock (Note 7)                        --              --      (1,334,279)
Accretion to conversion price of 8%
    Series A Convertible
    Preferred Stock                              --          (6,782)             --
Accrued dividends on 8% Series A
    Convertible Preferred Stock                  --         (28,225)        (28,225)
Net loss for 1997                                --      (7,900,008)     (7,900,008)
                                           --------    ------------     -----------
BALANCES AT DECEMBER 31, 1997              $134,000    $(17,818,843)    $(4,481,989)
                                           ========    ============     ===========

                                                                     (Continued)

MURDOCK COMMUNICATIONS CORPORATION

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIENCY)
YEARS ENDED DECEMBER 31, 1998 AND 1997 (CONCLUDED)
--------------------------------------------------------------------------------

                                               8% SERIES A CONVERTIBLE                                        COMMON STOCK
                                                  PREFERRED STOCK                 COMMON STOCK                  WARRANTS
                                               ------------------------       ---------------------       --------------------
                                               NUMBER                         NUMBER                      NUMBER
                                                 OF                             OF                          OF
                                               SHARES         ISSUED          SHARES         ISSUED      WARRANTS      ISSUED
BALANCES AT DECEMBER 31, 1997                   16,250    $  1,544,146       4,458,439    $11,343,308    2,149,279    $315,400

  Issuance of 8% Series A Convertible
    Preferred Stock, net of issuance costs
    of $5,228                                    2,670         261,772              --             --           --          --

  Issuance of common stock and
    warrants in connection with the
    acquisition of Incomex (Note 4)                 --              --       1,900,000      2,494,375      155,384      29,797

  Exercise of warrants by a related
    party                                           --              --       1,100,000      1,752,396   (1,100,000)   (322,396)

  Issuance of warrants in connection
    with debt financing with a related
    party (Note 12)                                 --              --              --             --      350,000     165,396

  Issuance of warrants in connection
    with debt financing of which 739,000
    are with related parties (Note 6)               --              --              --             --    2,700,000     221,288

  Issuance of warrants in lieu of director
    and consulting fees                             --              --              --             --       45,000       5,200

  Issuance of warrants in lieu of agent
    fees to a related party (Note 6)                --              --              --             --      121,100      24,220

  Issuance of common stock in connection
    with the acquisition of PIC (Note 3)            --              --       2,871,428      4,244,731           --          --

  Accretion to conversion price of 8%
    Series A Convertible Preferred Stock            --          31,191              --             --           --          --

  Accrued dividends on 8% Series A
    Convertible Preferred Stock                     --              --              --             --           --          --

  Net loss for 1998                                 --              --              --             --           --          --
                                             ---------    ------------      ----------    -----------    ---------    --------
BALANCES AT DECEMBER 31, 1998                   18,920    $  1,837,109      10,329,867    $19,834,810    4,420,763    $438,905
                                             =========    ============      ==========    ===========    =========    ========




                                                                              SHARE-
                                             ADDITIONAL                       HOLDERS'
                                              PAID-IN      ACCUMULATED        EQUITY
                                              CAPITAL       DEFICIT        (DEFICIENCY)
BALANCES AT DECEMBER 31, 1997                  134,000    $(17,818,843)   $ (4,481,989)

  Issuance of 8% Series A Convertible
    Preferred Stock, net of issuance costs
    of $5,228                                       --              --         261,772

  Issuance of common stock and
    warrants in connection with the
    acquisition of Incomex (Note 4)                 --              --       2,524,172

  Exercise of warrants by a related
    party                                           --              --       1,430,000

  Issuance of warrants in connection
    with debt financing with a related
    party (Note 12)                                 --              --         165,396

  Issuance of warrants in connection
    with debt financing of which 739,000
    are with related parties (Note 6)               --              --         221,288

  Issuance of warrants in lieu of director
    and consulting fees                             --              --           5,200

  Issuance of warrants in lieu of agent
    fees to a related party (Note 6)                --              --          24,220

  Issuance of common stock in connection
    with the acquisition of PIC (Note 3)            --              --       4,244,731

  Accretion to conversion price of 8%
    Series A Convertible Preferred Stock            --         (31,191)             --

  Accrued dividends on 8% Series A
    Convertible Preferred Stock                     --        (143,322)       (143,322)

  Net loss for 1998                                 --        (174,338)       (174,338)
                                             ---------    ------------    ------------
BALANCES AT DECEMBER 31, 1998                $ 134,000    $(18,167,694)   $  4,077,130
                                             =========    ============    ============


See notes to consolidated financial statements.

MURDOCK COMMUNICATIONS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1998 AND 1997
--------------------------------------------------------------------------------

                                                                                           1998            1997
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                                                                $  (174,338)   $(7,900,008)
Adjustments to reconcile net loss to net cash flows from operating activities:
  Loss from impairment of property, equipment and intangible assets                              --      1,353,010
  Depreciation and amortization, including amortization of technology license             1,848,748      2,226,106
  Noncash interest expense                                                                  271,623        359,141
  Noncash compensation expense                                                                   --         10,000
  Noncash commission expense                                                                 71,000             --
  Recognition of deferred gains from equipment sales with a related party                        --        (22,428)
  Loss from joint venture                                                                    41,546        993,329
  Changes in operating assets and liabilities, excluding the effects of acquisitions:
    Receivables                                                                            (727,670)       783,621
    Other current assets                                                                    (60,285)       130,684
    Prepaid commissions                                                                    (730,269)            --
    Other noncurrent assets                                                                 260,654       (187,372)
    Outstanding checks in excess of bank balances                                          (247,255)       134,192
    Accounts payable                                                                       (717,933)       873,691
    Accrued expenses                                                                       (539,525)        64,367
    Deferred income                                                                         (36,258)            --
                                                                                        -----------    -----------
         Net cash flows from operating activities                                          (739,962)    (1,181,667)
                                                                                        -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment                                                      (766,176)      (641,229)
  Cash paid for acquisitions                                                               (130,155)      (640,156)
  Payments for site contracts                                                                (2,875)       (48,697)
  Capitalized software development costs                                                         --       (138,013)
  Cash paid for investments                                                              (1,500,296)            --
  Cash advanced to joint venture                                                           (362,065)      (262,869)
  Cash acquired with acquisitions                                                            16,574         49,713
                                                                                        -----------    -----------
           Net cash flows from investing activities                                      (2,744,993)    (1,681,251)
                                                                                        -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments on capital lease obligations, primarily to a related party                      (264,822)      (217,344)
  Proceeds from capital lease obligations with a related party                              710,320             --
  Borrowings on notes payable                                                             5,406,000      1,470,000
  Borrowings of long-term debt with related parties                                              --         54,021
  Payments on notes payable                                                              (1,656,241)      (595,000)
  Payments on long-term debt with related parties                                          (719,005)       (46,016)
  Payments on long-term debt, others                                                       (152,479)       (15,217)
  Dividends paid on 10% Series A Redeemable Preferred Stock                                      --           (170)
  Repurchase of 10% Series A Redeemable Preferred Stock and common stock warrants                --        (24,480)
  Proceeds from issuance of common stock and warrants                                     1,430,000          5,600
  Proceeds from issuance of 8% Series A Convertible Preferred Stock                          50,000      1,625,000
  Payments for offering costs                                                              (144,522)       (87,636)
                                                                                        -----------    -----------
           Net cash flows from financing activities                                       4,659,251      2,168,758
                                                                                        -----------    -----------

NET INCREASE (DECREASE) IN CASH                                                           1,174,296       (694,160)

CASH AT BEGINNING OF YEAR                                                                   547,737      1,241,897
                                                                                        -----------    -----------

CASH AT END OF YEAR                                                                     $ 1,722,033    $   547,737
                                                                                        ===========    ===========

SUPPLEMENTAL DISCLOSURE:
  Cash paid during the year for interest, principally to a related party                $ 2,183,214    $   389,438
  Cash paid during the year for income taxes                                                 24,466          5,402


See notes to consolidated financial statements.

MURDOCK COMMUNICATIONS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1998 AND 1997 (CONTINUED)
--------------------------------------------------------------------------------


SUPPLEMENTAL DISCLOSURES OF 1998 NONCASH OPERATING, INVESTING AND FINANCING
ACTIVITIES:

The Company recorded the following increases as a result of its acquisition of
Incomex:


Accounts receivable                    $ 178,731
Other current assets                     111,097
Telecommunications equipment               3,242
Furniture and equipment                   52,787
Accumulated depreciation                 (13,851)
Goodwill                                 920,947
Commission advances                      974,175
Other assets                               9,964
Notes payable                           (821,697)
Outstanding checks over bank balance     (15,803)
Accounts payable                        (133,533)
Accrued expenses                        (826,985)
Common stock                            (422,500)
                                       ---------
Cash acquired with acquisition         $  16,574
                                       =========

The Company recorded deferred loan costs of $445,901 in connection with the issuance of warrants to purchase 3,171,000 shares of common stock in the Company in connection with debt financing and 155,384 shares of common stock in the Company in connection with the Incomex earnout.

The Company recorded a note payable of $25,000 in exchange for accrued consulting fees.

The Company recorded a note payable of $5,000 in exchange for accrued director fees.

The Company recorded an increase to the carrying value of the 8% Series A Convertible Preferred Stock and a charge to accumulated deficit of $31,191 representing the current year's accretion to its conversion price.

The Company recorded an increase in accrued expense and a charge to accumulated deficit of $143,322 for the cumulative dividends earned by the holders of the 8% Series A Convertible Preferred Stock.

The Company recorded prepaid commissions of $180,000 and accrued expenses of $37,000 in connection with the issuance of 2,170 shares of 8% Series A Convertible Preferred Stock.

The Company recorded long-term debt, others and land and building of $525,000 in connection with the purchase of ATN's building.

The Company recorded goodwill of $3,916,889, accounts payable of $135,000, accrued expenses of $153,059, common stock of $4,244,731 and decreased long-term debt by $527,389 and issued 571,428 shares of common stock in connection with the PIC earnout as discussed in Note 3.

The Company recorded goodwill of $4,103,776, accrued expenses of $59,187, issued notes payable of $1,084,915 and common stock of $2,469,609 in connection with the Incomex purchase as discussed in Note 4.

See notes to consolidated financial statements.

MURDOCK COMMUNICATIONS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1998 AND 1997 (CONCLUDED)
--------------------------------------------------------------------------------


SUPPLEMENTAL DISCLOSURES OF 1997 NONCASH OPERATING, INVESTING AND FINANCING
ACTIVITIES:

The Company contributed telecommunications equipment with a carrying value of $349,574 as its initial investment in a joint venture (see Note 5).

The Company recorded the following increases as a result of its acquisitions of PIC and PIC-R:



Accounts receivable                             $   403,753
Other current assets                                 53,894
Telecommunications equipment                      1,269,046
Furniture and equipment                             193,787
Accumulated depreciation                           (244,761)
Goodwill                                          3,563,553
Purchased equipment location contracts              420,466
Accumulated amortization                           (193,125)
Other noncurrent assets                              70,421
Notes payable                                      (840,000)
Outstanding checks in excess of bank balances       (97,260)
Accounts payable                                   (279,917)
Accrued expenses                                   (437,780)
Long-term debt with related parties              (1,400,000)
Long-term debt, others                           (2,019,916)
Common stock                                       (511,874)
                                                -----------
Cash acquired with acquisitions                 $    49,713
                                                ===========

The Company recorded deferred loan and lease restructuring costs of $207,000 in connection with the issuance of warrants to purchase 979,279 shares of common stock in the Company to Berthel.

In connection with the modification of capital lease obligations with Berthel, the Company recorded additional deferred lease restructuring costs and capital lease obligations of $210,854.

The Company recorded an increase to the carrying value of the 8% Series A Convertible Preferred Stock and a charge to accumulated deficit of $6,782 representing the current year's accretion to its conversion price.

The Company recorded an accrued expense and a charge to accumulated deficit of $28,225 for the cumulative dividends earned by the holders of the 8% Series A Convertible Preferred Stock.

The Company recorded an increase in accrued expense and telecommunications equipment under capital lease for $235,000 representing sales taxes on lease payments.


See notes to consolidated financial statements.

MURDOCK COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1998 AND 1997
--------------------------------------------------------------------------------


1.  BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

    DESCRIPTION OF BUSINESS - Murdock Communications Corporation (individually, or collectively with its wholly-owned subsidiaries discussed below, referred to herein as the "Company") is engaged in the business of providing operator services and call processing to North American payphones, hotels and institutions, database profit management services and telecommunications billing and collection services for the hospitality industry and outsourced operator services for the telecommunications industry.

    Through a series of acquisitions and new product development, the Company has transformed itself over the last year from a long distance reseller of AT&T network services to U.S. hotels to being a communications provider in North America, primarily servicing the hospitality and pay telephone businesses.

    The Company operates its business under three business units. Murdock Technology Services ("MTS"), formerly the operating unit of Murdock Communications Corporation, was the unit responsible for marketing of AT&T operator services. In light of the declining volume and narrow margin of the AT&T business, and the Company's refocused business strategy, the Company reached an agreement with AT&T to terminate their marketing agreement effective October 15, 1998. After the effective date of the termination, AT&T directly managed the existing customers under the contract and revenues from the AT&T agreement ended effective in the fourth quarter of 1998. As a result of the termination, the Company recorded a one-time gain in the fourth quarter of $453,396.

    The MTS division was created in 1998 to meet the needs of the hospitality telecommunications management market by providing database profit management services and other value added telecommunication services. The division's main product, the Telemanager, is a proprietary software and hardware product, created to help manage telecommunication installations and services in the hospitality market. At December 31, 1998, MTS has installed the Telemanager in approximately 174 locations compared with 80 locations at December 31, 1997.

    Effective October 31, 1997, the Company purchased Priority International Communications, Inc. ("PIC") (see Note 3). PIC is primarily engaged in the business of providing long-distance telecommunications services to patrons of hotels and public and private payphone owners with which PIC has contracts to provide such services. Services include, but are not limited to, credit card billing services, live operator services, automated collection and messaging delivery services, voice mail services and telecommunications consulting. At December 31, 1998, PIC maintains site contracts with and provides services for approximately 207 customers throughout the United States (257 customers at December 31, 1997).

    Also, on October 31, 1997, the Company purchased PIC Resources Corp. ("PIC-R") (see Note 3). PIC-R, operating through its wholly-owned subsidiary ATN Communications, Incorporated ("ATN"), is primarily engaged in the business of providing carrier services for long-distance telecommunications companies throughout the United States. PIC-R handles incoming operator assisted calls with their operators on location. Together, PIC, PIC-R and ATN comprise the second business unit, known as "PIC/ATN".

    On February 13, 1998, the Company purchased Incomex, Inc. ("Incomex"), the Company's third business unit (see Note 4). Incomex is primarily engaged in the business of providing international operator services to the hospitality industry from Mexico to the United States. At December 31, 1998, Incomex maintains contracts with approximately 95 hotel and resort hotel properties located in Mexico compared with approximately 80 at February 13, 1998.

    BASIS OF PRESENTATION - The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has an accumulated deficit of $18.2 million, and current liabilities exceed current assets by $8.8 million at December 31, 1998. These factors, among others, indicate that the Company may be unable to continue as a going concern for a reasonable period of time. Management's plans to sustain operations are discussed below.

    The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to obtain additional financing and refinancing as may be required, and ultimately to attain profitable operations. Management's plans to accomplish these objectives include, but are not limited to, the following:

    - Continuing integration of the PIC/ATN and Incomex acquisitions (see Notes 3 and 4). Management believes these acquisitions will continue to provide additional positive cash flows as the companies are more fully integrated and generate additional sources of call processing traffic.

    - Obtaining a line of credit which would enable the Company to restructure its debt position and finance future growth.

    - Successful implementation and market acceptance of the Telemanager system, a new source of revenues to the Company in 1998, that is being marketed to new and existing customers. Telemanager provides the Company's customers with information regarding the hotel's telecommunication system in graphs and reports that are easy to read and understand by persons lacking specialized expertise in telecommunications.

    - During the first quarter of 1999, the Company raised $1,500,000 of cash from debt financing (see Note 18). The Company does not believe that its existing capital and anticipated funds from operations will be sufficient to meet its anticipated cash needs for working capital, capital expenditures, debt obligations and investments in acquisitions in 1999. The Company currently estimates that it will need at least $10 million, including the $1,500,000 above, in debt or equity financings in 1999, in addition to cash flows from operations, to fund its cash requirements and initial investments in AcNet and ACTEL (see Note 17).

    PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of the Company, the accounts of PIC and PIC-R effective October 31, 1997, and effective February 13, 1998, the accounts of Incomex, its wholly-owned subsidiaries. Significant intercompany accounts and transactions have been eliminated in consolidation.

    USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the collectibility of receivables and impairment of long-lived assets.

    CERTAIN RISK CONCENTRATIONS - The Company derived 12% and 24% of its revenues in 1998 from two customers of PIC/ATN and 54% of its revenues from AT&T in 1997. At December 31, 1998 and 1997, 3% and 12%, respectively, of the Company's receivables were due from AT&T. The Company's agreement with AT&T ended in the fourth quarter of 1998. Also, substantially all of the Company's leasing arrangements are with Berthel Fisher & Company and its subsidiaries, and their affiliated leasing partnerships ("Berthel"). Berthel owned 14.8% and 9.2% of the Company's outstanding common stock at December 31, 1998 and 1997, respectively.

    REVENUE RECOGNITION - Revenues derived from the AT&T commission agreement related to calls were recognized as revenues as the calls were placed. Additional bonuses, primarily for reaching the number of contracted rooms or calls specified in the agreement, were recognized when the specified criteria had been met.

    A growing portion of the Company's revenues are now derived from processing long-distance telephone calls. The gross charges for these calls are recognized as revenues by the Company as the calls are placed. At the same time, amounts are recorded as cost of services for long distance charges from the carrier of the calls, as well as charges for processing the calls, bad debts and commissions to be paid based on the Company's prior experience for these items.

    PROPERTY AND EQUIPMENT - Property and equipment are stated at cost. For financial reporting purposes, depreciation and amortization are computed on these assets using the straight-line method over their estimated useful lives ranging from three to 28 years. For income tax purposes, accelerated methods are used. Amortization of telecommunications equipment under capital lease is included with depreciation expense.

    The Company accounts for its telecommunications equipment leases as capital leases under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 13. Accordingly, the cost of the leased assets and the related obligations under the lease agreements are recorded at the inception of the lease. The leases are generally for four to five years.

    The Company periodically reviews long-lived assets and intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. During 1997, the Company recorded an impairment write-down with respect to telecommunications equipment owned and under capital lease, purchased site contracts and a technology license of $1,353,010 based on the estimated discounted future cash flows expected to be generated by such assets. The write-down primarily related to call processing equipment at hotels and a technology license for such equipment which became functionally obsolete upon the acquisition of PIC-R since calls can be processed directly by PIC-R without utilizing such equipment.

    GOODWILL - Goodwill is amortized on the straight-line method over 10 years.

    COST OF PURCHASED SITE CONTRACTS - The cost of obtaining site contracts is amortized over the term of the related contracts, generally one to three years, using the straight-line method.

    OTHER INTANGIBLE ASSETS - Other intangible assets consist of software development costs, a technology license and deferred lease and loan restructuring costs.

    Software development costs of $138,013 at December 31, 1998 and 1997 were incurred for products and significant product enhancements subsequent to establishment of their technological feasibility and prior to their general release to customers. These costs were capitalized and stated net of accumulated amortization of $68,915 and $22,911 at December 31, 1998 and December 31, 1997, respectively. The ultimate recovery of the costs is dependent on the Company's ability to achieve a level of market acceptance which will generate revenues and profits in amounts sufficient to permit such recovery. The Company evaluates the recoverability of capitalized software development costs by project on a periodic basis. Capitalized software development costs are amortized using the straight-line method over three years.

    The technology license was stated at cost of $500,000 and net of accumulated amortization of $258,333 at December 31, 1996 and was being amortized over the technology's estimated useful life of five years using the straight-line method. Such license was written-off during 1997 as discussed above.

    Deferred lease and loan restructuring costs incurred, net of amortization, in connection with lease and loan modification agreements of $869,350 and $282,454 at December 31, 1998 and 1997, respectively, have been deferred and are being amortized over the restructured lease and loan agreement term of five years using the effective interest method. Accumulated amortization related to deferred lease and loan restructuring costs are $279,293 and none at December 31, 1998 and 1997, respectively.

    INVESTMENTS - The Company owns a note receivable convertible into preferred stock and convertible preferred stock. Such investments are accounted for at cost and are not readily marketable. Should these investments experience a decline in value that is other than temporary, the Company will recognize a loss to reflect such decline.

    INCOMEX FUNCTIONAL CURRENCY - All contracts Incomex has entered into with their customers are denominated in United States dollars.

    INVESTMENT IN JOINT VENTURE - The Company's 50% investment in joint venture is accounted for under the equity method. Losses in excess of the Company's investment are recorded when the Company has a legal obligation or is otherwise committed to provide additional financial support. An other than temporary decline in the value of the investment is recognized through a write-down or write-off of the investment.

    INCOME TAXES - The Company files a consolidated federal and certain consolidated state income tax returns with its subsidiaries. Some states do not allow the filing of a consolidated state tax return, and therefore, certain subsidiaries file a separate state income tax return. Deferred income taxes are provided for the tax consequences in future years of temporary differences between the tax basis of assets and liabilities and their financial reporting amounts, based on enacted tax laws and tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. Income tax expense is the tax payable for the year and the change during the period in deferred tax assets and liabilities.

    ACCRETION ON PREFERRED STOCK - Up to the date of conversion, the Company accretes the carrying value of the 8% Series A Convertible Preferred Stock (net of offering costs incurred) to the conversion price by the effective interest method.

    CUMULATIVE DIVIDENDS ON PREFERRED STOCK - Cumulative dividends on the 8% Series A Convertible Preferred Stock are deducted from accumulated deficit as the dividends are earned by the holders and an accrued liability is recorded.

    STOCK-BASED COMPENSATION - The Company measures stock-based compensation cost with employees as the excess of the fair value of the Company's common stock at date of grant over the amount the employee must pay for the stock. The Company measures stock-based compensation with other than employees as the fair value of the goods or services received or the fair value of the equity instrument issued, whichever is more reliably measurable.

    NET LOSS PER COMMON SHARE - Basic net loss per common share is based on the weighted average number of shares of common stock outstanding during the year. Diluted net loss per common share is the same as basic net loss per share due to the antidilutive effect on net loss per share of any assumed conversion of convertible securities or exercise of options and warrants.

    RECLASSIFICATIONS - Certain amounts in the 1997 financial statements have been reclassified to conform with the current year's presentation.

    IMPACT OF NEW ACCOUNTING PRONOUNCEMENTS - In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 establishes standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The Company has not yet determined if the adoption of SFAS No. 133 will have an impact on the Company's consolidated results of operations, financial position or cash flow.

2.  AT&T COMMISSION AGREEMENT

    During 1995, the Company entered into an agreement with AT&T with an effective date of December 16, 1995 (the "Old Agreement"). Under the Old Agreement, the Company received commissions based on the number of calls made, management fees based on 10% of the commissions earned, compliance incentive bonuses determined quarterly and paid monthly based on the number of calls processed each month and various additional bonuses, including a $1 million bonus to be paid in four quarterly installments for contracting 100,000 rooms under the Old Agreement by July 1, 1996. Prior to July 1, 1996, the Company had reached the 100,000 room threshold and recognized the $1 million bonus. During 1996, an amended agreement was executed which accelerated the payment dates of the final two quarterly installments to February 28, 1997 and May 1, 1997.

    The Old Agreement, as amended, included provisions for the refund of $1,000,000 in bonuses paid to the Company by AT&T should the Company terminate the agreement or fail to comply with the agreement. AT&T had reserved a number of grounds to terminate the Old Agreement, as amended, prior to its expiration, primarily related to certain compliance and quality standards. AT&T was responsible for determining if the Company was in compliance with certain standards set forth in the Old Agreement, as amended, including achieving a 94% compliance rate with respect to AT&T dialing standards. The Company achieved a compliance rate above 94% and, therefore, has not forfeited any compliance bonuses received. Management is not aware of any noncompliance nor has the Company been notified of any noncompliance with the Old Agreement, as amended.

    During 1997, a new agreement was executed with an effective date of January 16, 1998 (the "New Agreement"). By executing the New Agreement, the Company received a signing bonus of $200,000. Under the New Agreement, the Company received monthly commissions based on the number of calls made, bonuses of up to $400,000 based on the number of calls processed during the year and monthly compliance incentive bonuses based on the number of calls processed each month. The New Agreement included provisions for the refund of the bonus payments should the Company terminate the New Agreement or fail to comply with the New Agreement. AT&T was responsible for determining if the Company was in compliance with certain standards, as set forth in the New Agreement. AT&T reserved a number of grounds to terminate the New Agreement prior to its expiration, with or without cause.

    During 1998, the Company and AT&T agreed to terminate the agreement with an effective date of October 15, 1998. The Company based this decision on the declining volume and narrow margins of the AT&T business, and on the Company's refocused business strategy. AT&T agreed to pay certain hotel commissions otherwise payable by the Company and, as a result, the Company recorded a one-time gain in the fourth quarter of $453,396.

3.  ACQUISITION OF PIC AND PIC-R

    Effective October 31, 1997, the Company purchased all of the outstanding capital stock of PIC in exchange for a cash payment at closing of $500,000 and the issuance to certain shareholders of PIC of a promissory note in the principal amount of $840,000 due March 1, 1998, which was subsequently extended to June 30, 1998 (the "Short-Term Note"), and promissory notes with an aggregate principal amount of $1,910,000 due in installments through April 30, 1999 (the "Long-Term Notes" and, collectively with the Short-Term Note, the "PIC Notes"). Concurrently, the Company acquired all of the outstanding capital stock of PIC-R in exchange for a cash payment at closing of $30,000 and the issuance by the Company of an aggregate of 300,000 shares of common stock of the Company valued at $511,874. In connection with the PIC acquisition, the Company also loaned $400,000 to PIC-R for capital expenditures. The acquisitions were recorded under the purchase method for financial reporting purposes. Goodwill of $4,203,709 associated with the acquisitions is being amortized over ten years.

    The PIC-R agreement provided that the Company would issue additional shares of common stock to the extent that the combined earnings before interest, taxes, depreciation and amortization ("EBITDA") of PIC and PIC-R for either of the first two full twelve month periods after closing exceeds $1,000,000. Shares of common stock with a quarterly average market value of $1.25 were to be issued for each dollar of EBITDA over $1,000,000 during either of the twelve-month periods. The Company granted piggyback registration rights to the PIC-R shareholders with respect to any secondary offerings of common stock made within three years after the closing of the PIC acquisition.

    The Company's obligations under the PIC notes were subject to a collateral interest in the shares of PIC stock and PIC-R stock acquired by the Company pursuant to the PIC acquisition. In the event that the Company defaulted with respect to the repayment of the Short-Term Note, the holders of the PIC notes had the right to rescind the PIC acquisition by surrendering the shares of common stock issued in the PIC acquisition and the PIC notes to the Company in exchange for the return of all of the shares of PIC and PIC-R stock. In addition, if the PIC acquisition had been rescinded, the shareholders of PIC and PIC-R would retain the $530,000 cash payments made at closing and the $400,000 advanced to PIC-R.

    Effective May 21, 1998, the Company and the former shareholders of PIC and PIC-R entered into an agreement to amend the terms of the original Stock Purchase Agreements with respect to the Company's acquisition of PIC and PIC-R. Pursuant to the original Stock Purchase Agreements, the former PIC and PIC-R shareholders received certain special default rights to rescind the acquisitions of PIC and PIC-R. The May 21, 1998 amendment terminated the special default rights. Pursuant to the amendment, the Company also issued 571,428 shares of common stock as a prepayment of $1,000,000 of the Long-Term Notes in reverse order of their maturities of the amounts owed.

    Effective December 7, 1998, the Company and the former shareholders of PIC and PIC-R entered into an Earn-Out Settlement Agreement. This Agreement terminated the May 21, 1998 Agreement. Pursuant to the Earn-Out Settlement Agreement, in full and final settlement of the earn-out rights for the former shareholders of PIC and PIC-R, the Company issued 2,300,000 shares of common stock; issued a $300,000 note payable in 24 monthly installments commencing January 7, 1999; assumed $135,000 of costs associated with the defense and settlement of a suit related to brokerage fees in connection with the PIC acquisition; and agreed to pay in full the total outstanding balances on the long-term notes issued to the principal shareholders. The principal balances on the long term notes as of December 31, 1998 was $338,138 of which $317,203 was subsequently paid in January 1999. Goodwill of $3,916,889 associated with the amended terms of the agreement is being amortized over the remaining life of the original goodwill which is eight years and eleven months. Concurrent with the Earn-Out Settlement Agreement, the Company entered into a consulting agreement with PIC's President for two years and an employment agreement with PIC's Executive Vice President for three years.

    Pro forma results of operations (unaudited) for the Company reflecting the PIC and PIC-R acquisitions for the year ended December 31, 1997 as if the acquisitions had occurred on January 1, 1997 are as follows:

    Total revenues                                                   $ 15,745,211
    Cost of sales                                                      11,640,553
                                                                     ------------
    Gross operating profit                                              4,104,658

    Selling, general and administrative expense                         6,624,572
    Depreciation and amortization expense                               3,128,578
    Loss from impairment of property, equipment and intangible asset    1,353,010
                                                                     ------------
    Loss from operations                                               (7,001,502)

    Interest expense                                                   (1,057,519)
                                                                     ------------
    Loss before income tax expense and joint venture loss              (8,059,021)

    Loss from joint venture                                               993,329
    Income tax expense                                                      5,620
                                                                     ------------
    Net loss                                                         $ (9,057,970)
                                                                     ------------
    Pro forma net loss attributable to common shareholders           $ (9,092,977)
                                                                     ------------

    Pro forma net loss per common share                              $      (1.24)
                                                                     ------------

    Pro forma weighted average common shares outstanding                7,329,867
                                                                     ============

4.  ACQUISITION OF INCOMEX

    On February 13, 1998, the Company entered into an agreement to purchase all of the outstanding shares of common stock of Incomex, in exchange for 400,000 shares of common stock of the Company, valued at $422,500. The agreement also provided for the Company to pay the selling shareholders an aggregate amount equal to 60% of the income before income taxes of Incomex, as defined, during the period from February 1, 1998 through July 31, 1998. The Company had also agreed to issue common stock of the Company equal to an aggregate quarterly average market value of $1.50 for each dollar of income before taxes of Incomex, as defined, earned in excess of $400,000 during the two 12 month periods beginning August, 1998. The Incomex acquisition has been recorded under the purchase method. Goodwill of $901,219 associated with the acquisition is being amortized over ten years. Concurrent with the purchase, the Company entered into employment agreements with Incomex's Chief Executive Officer and Vice President for three years.

    Effective December 7, 1998, the Company and the former shareholders of Incomex entered into an Earn-Out Settlement Agreement. This Agreement amended certain provisions of the Purchase Agreement to provide full and final settlement of the earn-out rights for the former shareholders of Incomex. Under the terms of the Earn-Out Settlement Agreement, the Company issued 1,500,000 shares of common stock; issued $744,915 in notes payable maturing in one year at an annual rate of 14% and includes a 1% origination fee; issued 155,384 warrants associated with the notes payable entitling the holder to purchase the Company's common stock at an exercise price of $3.25 which expire, if unexercised, on December 31, 2003; issued $340,000 in notes payable due no later than April 1, 1999 and recorded cash obligations of $117,479. Goodwill of $3,319,389 associated with the amended terms of the agreement is being amortized over the remaining life of the original goodwill which is nine years and two months.

    Pro forma results of operations (unaudited) for the Company reflecting the Incomex, PIC and PIC-R acquisitions for the years ended December 31, 1998 and 1997, as if the acquisitions had occurred on January 1, 1997, are as follows:

                                                                    1998            1997

    Total revenues                                              $ 34,468,424   $ 20,595,648
    Cost of sales                                                 23,059,280     15,297,649
                                                                ------------   ------------

    Gross operating profit                                        11,409,144      5,297,999

    Selling, general and administrative expense                    7,595,785      7,984,501
    Depreciation and amortization expense                          2,453,579      3,560,293
    Loss from impairment of property, equipment
      and intangible assets                                               --      1,353,010
                                                                ------------   ------------

    Income (loss) from operations                                  1,359,780     (7,599,805)

    Gain on AT&T buyout                                              453,396             --
    Interest expense                                              (2,766,133)    (1,413,959)
                                                                ------------   ------------

    Loss before income tax expense and joint venture loss           (952,957)    (9,013,764)

    Loss from joint venture                                           41,546        993,329
    Income tax expense                                                74,466          5,620
                                                                ------------   ------------

    Net loss                                                    $ (1,068,969)  $(10,012,713)
                                                                ============   ============

    Pro forma net loss attributable to common shareholders      $ (1,243,480)  $(10,047,720)
                                                                ============   ============

    Pro forma net loss per common share                         $       (.13)  $      (1.09)
                                                                ============   ============

    Pro forma weighted average common shares outstanding           9,232,881      9,229,867
                                                                ============   ============

5. PURCHASE OF ASSETS OF INTERACTIVE COMMUNICATIONS, INC. AND FORMATION AND OPERATION OF GUIDE STAR JOINT VENTURE

    On December 13, 1996, the Company purchased all rights and interests in interactive voice response hardware ("IVR Hardware") from Interactive Communications, Inc. ("ICI") for a cash price of $361,600. The Company assumed no liabilities of ICI as a result of this purchase, except that the Company reimbursed ICI for all telephone and leasing costs incurred by ICI prior to the date the IVR Hardware was assumed by the Company, which totaled $64,545. Also, pursuant to this agreement, the Company entered into an Audiotext Services Agreement with ICI covering thirty-eight IVR Hardware platforms. This agreement was effective from January 1, 1997 until January 1, 2000, with an option to renew for successive periods of twelve months. Under the terms of the agreement, ICI was to provide information updating services for each IVR Hardware platform in exchange for a $1,000 per platform monthly licensing fee to be paid by the Company. In addition, the Company was to pay a monthly fee to ICI in the amount of 5% of the gross monthly revenues generated by the business activities supported by the IVR Hardware platforms after the Company had received gross revenues of $6,000,000.

    On January 31, 1997, the Company entered into an agreement with an unrelated third party to form a joint venture, Guide Star, L.L.C. The Company contributed the IVR platforms and other assets with a carrying value of $349,574 in exchange for a 50% ownership interest and a preferential distribution of $496,934. The other party contributed $209,970 in cash in exchange for a 50% ownership interest. The joint venture provided consumer telecommunications services related to the IVR platforms.

    During the fourth quarter of 1997, management of the Company decided to cease substantially all the operations of the Guide Star joint venture and dispose of its assets. All assets of the joint venture have been written down to their estimated net realizable values. The Company's net investment in the joint venture of $(60,393) and $(380,913) at December 31, 1998 and 1997, respectively represents net liabilities of the venture for which the Company is responsible.

    Condensed financial information for the joint venture as of and for the years ended December 31, 1998 and 1997 is as follows:


                                     TOTAL       TOTAL           TOTAL        NET
                                    ASSETS    LIABILITIES      REVENUES       LOSS

             1998                  $10,486     $ 70,879       $  3,142    $   (41,546)
             1997                   18,286      399,199        256,705     (1,237,728)


    On November 30, 1997, the Company and ICI entered into a Settlement Agreement whereby the Company agreed to pay the full amount currently due and outstanding at that date to ICI under the Audiotext Services Agreement of $295,000 and additional costs, fees and accrued interest of $22,196, with interest on these unpaid amounts accruing interest at 18%. All amounts under the Settlement Agreement were paid during 1998 and the Company was released from its continuing obligation under the Audiotext Services Agreement.

    In July 1998, the joint venture entered into a written agreement with MatrixMedia, the other 50% owner of the joint venture, providing for the sale of the joint venture's remaining assets and certain telecommunications equipment owned by the Company to MatrixMedia. Subject to MatrixMedia obtaining financing, the Company anticipates the completion of this transaction during the second quarter of 1999.

6.  NOTES PAYABLE

    Notes payable as of December 31, 1998 and 1997, consisted of the following:



                                                                                        1998               1997

    Past due notes payable to individuals, $400,000 of which has been provided by related parties, bearing interest at 14%, due March 5, 1999. Warrants to purchase 500,000 shares of the Company's common stock were issued at an exercise price of $1.75 per share, which expire if unexercised, on March
     31, 2001. A warrant to purchase 10,000 shares of the Company's common stock was issued to Berthel at an exercise price of $1.44 per share which expires
     if unexercised, on March 31, 2001.                                             $  500,000              $   -

    Notes payable to individuals, $225,000 of which has been provided by related parties, bearing interest at 14%, due March 31, 1999. Warrants to purchase
     1,486,000 shares of the Company's common stock were issued, 225,000 of which were issued to related parties, at an exercise price of $1.75 per share which expire, if unexercised, on March 31, 2001. Warrants to purchase
     121,100 shares of the Company's common stock were issued to Berthel in connection with the offering with terms substantially similar to the
     warrants issued in the offering.                                                1,486,000                  -

    Notes payable to individuals, $2,520,000 of which has been provided by related parties, bearing interest at 14%, due November 30, 1999. Warrants to purchase 684,000 shares of the Company's common stock were issued,
     504,000 of which were issued to related parties. The Warrants were issued at an exercise price of $3.25 for 604,000 warrants and $2.50 for 80,000
     warrants which expire, if unexercised, on November 30, 2003.                    3,420,000                  -

    Notes payable to the former owners of Incomex bearing interest at 14% due
     November 15, 1999.                                                                744,915                  -


    Noninterest-bearing notes payable to the former owners of Incomex due April
     1, 1999.                                                                          340,000                  -

    Note payable to consultant bearing interest at 14%, due March 31, 1999.
     Warrants to purchase 25,000 shares of the Company's common stock were issued at an exercise price of $1.75 per share which expire, if
     unexercised, on March 31, 2001.                                                    25,000                  -




                                                                                        1998               1997

    Note payable to director bearing interest at 14%, due March 31, 1999. A warrant to purchase 5,000 shares of the Company's common stock was issued at an exercise price of $1.75 per share which expires, if unexercised, on
     March 31, 2000.                                                                $    5,000              $   -

    Notes payable to leasing company bearing interest ranging from 24.9% to
     33.4% due in periods ranging from December 1999 to April 2002. The notes
     are in arbitration, see Note 12.                                                  480,456                  -

    Variable line-of-credit with a financial institution, with interest on borrowings payable monthly at 2% above the financial institution's prime rate (combined rate of 10.5% at December 31, 1997), collateralized by substantially all assets of the Company not otherwise encumbered and
     personally guaranteed by the Company's Chairman of the Board.                           -            250,000

    Note payable to financial institution bearing interest at 12%, collateralized by substantially all assets of the Company not otherwise encumbered and personally guaranteed by the Company's Chairman of the
     Board.                                                                                  -            225,000

    Note payable to financial institution bearing interest at 2% over the bank's prime rate (combined rate of 9.75% and 10.5% at December 31, 1998 and 1997, respectively), due March 28, 1999, collateralized by AT&T accounts and commission receivables, inventory and certain telecommunications equipment with a carrying value of approximately $130,000 and $180,000 at December
     31, 1998 and 1997, respectively.                                                 400,000            400,000


    Note payable to the former owners of PIC bearing interest at 8%, due June
     30, 1998, collateralized by a pledge of the common stock of PIC and PIC-R.             -            840,000
                                                                                  -----------        -----------

    Total                                                                         $ 7,401,371        $ 1,715,000
                                                                                  ===========        ===========



    Also see Note 15 with respect to the estimated fair value of notes payable. Due to the issuance of the warrants, all notes payable issued with warrants have an effective interest rate of 18%.

7.  LONG-TERM DEBT

    Long-term debt, others as of December 31, 1998 and 1997 consisted of the following:


                                                                                         1998              1997
    Mortgage note payable to partnership due in monthly installments of $3,299, including interest at 8.5%, until September 15, 2000, when the balance is due. The note is collateralized by a first mortgage on the Company's
     corporate office facilities and land.                                            $ 261,796         $ 278,358


    Note payable to financial institution bearing interest at 11.25%, due April
     9, 1999, collateralized by substantially all assets of PIC not otherwise
     encumbered and personally guaranteed by certain former PIC shareholders.                 -            66,165


    Note payable to financial institution bearing interest at 10.25%, due August
     1, 1998, collateralized by substantially all assets of PIC not otherwise
     encumbered and personally guaranteed by certain former PIC shareholders.                 -            38,983


    Notes payable to financial institution bearing interest at 11.25%, maturing
     May 3, 1999 to December 2, 1999, collateralized by certain equipment and note and lease assignments and personally guaranteed by certain former PIC
     shareholders.                                                                        8,830            23,199


    Note payable to vendor bearing interest at 8.5%, due March 30, 1999, collateralized by a security interest in all billable call records
     processed by the vendor on behalf of PIC.                                                -            35,219


    $120,000 variable line of credit with a financial institution, bearing interest at 10.0%, due February 9, 1999, collateralized by substantially all assets of PIC and personally guaranteed by certain former PIC
     shareholders.                                                                            -           110,223


    Mortgage note payable to partnership due in monthly installments of $6,500, including interest at 9%, due September 2008, collateralized by ATN's
     office facilities and land.                                                        514,634                 -


    Uncollateralized note payable to financial institution due in monthly installments of $12,353, including interest at the financial institution's prime rate (8.75% at December 31, 1998), until January 2000, when the
     balance is due.                                                                    139,408                 -
                                                                                      ---------          --------
Total                                                                                   924,668           552,147
Less current portion                                                                    199,287           259,654
                                                                                      ---------          --------
Long-term debt, others                                                                 $725,381          $292,493
                                                                                      =========          ========


    Long-term debt with related parties at December 31, 1998 and 1997 consisted of the following:


                                                                                             1998                 1997

    Uncollateralized notes payable to Berthel due January 31, 2005, (net of discount of $341,010 and $377,734 at December 31, 1998 and 1997,
     respectively). Interest payable quarterly at 4%, beginning March 31, 1995
     until maturity, when the balance is due (effective interest rate of 11.5%).         $ 658,990            $ 622,266


    Uncollateralized note payable to Berthel, due in five monthly installments of $9,494 including interest at 14% beginning on March 30, 1998, then fifty-five installments of $20,130 including interest at 14% until February
     28, 2003.                                                                             759,309              792,786


    Non-interest bearing, uncollateralized note payable to the owner of PIC,
     (net of discount of $46,738 at December 31, 1998) due in monthly installments of $12,500, beginning January 1998 through January 2008
     (effective interest rate of 19.6%).                                                   253,262                    -


    Note payable to Berthel due in monthly installments of $23,528 beginning
     December 1, 1997 until November 1, 2002 when the balance is due including interest at 14.5%, collateralized by all telecommunications equipment owned
     by PIC-R.                                                                             839,936              988,555

    Non-interest bearing notes payable to the former owners of PIC, (net of discount of $242,840, at December 31, 1997, for an effective interest rate of 14.5%), due in quarterly installments of $190,999, beginning on January
     31, 1998 through January 31, 1999 and a balloon payment due at maturity of
     $955,005 on April 30, 1999, collateralized by a pledge of the common stock of PIC and PIC-R. During 1998, 571,428 shares of common stock were issued in exchange for $1 million of the principal balance as discussed in Note 3, with the remaining balance bearing interest at 12% and due December 31,
     1998. The note was repaid in January 1999.                                            338,138            1,667,160

    Uncollateralized, noninterest bearing demand notes payable to related
     parties.                                                                               84,021              172,559
                                                                                        ----------           ----------

Total                                                                                    2,933,656            4,243,326
Less current portion                                                                       828,331              949,497
                                                                                        ----------           ----------
Long-term debt with related parties                                                     $2,105,325           $3,293,829
                                                                                        ==========           ==========


    Maturities of long-term debt for each of the five years subsequent to December 31, 1998 are as follows:


                                                        RELATED
                                       OTHER            PARTIES           TOTAL

    1999                              $199,287         $ 828,331        $1,027,618
    2000                               501,230           523,899         1,025,129
    2001                                21,353           422,734           444,087
    2002                                23,240           460,136           483,376
    2003                                25,293            39,566            64,859
    Thereafter                         154,265           658,990           813,255
                                      --------         ---------        ----------
    Total                             $924,668        $2,933,656        $3,858,324
                                      ========        ==========        ==========



    In June 1997, Berthel converted note obligations with a face value of $1.7 million and a carrying value of approximately $1.3 million into 465,625 shares of the Company's common stock. Additionally, the Company had agreed to issue up to 187,067 "adjustment shares" to Berthel should the lowest average closing trading price of the shares for any 30-day period during the 90 days after the shares become registered fall below $4.00 per share. Berthel had the option to rescind the transaction if the Company did not register the shares during 1997. Such shares were not registered during 1997.

    Effective December 31, 1997, the Company and Berthel agreed to rescind the conversion and the Company reissued each of the note obligations. Interest on each of the note obligations from the conversion date to the rescission date was added to the principal balance outstanding or was payable on December 31, 1997. Also, the interest rate on one of the notes was reduced from 15.5% to 14.0% and the repayment terms were extended. In connection with the agreement, the Company agreed to issue warrants to Berthel for 229,279 shares of common stock of the Company, at an exercise price of $1.12 per share. The Company has assigned a fair value of $50,000 to the warrants, that has been capitalized as deferred loan costs. The warrants will expire, if not exercised, on December 31, 2002. Due to the issuance of the warrants, the effective interest rate on the notes is 15.5%.

    Also see Note 15 with respect to the estimated fair value of long-term debt.

8.  PREFERRED STOCK

    On July 2, 1997, the Company amended its Articles of Incorporation to authorize 1,000,000 shares of a new class of "blank check" preferred stock.

    On August 1, 1997, the Company authorized the issuance of up to 50,000 shares of Series A Convertible Preferred Stock (the "Convertible Preferred"). The Convertible Preferred has a liquidation preference, subject to adjustment, of $100 per share and accrues cumulative dividends at an annual rate of 8% of the liquidation preference. Dividends are payable quarterly at the Company's option in cash or in common stock. Payments to holders of shares of the Convertible Preferred with respect to liquidation or dividends must be made prior to any payments to the holders of shares of the Company's common stock. The Convertible Preferred has no voting rights, except as required by applicable law. The Convertible Preferred may also be converted into common stock, at the holder's option, commencing one year after issuance at the conversion rate of $1.125 per share of Common Stock and is automatically converted into Common Stock three years after issuance at the same conversion rate per share of Common Stock. As of December 31, 1997, the Company had received gross proceeds of $1,625,000 from the issuance and sale of 16,250 shares of Convertible Preferred pursuant to a private placement offering underwritten by Berthel and received an additional $50,000 in gross proceeds in the first quarter of 1998 from the issuance of 500 shares of Convertible Preferred.

    On February 26, 1998, the Company agreed to issue 2,170 shares of Convertible Preferred to an affiliate of Berthel in exchange for the prepayment of $180,000 of commissions and the payment of $37,000 of commissions currently owed. This transaction was completed and the shares issued on June 19, 1998.

9.  COMMON STOCK WARRANTS

    The Company has the following common stock warrants outstanding (all of which are currently exercisable) at December 31, 1998:



                                                            APPLICABLE
                                                              COMMON         EXERCISE   EXPIRATION
                                                              SHARES          PRICE        DATE

    Issued with initial public offering                       880,000        $ 3.14        1999
    Issued with initial public offering                       160,000          3.07        2001
    Issued with initial public offering                        80,000          9.75        2001
    Incomex Earn-Out Settlement (Note 4)                      155,384          3.25        2003
    Issued with note payable (Note 6)                       1,486,000          1.75        2001
    Issued with note payable (Note 6)                         500,000          1.75        2001
    Issued with note payable (Note 6)                         604,000          3.25        2003
    Issued with note payable (Note 6)                          80,000          2.50        2003
    Issued with stock rescission (Note 7)                     229,279          1.12        2002
    Issued with note payable (Note 6)                           5,000          1.75        2001
    Issued with note payable (Note 6)                          25,000          1.75        2001
    Issued with offering agreement (Note 6)                    10,000          1.44        2001
    Issued with short-term notes payable                       15,000          1.44        2001
    Issued with offering agreement (Note 6)                   121,100          1.75        2001
    Issued with consulting agreement                           50,000          2.88        1999
    Issued with consulting agreement                           10,000          3.60        2003
    Issued with consulting agreement                           10,000          3.00        2003
                                                          -----------
               Total outstanding                            4,420,763
                                                          -----------

    The weighted average exercise price of the warrants was $2.48 and $3.48 and the weighted average remaining life of the warrants was 2.5 and 3 years at December 31, 1998 and 1997, respectively.

    The 880,000 common stock warrants were issued in conjunction with the initial public offering of the Company's common stock during 1996. Each warrant is exercisable to purchase one share of common stock at a price of $6.50 per share, subject to adjustment for dilutive issuances of stock. As a result of the anti-dilutive provision, the exercise price at December 31, 1998 was adjusted in accordance with the agreement to $3.14. The warrants are exercisable at any time after issuance and expire on October 21, 1999. The warrants are redeemable at the Company's option commencing 270 days after October 21, 1996 upon 30 days notice to holders at $.01 per warrant if the closing bid price of the common stock averages in excess of 110% of the exercise price of the warrants for a period of 20 consecutive trading days ending within 15 days of the notice of redemption.

    In connection with the offering during 1998 of promissory notes in a private placement underwritten by Berthel, the Company issued to Berthel warrants to purchase up to 121,100 shares of the Company's common stock at an exercise price of $1.75 per share and warrants to purchase up to 10,000 shares at an exercise price of $1.44 per share. The warrants expire, if not exercised, on March 31, 2001.

    In conjunction with the initial public offering, the Company sold to the underwriters, warrants to purchase 160,000 shares at $3.07 and 80,000 shares at $9.75, as adjusted, (the "Underwriters Warrants"), subject to adjustment for dilutive issuances of stock. The Underwriters Warrants are exercisable on October 21, 1997 or at any time thereafter for a period of four years from October 21, 1997.

    During 1996, the Company entered into a consulting agreement (the "Agreement") with a consultant to provide advisory services to the Company. In addition, pursuant to the Agreement, the consultant received a warrant to purchase up to 50,000 shares of the Company's common stock at an exercise price of $2.88 per share. The Company assigned a fair value of $100,000 to the warrant. The warrant expires, if not exercised, on December 20, 1999.

10. STOCK OPTION PLANS

    The Company has adopted the 1993 Stock Option Plan (the "1993 Plan"). Under the 1993 Plan, options may be granted to employees to purchase up to an aggregate of 272,529 shares of the Company's common stock. The 1993 Plan is administered by the Compensation Committee of the Board of Directors which determines to whom options will be granted. The 1993 Plan provides for the grant of incentive stock options (as defined in Section 422 of the Internal Revenue Code) to employees of the Company. The exercise price of stock options granted under the 1993 Plan is established by the Compensation Committee, but the exercise price may not be less than the fair market value of the common stock on the date of grant of each option. Each option shall be for a term not to exceed ten years after the date of grant, and a participant's right to exercise an option vests at the rate of twenty percent on the date of grant and each anniversary date until the option is fully vested.

    A summary of stock option activity under the 1993 Plan during the years ended December 31, 1998 and 1997, is summarized as follows:


                                                   WEIGHTED
                                                    AVERAGE
                                                   EXERCISE            OPTION PRICE
                                                     PRICE             PER SHARE              SHARES

    Balance at January 1, 1997                       $ 1.81           $       1.81            137,744
      Granted                                                                 2.88             96,208
      Granted                                                                 4.00              6,000
      Granted                                                                 3.25             18,000
      Canceled                                                                1.81            (25,523)
      Canceled                                                                4.00             (4,000)
      Canceled                                                                3.25             (3,000)
      Canceled                                                                2.88             (1,500)
                                                     -------          ------------            -------
    Balance at December 31, 1997                     $ 2.51           $ 1.81-$4.00            223,929
      Granted                                                                 2.00             30,927
      Canceled                                                                3.25             (1,000)
      Canceled                                                                2.00            (13,255)
                                                     -------          ------------            -------
    Balance at December 31, 1998                     $ 2.04           $ 1.81-$4.00            240,601
                                                     =======          ============            =======


    At December 31, 1998, options for 163,026 shares were exercisable (172,779 at December 31, 1997), an additional 31,928 shares were available for future grants and the weighted average remaining life of the options outstanding was five years. The Company has reserved 272,529 shares of common stock in connection with the 1993 Plan at December 31, 1998 and 1997.

    During 1997, the Company completed the development of the Murdock Communications Corporation 1997 Stock Option Plan (the "1997 Stock Option Plan"). During 1998, the Company amended the number of shares allocated to 1,727,471. The 1997 Stock Option Plan is also administered by the Compensation Committee of the Board of Directors which determines to whom the options will be granted. The 1997 Stock Option Plan provides for the grant of incentive stock options (as defined in Section 422 of the Internal Revenue Code) or nonqualified stock options to executives or other key employees of the Company. The exercise price of the stock options granted under the 1997 Stock Option Plan is established by the Compensation Committee, but the exercise price may not be less than the fair market value of the common stock on the date of the grant of each option for incentive stock options. Each option shall be for a term not to exceed ten years after the date of grant for non-employee directors and five years for certain shareholders. Options cannot be exercised until the vesting period, if any, specified by the Compensation Committee has expired.

    A summary of stock option activity under the 1997 Stock Option Plan for the years ended December 31, 1998 and 1997, is as follows:


                                                   WEIGHTED
                                                   AVERAGE
                                                   EXERCISE      OPTION PRICE
                                                    PRICE          PER SHARE           SHARES

    Balance at January 1, 1997                      $   -        $         -               -
      Granted                                                            3.25          225,629
      Granted                                                            4.16           10,000
      Granted                                                            3.13           20,000
                                                    -----        ------------        ---------
    Balance at December 31, 1997                    $3.28        $ 3.13-$4.16          255,629
      Granted                                                       2.25-3.50          400,000
      Granted                                                            3.13           17,000
      Granted                                                            2.81          165,000
      Granted                                                            2.75          535,000
      Granted                                                            2.00            4,073
      Granted                                                            2.25          225,629
      Canceled                                                           3.25         (225,629)
      Canceled                                                           2.00           (1,745)
                                                    -----        ------------        ---------
    Balance at December 31, 1998                    $2.65        $ 2.00-$4.16        1,374,957
                                                    =====        ============        =========


    Compensation expense of none and $10,000 was recorded in connection with the grant of these options for the years ended December 31, 1998 and 1997, respectively. At December 31, 1998, options for 893,561 shares were exercisable (25,000 at December 31, 1997), an additional 352,514 shares were available for future grants and the weighted average remaining life of the options outstanding was 6 years. The Company has reserved 1,727,471 shares of common stock in connection with the 1997 Stock Option Plan at December 31, 1998.

    The Company accounts for stock option grants and awards to employees using the intrinsic value method. If compensation cost for stock option grants and awards had been determined based on fair value at the grant dates for 1998 and 1997 options consistent with the method prescribed by Statement of Financial Accounting

    Standards No. 123, "Accounting for Stock Based Compensation" ("SFAS No. 123"), the Company's net loss and net loss per share would have been the pro forma amounts indicated below:


                                                                                        1998              1997

       Net loss attributable to common shareholders         As reported             $  (348,851)     $ (7,935,015)
                                                            Pro forma                (2,348,214)       (8,073,015)

       Net loss per common share                            As reported             $      (.06)     $      (1.89)
                                                            Pro forma                      (.43)            (1.92)

    The weighted average fair values at date of grant for options granted during 1998 and 1997 were estimated to be $1,999,400 and $138,000, respectively. The Company's calculations were made using the Black-Scholes option pricing model with the following weighted average assumptions: ten years expected life; stock volatility of 153% in 1998 and 51% in 1997; risk-free interest rate of 6% in 1998 and 1997; and no dividends during the expected term. During the initial phase-in period, as required by SFAS No. 123, the pro forma amounts were determined based on stock option grants and awards in 1998 and 1997 only. The pro forma amounts for compensation cost may not be indicative of the effects on net loss and net loss per share for future years.

11. INCOME TAXES

    The provision for income taxes consisted of the following for the years ended December 31, 1998 and 1997:


                                                                      1998          1997

      Current:
        Federal                                                     $      -      $      -
        State                                                         74,466         5,402
                                                                    --------      --------
                 Total                                              $ 74,466      $  5,402
                                                                    ========      ========

    The provision for income taxes for the years ended December 31, 1998 and 1997 is less than the amounts computed by applying the statutory federal income tax rate of 34% to the loss before income taxes due to the following items:

                                                                                         1998               1997

    Computed expected amount                                                          $ (34,000)      $ (2,684,200)
    Amortization of goodwill                                                            295,100                  -
    Meals and entertainment                                                              11,200              8,000
    Officer's life insurance                                                              5,700              8,600
    State income taxes, net of federal tax benefit                                       74,466              3,500
    Change in valuation allowance                                                      (278,000)         2,669,502
                                                                                      ---------       ------------
      Income tax provision                                                            $  74,446       $      5,402
                                                                                      =========       ============



    At December 31, 1998 the Company has net operating loss carryforwards for federal income tax purposes of approximately $13 million ($11 million at December 31, 1997) to use to offset future taxable income. These net operating losses will expire, if unused, from December 31, 2008 through 2013.

    Certain restrictions under the Tax Reform Act of 1986, caused by a change in ownership resulting from sales of common stock, limit the annual utilization of net operating loss carryforwards. The initial public offering of the Company's common stock during 1996 resulted in such a change in ownership. The Company estimates that the post-change taxable income that may be offset with the pre-change net operating loss carryforward of approximately $4.5 million will be limited annually to approximately $600,000. The annual limitation may be increased for any built-in gains recognized within five years of the date of the ownership change.

    Significant components of the Company's deferred tax assets and liabilities as of December 31, 1998 and 1997 are as follows:


                                                                                         1998               1997
    Deferred tax assets:
      Current:
        Allowance for doubtful accounts receivable                                  $   150,000       $    49,000
                                                                                    -----------       -----------

      Noncurrent:
        Intangible asset amortization and valuation allowance                           213,000           227,000
        Differences in net book value of property and equipment                         700,000           999,000
        Capital lease adjustment                                                        242,000         1,134,000
        Deferred income                                                                       -            19,000
        Carryforward of net operating loss                                            4,917,000         4,072,000
                                                                                    -----------       -----------
                                                                                      6,072,000         6,451,000
                                                                                    -----------       -----------
    Total deferred tax assets                                                         6,222,000         6,500,000
    Valuation allowance for deferred tax assets                                      (6,222,000)       (6,500,000)
                                                                                    -----------       -----------
    Net deferred tax assets                                                         $         -       $         -
                                                                                    ===========       ===========


    A valuation allowance for the entire balance of deferred tax assets has been recorded because of uncertainty over their future realization.

12. COMMITMENTS AND CONTINGENCIES

    The Company is obligated under long-term capital leases for telecommunication equipment. Substantially all of the leases are with Berthel and have been capitalized and are personally guaranteed by the Company's Chairman of the Board. The Company is responsible for all property taxes, maintenance and insurance. The Company also leases certain of its facilities under operating leases. At December 31, 1998, future minimum rental payments on lease obligations are as follows:


                                                                    CAPITAL LEASES
                                                  ---------------------------------------------------     OPERATING
                                                       BERTHEL          OTHER            TOTAL             LEASES
    Years ending December 31:
          1999                                        $1,351,929     $ 11,646          $1,363,575        $ 91,325
          2000                                         1,351,929        2,608           1,354,537          42,294
          2001                                         1,232,304          997           1,233,301          10,951
          2002                                         1,064,828                        1,064,828           9,780
          2003                                           177,472                          177,472           7,742
                                                      ----------     --------          ----------        --------
          Minimum rental payments                      5,178,462       15,251           5,193,713        $162,092
                                                                                                         --------
          Less amounts representing interest           1,190,555        1,327           1,191,882
                                                      ----------     --------          ----------
                                                       3,987,907       13,924           4,001,831


          Less amounts due within one year               858,102       10,652             868,754
                                                      ----------     --------          ----------
          Capital lease obligations due
            after one year                            $3,129,805     $  3,272          $3,133,077
                                                      ==========     ========          ==========


                                      F-30

    As of December 31, 1998, the Company was current on all lease payments to Berthel. However, subsequent to year end, the Company has not made the February 1999 and March 1999 payments. Berthel only has the right to demand that the Company cure this violation, but has not made such a demand as of March 22, 1999.

    Rent expense under operating leases for the years ended December 31, 1998 and 1997 was $30,196 and $32,921, respectively.

    As of February 27, 1998, the Company entered into an agreement with Berthel to provide $700,000 of lease financing. The financing bears interest at 14%. In connection with the lease financing, warrants to purchase 350,000 shares of the Company's common stock were issued at an exercise price of $1.44 per share. As of June 30, 1998, Berthel funded the entire $700,000 of lease financing. These warrants were exercised on December 31, 1998.

    On September 30, 1997, the Company modified its existing lease agreements with Berthel by deferring the July and August 1997 lease payments and increasing the remaining future minimum rental payments for the payments deferred.

    During 1997, with an effective date of February 28, 1998, the Company further modified its existing lease agreements with Berthel by deferring the October 1997 through February 1998 lease payments until the end of the lease term as additional payments. Total monthly lease payments are $41,850 from March 1998 through July 1998 and $88,736 per month until February 2003. In connection with these modifications, the Company agreed to issue warrants to Berthel for 750,000 shares of common stock of the Company, at an exercise price of $1.44 per share. The Company assigned a fair value of $157,000 to the warrants, that has been capitalized as deferred lease restructuring costs. These warrants were exercised on December 31, 1998.

    The Company's wholly-owned subsidiary, PIC, is involved in an adversary proceeding filed in connection with two jointly administered Chapter 11 proceedings in the United States Bankruptcy Court for the Southern District of Florida. On May 13, 1997, a joint motion of the Chapter 11 Trustees and Strategica Capital Corporation ("Strategica") was filed for an order to show cause why certain individuals and entities, including PIC, should not be held in civil contempt of court; for relief under Rule 70 of the Federal Rules of Civil Procedure and Rule 7070 of the Federal Rules of Bankruptcy Procedure; and for the entry of an order of criminal referral for criminal conduct of certain individuals and entities, including PIC. The proceeding does not specify a dollar amount of damages. The contempt motion was denied by the Bankruptcy Court on November 4, 1998. Strategica filed a motion for rehearing on November 16, 1998, which was denied by the Bankruptcy Court on December 2, 1998. Strategica filed a notice of appeal of the adverse ruling on December 11, 1998. PIC filed a motion for attorneys' fees and costs on November 24, 1998, and a hearing was conducted by the Bankruptcy Court on January 28, 1999 with respect to PIC's motion. Strategica's appeal and PIC's motion for attorneys' fees and costs are both currently pending. No assurance can be given as to the ultimate outcome of this matter. No loss, if any, has been recorded in the consolidated financial statements with respect to this matter.

    Incomex and EILCO Leasing Services, Inc. ("Eilco"), a creditor of Incomex, have commenced an arbitration proceeding to resolve a dispute regarding a loan agreement between Incomex and Eilco. Eilco claims that Incomex is in violation of certain covenants of the loan agreement, including provisions relating to certain obligations of Incomex to make payments to Eilco based on Incomex's income from telecommunications services provided to a group of hotels in Mexico. This matter is scheduled for an arbitration hearing on April 21, 1999. Eilco is seeking the amount due on the loan and additional damages which may be in excess of $1,000,000 plus attorney fees. The Company's position is that it owes only the amount due on the loan and is not in violation of the covenants. Accordingly, the Company has not recorded any loss in the consolidated financial statements with respect to this matter in excess of the amount due on the loan. No assurance can be given as to the ultimate outcome of this matter.

    On July 20, 1998, Operator Communications, Inc. ("Oncor") filed a lawsuit in the District Court of Dallas County, Texas against the Company, Incomex, and an unrelated third party. Oncor alleges that the defendants improperly terminated a long distance service agreement with Oncor and claims damages based on amounts which Oncor alleges to have advanced to the Company, lost profits for the period in which the Company is alleged to have breached the contract, attorneys' fees and for interference with contractual relations in an unspecified amount of not less than $100,000. The Company has asserted a counterclaim for accounting, breach of contract, misrepresentation and payment of attorneys' fees. This case is at a preliminary stage and it is not possible to assess fully the merits of Oncor's claims. The Company intends to defend the claims against it and Incomex vigorously but no assurance can be given to the outcome of this matter. The Company has accrued $108,000 as a reserve in connection with this matter at December 31, 1998 in accordance with SFAS No. 5 "Accounting for Contingencies." There can be no assurance that the loss, if any, will not exceed the reserve established by the Company.

    W.B. McKee Securities, Inc. ("McKee") filed suit against the Company in U.S. District Court for the District of Arizona alleging breach of an investment banking agreement relating to finders' fees for the PIC/ATN acquisition. The Company and McKee entered into a settlement agreement in the first quarter of 1999 with respect to this matter. Pursuant to the settlement, the Company has agreed to pay $100,000 to McKee in installments over a three-month period in return for a general release of all claims by McKee. The effectiveness of the settlement agreement and McKee's release is contingent on the timely payment by the Company of the settlement amount. The settlement amount of $100,000 has been accrued by the Company as of December 31, 1998.

    On October 1, 1998, the Company entered into an Amended and Restated Employment Agreement with Thomas C. Chaplin, Chief Executive Officer and Guy
    O. Murdock, Chairman of the Board. Each of the Amended and Restated Employment Agreements has a term through December 31, 2001. Pursuant to the Amended and Restated Employment Agreements, Messrs. Chaplin and Murdock will receive base salaries of not less than $250,000 and $150,000, respectively. In addition, each of them will be eligible to participate in the Company's bonus plan and other executive compensation plans. Each Amended and Restated Employment Agreement contains a provision restricting competition with the Company for a period of two years following termination of employment. Mr. Chaplin's Amended and Restated Employment Agreement provides that if his employment is terminated by the Company for any reason other than for cause, Mr. Chaplin will be entitled to receive severance at an annual rate of $150,000 for two years, provided, however, that if his employment is terminated by the Company or by Mr. Chaplin for any reason within 180 days after a sale of the Company, Mr. Chaplin will be entitled to continuation of his then effective base salary for three years. Mr. Murdock's Amended and Restated Employment Agreement provides that if his employment is terminated by the Company for any reason, including for cause, Mr. Murdock will be entitled to receive severance at an annual rate of $150,000 for two years, provided, however, that if his employment is terminated by the Company or by Mr. Murdock for any reason within 180 days after a sale of the Company, Mr. Murdock will be entitled to continuation of his then effective base salary for three years.

    On January 1, 1999, the Company entered into an Amended and Restated Employment Agreement with Colin P. Halford, President. The Amended and Restated Employment Agreement has a term through December 21, 2001 and provides that Mr. Halford will receive a base salary of not less than $150,000. In addition, Mr. Halford will be eligible to participate in the Company's bonus plan and other executive compensation plans. The Amended and Restated Employment Agreement contains a provision restricting competition with the Company for a period of two years following termination of employment. Mr. Halford's Amended and Restated Employment Agreement provides that if his employment is terminated by the Company for any reason, including for cause, Mr. Halford will be entitled to receive severance at an annual rate of $150,000 for two years, provided, however, that if his employment is terminated by the Company or by Mr. Halford for any reason within 180 days after a sale of the Company, Mr. Halford will be entitled to continuation of his then effective base salary for three years.

    On November 1, 1998, the Company and its wholly owned subsidiaries PIC and PIC-R entered into an Employment Agreement with Bonner B. Hardegree, Executive Vice President of PIC. The Employment Agreement has a three-year term, with automatic one-year renewals unless either party gives notice of termination at least one year in advance of the end of the term. Pursuant to the Employment Agreement, Mr. Hardegree will receive a base salary of not less than $144,000. In addition, Mr. Hardegree will be entitled to participate in the Company's bonus plans and other compensation plans and fringe benefits for executive officers. The Employment Agreement contains a provision restricting competition with the Company for a period of six months following termination of employment unless termination is by the Company without cause or by Mr. Hardegree for good reason. Mr. Hardegree's Employment Agreement provides that if his employment is terminated by the Company without cause or by Mr. Hardegree for good reason, Mr. Hardegree will be entitled to continuation of his then effective base salary for a period equal to the greater of (i) one year, or (ii) the remaining term of the Employment Agreement.

13. RELATED PARTY TRANSACTIONS

    The Company conducts a significant amount of business with Berthel and other affiliated entities. Berthel provided lease and other financing services, including underwriting, to the Company. The Company also had an agreement with an entity owned by the Company's Chairman of the Board for the use of aircraft. The Company has also paid consulting expenses to a member of the Company's Board of Directors and had loans with related parties.

    On July 1, 1994, the Company entered into an agreement with a minority shareholder to provide telecommunication services to hotels owned and managed by Larken, Inc., a company 50% owned by a minority shareholder. Revenues of $463,976 and $603,644 were generated for the years ended December 31, 1998 and 1997, respectively. Further, the Company had call processing receivables from the hotels included under the agreement of $135,983 and $79,500 at December 31, 1998 and 1997, respectively. The agreement provides for a set payment of $25,000 per month in commissions to be paid to the minority shareholder, until January 1, 1997, when the commission payment was increased to $30,000 per month for a period of 24 months. Also in conjunction with this agreement, effective from July 1, 1996 and through June 30, 1997, the Company paid an additional $6,000 per month to Berthel for commissions payable to the minority shareholder pursuant to a settlement of a dispute between Berthel and the minority shareholder.

    A summary of transactions with related parties for the years ended December 31, 1998 and 1997 is as follows:


                                                                            1998              1997

    Consulting expense                                                   $  73,630         $  35,181
    Interest expense on related party notes payable                        289,922            20,778
    Commissions to minority shareholder                                    360,000           360,000
    Interest expense on notes payable to Berthel                           133,681            38,622
    Lease payments to Berthel                                              840,415           491,175
    Commissions and related fees to Berthel                                141,518           115,250
    Rental of aircraft                                                           -            33,116




14. PROFIT SHARING PLAN

    The Company has a profit sharing plan under Section 401(k) of the Internal Revenue Code. Employees are eligible to participate in the plan after completing three months of service. There were no contributions required and no discretionary contributions made to the plan for the years ended December 31, 1998 and 1997.

15. FAIR VALUE OF FINANCIAL INSTRUMENTS

    The fair value amounts disclosed below are based on estimates prepared by the Company utilizing valuation methods appropriate in the circumstances. Generally accepted accounting principles do not require disclosure for lease contracts. The carrying amount for financial instruments included among cash, receivables, notes payable, and other short-term payables approximates their fair value because of the short maturity of those instruments. The estimated fair value of other significant financial instruments are based principally on discounted future cash flows at rates commensurate with the credit and interest rate risk involved.

    The estimated fair values of the Company's other significant financial instruments at December 31, 1998 and 1997 are as follows:


                                                       1998                                1997
                                           ------------------------------     ------------------------------
                                             CARRYING           FAIR            CARRYING            FAIR
                                              AMOUNT            VALUE            AMOUNT             VALUE

    Note receivable                         $  806,229        $  806,229      $        -        $         -

    Long-term debt                           3,858,324         3,367,119        4,795,473         4,795,473



16. BUSINESS SEGMENT INFORMATION

    In June 1997, SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information", was issued effective for fiscal years ending after December 15, 1998. The Company's reportable segments are structured into a decentralized organizational structure resulting in three stand-alone business units. While all three business units are engaged in the business of providing telecommunications services to hospitality and payphone businesses, they are managed separately largely due to a series of acquisitions the Company completed in 1997 and 1998, as discussed in Notes 3 and 4.

    The Company's three reportable segments are PIC/ATN, Incomex and MTS. The Company provides long-distance telecommunications services to hotels and payphone owners in the United States through the PIC/ATN business unit. The services include, but are not limited to, live operator services, credit card billing services, automated collection and messaging delivery services, voice mail services, telecommunications consulting and providing carrier services for long-distance telecommunications companies. The incoming operator assisted calls are processed with the PIC/ATN operators on location. The Incomex business unit provides international operator services to hotels and payphone owners in Mexico on international calls from Mexico to the United States. The MTS business unit was created in 1998 to meet the needs of the hospitality telecommunications management market by providing database profit management services and other value added services. The MTS business unit was formerly the operating unit of the Company responsible for marketing of AT&T operator services until the contract was terminated during the fourth quarter of 1998.

    The accounting policies of the reportable segments are the same as those described in Note 1. The Company evaluates the performance of its operating units based on income (loss) from operations.

    Summarized financial information concerning the Company's reportable segments is shown in the following table (amounts expressed in thousands). The "Other" column includes the effect of eliminating inter-business unit transactions.


                                                                                      MTS
                                                                                      AND
                                                          PIC/ATN      INCOMEX     CORPORATE       OTHER           TOTAL

    1998:
    Revenues                                              $24,094       $7,921       $5,262       $(3,289)        $33,988
    Income (loss) from operations                           2,544        1,958       (2,596)            -           1,906
    Total assets                                            5,591        2,463       16,818        (2,194)         22,678
    Depreciation and amortization expense                     436           12          771            629          1,848
    Capital expenditures                                      800          134          357             -           1,291

    1997:
    Revenues                                                1,369                     7,048             -           8,417
    Income (loss) from operations                              17                    (7,064)            -          (7,047)
    Total assets                                            2,642                     7,728          (984)          9,386
    Depreciation and amortization expense                      73                     2,070             -           2,143
    Capital expenditures                                      284                       357             -             641




    Financial information relating to the Company's operations by geographic area was for the years ended December 31, 1998 and 1997 as follows (amounts expressed in thousands):


                                                                       1998         1997
    Revenues:
      United States                                                   $26,009       $8,417
      Mexico                                                            7,921            -
      Canada                                                               58            -
                                                                      -------       ------
               Total                                                  $33,988       $8,417
                                                                      -------       ------

    Long-lived assets (excluding investments):
      United States                                                   $15,719       $7,883
      Mexico                                                            1,704            -
                                                                      -------       ------
               Total                                                  $17,423       $7,883
                                                                      =======       ======





17. INVESTMENTS

    During 1998, the Company reached an agreement to invest in ACTEL Integrated Communications, Inc. ("ACTEL") of Mobile, Alabama. As of December 31, 1998, the Company had invested $694,067, and from January 1, 1999 through March 22, 1999, had invested an additional $586,000. On March 10, 1999, the Company and ACTEL entered into an Investment Agreement whereby, the Company receives one share of Series A Convertible Preferred Stock for every dollar invested. Each Series A Convertible Preferred Stock earns a 10% dividend and may be converted to 1.46 shares of common stock at any time on or before March 10, 2002 at the option of the Company.

    ACTEL, based in Mobile, Alabama, will provide local exchange communications services as a facility-based carrier. ACTEL has received public service approval to become a competitive local exchange carrier in both Louisiana and Alabama and will begin to offer voice and data communications services to medium and small businesses in April 1999. Initially, resale service will commence in Mobile, Alabama and in New Orleans, Louisiana, through an interconnect agreement with Bell South. An advanced Lucent AnyMedia(TM) MultiService Module is being installed in Mobile. It will enable proprietary retail services to be provided to the Mobile, Alabama market later this spring. At that time ACTEL will own its local service lines, sell monthly services and become a facility-based carrier providing proprietary voice and data services to the targeted market of medium and small businesses.

    During 1998, the Company reached an initial lending/investment agreement with AcNET de C.V. ("AcNet") of Mexico. As of December 31, 1998, the Company had invested $806,229, and from January 1, 1999 through March 22, 1999, had invested an additional $403,000. The initial agreement in August 1998 provided for an option to purchase 49% of AcNet for $2 million. The option was renewed beyond the original October 1998 expiration and revised in March 1999 to the following: the Company may lend up to $2 million to AcNet on a 10% note and convert the note to preferred stock that earns 20% of the earnings of AcNet, as defined in the agreement. The preferred stock may be redeemed by AcNet for 120% of its face value plus any accumulated dividends. Additionally, the Company possesses an option to acquire 49% of the common stock of AcNet in exchange for 450,000 shares of the Company's common stock and the guarantee by the Company of certain debt of AcNet by March 30, 1999. As of March 22, 1999, no amounts had been guaranteed by the Company. The option extends through July 31, 1999.

    AcNet provides internet services and network services to businesses, governments and consumers in Mexico by authority of concessions provided by the Mexican government. As of March 1999, AcNet provided internet services to over 13,000 customers and network services to several of the major corporations of Mexico generating annualized revenues of approximately $1.5 million.

18. SUBSEQUENT EVENT

    During the first quarter of 1999, the Company received proceeds of $1,500,000 from the issuance of promissory notes to related parties. The notes bear interest at 14% and the accrued interest and principal are due on November 30, 1999. Warrants to purchase 300,000 shares of the Company's common stock were issued in relation to the promissory notes at an exercise price of $3.25 per share.

                                    * * * * *

                       MURDOCK COMMUNICATIONS CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                      March 31, 1999 and December 31, 1998
                             (Dollars in thousands)



                                                                                MARCH 31, 1999        DECEMBER 31, 1998
                                                                                --------------        -----------------
                                                                                 (Unaudited)

ASSETS
CURRENT ASSETS


       Cash                                                                    $        220               $     1,722
       Accounts receivable, less allowance for doubtful accounts:                     3,286                     1,752
       Prepaid expenses and other current assets                                        677                       281
                                                                               ------------               -----------
                   TOTAL CURRENT ASSETS                                               4,183                     3,755
                                                                               ------------               -----------

PROPERTY AND EQUIPMENT

       Land and building                                                              1,226                     1,172
       Telecommunications equipment                                                   9,093                     9,013
       Furniture and equipment                                                          697                       748
                                                                               ------------               -----------
                                                                                     11,016                    10,933
              Accumulated depreciation                                               (8,270)                   (8,097)
                                                                               ------------               -----------
                                                                                      2,746                     2,836
       Telecommunications equipment under capital lease, net of
                accumulated amortization : 1999 - $3,349; 1998 - $3,326                 159                       182
                                                                               ------------               -----------
                  PROPERTY AND EQUIPMENT, NET                                         2,905                     3,018
                                                                               ------------               -----------
OTHER ASSETS
       Goodwill - net of accumulated amortization:  1999 - $1,028; 1998 -
       $697                                                                          11,316                    11,644
       Cost of purchased site contracts, net of accumulated amortization:               140                       174
       1999 - $703; 1998 - $670
       Other intangible assets, net of accumulated amortization:                        602                       659
                 1999 - $463; 1998 - $348
       Investments, at cost                                                           3,039                     1,500
       Prepaid commissions                                                            1,809                     1,704
       Other noncurrent assets                                                          110                       224
                                                                               ------------               -----------
                  TOTAL OTHER ASSETS                                                 17,016                    15,905
                                                                               ------------               -----------

TOTAL                                                                          $     24,104               $    22,678
                                                                               ============               ===========



          See accompanying notes to consolidated financial statements.

                       MURDOCK COMMUNICATIONS CORPORATION
                     CONSOLIDATED BALANCE SHEETS (CONTINUED)
                      March 31, 1999 and December 31, 1998

                             (Dollars in thousands)



                                                                             MARCH 31, 1999    DECEMBER 31, 1998
                                                                             --------------    -----------------
                                                                              (Unaudited)

LIABILITIES AND SHAREHOLDERS' EQUITY


CURRENT LIABILITIES
       Notes payable                                                           $    8,913        $   7,401
       Accounts payable                                                             2,165            1,205
       Accrued expenses                                                             1,413            2,059
       Current portion of capital lease obligation principally with a
       related party                                                                  875              869
       Current portion of long-term debt with related parties                         512              829
       Current portion of long-term debt, others                                      214              199
                                                                               ----------        ---------
              TOTAL CURRENT LIABILITIES                                            14,092           12,562

LONG-TERM LIABILITIES
       Capital lease obligations principally with a related party, less
       current portion                                                              3,055            3,133
       Long-term debt with related parties, less current portion                    1,938            2,105
       Long-term debt, others, less current portion                                   746              725
       Accumulated losses of joint venture in excess of initial investment             53               61
       Deferred income                                                                 14               15
                                                                               ----------        ---------
                  TOTAL LIABILITIES                                                19,898           18,601
                                                                               ----------        ---------

SHAREHOLDERS' EQUITY
       8% Series A Convertible Preferred Stock, $100 stated value:
         authorized 50,000 shares; issued and outstanding:  1999
         and 1998 - 18,920 shares ($1,892 liquidation value)
                                                                                    1,844            1,837
       Common stock, no par or stated value:  Authorized - 20,000,000 shares; issued and outstanding:  1999 and 1998 -
         10,329,867 shares                                                         19,835           19,835
       Common stock warrants:  Issued and outstanding:  1999 -                        525              438
         4,740,763; 1998 - 4,420,763
       Additional paid-in capital                                                     134              134
       Accumulated deficit                                                        (18,132)         (18,167)
                                                                               ----------        ---------
                  TOTAL SHAREHOLDERS' EQUITY                                        4,206            4,077
                                                                               ----------        ---------
TOTAL                                                                          $   24,104       $   22,678
                                                                               ==========       ==========




          See accompanying notes to consolidated financial statements.

                       MURDOCK COMMUNICATIONS CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                   Three Months Ended March 31, 1999 and 1998
                  (Dollars in thousands, except per share data)
                                   (Unaudited)



                                                                     THREE MONTHS ENDED MARCH 31
                                                                      1999              1998
                                                                ------------------ ----------------
REVENUES
       Call processing                                           $      9,940            $      5,363
       Other revenues                                                     847                     326
                                                                 ------------            ------------
                  TOTAL REVENUES                                       10,787                   5,689
                                                                 ------------            ------------
COSTS OF SALES
       Call processing                                                  6,978                   3,453
       Other cost of sales                                                423                     110
       Nonstandard international bad debt expense                         141                      --
                                                                 ------------            ------------
                  TOTAL COST OF SALES                                   7,542                   3,563
                                                                 ------------            ------------
GROSS PROFIT                                                            3,245                   2,126
                                                                 ------------            ------------

OPERATING EXPENSES
       Selling, general and administrative expenses                     1,796                   1,610
       Depreciation and amortization expense                              582                     458
                                                                 ------------            ------------
                  TOTAL OPERATING EXPENSES                              2,378                   2,068
                                                                 ------------            ------------
INCOME FROM OPERATIONS                                                    867                      58
                                                                 ------------            ------------
NON-OPERATING INCOME (EXPENSE)
       Interest expense, net                                             (747)                   (446)
       Other income                                                         1                      35
                                                                 ------------            ------------
                  TOTAL NON-OPERATING INCOME (EXPENSE)                   (746)                   (411)
                                                                 ------------            ------------
INCOME (LOSS) BEFORE INCOME TAX EXPENSE AND
  JOINT VENTURE LOSS                                                      121                    (353)

  Loss from joint venture                                                  --                     (63)
  Income tax expense                                                      (37)                     (6)
                                                                 ------------            ------------
NET INCOME (LOSS)                                                          84                    (422)
DIVIDENDS AND ACCRETION ON 8% SERIES A CONVERTIBLE                        (49)                    (41)
       PREFERRED STOCK


                                                                 ------------            ------------
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS
                                                                 $         35            $       (463)
                                                                 ============            ============
BASIC NET INCOME (LOSS) PER COMMON SHARE                         $         --            $      (0.10)
                                                                 ============            ============
BASIC WEIGHTED AVERAGE COMMON SHARES OUTSTANDING                   10,329,867               4,720,661
                                                                 ============            ============
DILUTED NET INCOME (LOSS) PER COMMON SHARE
                                                                 $         --            $       (.10)
                                                                 ============            ============

DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING                 12,163,994               4,720,661
                                                                 ============            ============




          See accompanying notes to consolidated financial statements.

                       MURDOCK COMMUNICATIONS CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                   Three Months Ended March 31, 1999 and 1998
                             (Dollars in thousands)
                                   (Unaudited)


                                                                                       THREE MONTHS ENDED MARCH 31
                                                                                           1999           1998
                                                                                       ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:

NET INCOME (LOSS)                                                                      $         84    $      (422)

ADJUSTMENTS TO RECONCILE NET INCOME (LOSS) TO NET CASH FLOWS
       FROM OPERATING ACTIVITIES:
       Depreciation and amortization                                                            582            456
       Noncash interest expense                                                                 124             22
       Loss from joint venture                                                                    -             60
       Changes in operating assets and liabilities
         Receivables                                                                         (1,534)        (1,004)
         Other current assets                                                                  (369)            30
         Prepaid commissions                                                                   (105)             -
         Other noncurrent assets                                                                114             16
         Accounts payable                                                                       960            258
         Accrued expenses                                                                      (688)           194
         Deferred income                                                                         (1)           (13)
                                                                                       ---------------------------
                  NET CASH FLOWS FROM OPERATING ACTIVITIES                                     (833)          (403)

CASH FLOW FROM INVESTING ACTIVITIES:
       Purchases of property and equipment                                                      (84)          (135)
       Cash paid for investments                                                             (1,547)            (1)
                                                                                       ---------------------------
                  NET CASH FLOWS FROM INVESTING ACTIVITIES                                   (1,631)          (136)

CASH FLOW FROM FINANCING ACTIVITIES:
       Payments on capital lease obligations, primarily to a related party                      (72)             -
       Proceeds from capital lease obligations with a related party                               -            492
       Borrowings on notes payable                                                            1,650            122
       Borrowings on long-term debt with a related party                                          -            400
       Borrowings on long-term debt, others                                                     141              -
       Payments on notes payable                                                               (138)             -
       Payments on long-term debt with related parties                                         (493)          (271)
       Payments on long-term debt, others                                                      (106)             -
       Proceeds from issuance of 8% Series A Convertible Preferred Stock                          -             50
       Dividends on 8% Series A Convertible Preferred Stock                                       -            (21)
       Payments on offering costs costs and origination fees                                    (20)           (13)
                                                                                       ---------------------------
                  NET CASH FLOW FROM FINANCING ACTIVITIES                                       962            759

                                                                                       ---------------------------
NET INCREASE (DECREASE) IN CASH                                                              (1,502)           220

CASH AT BEGINNING OF PERIOD                                                                   1,722            316

                                                                                       ---------------------------
CASH AT END OF PERIOD                                                                  $        220    $       536
                                                                                       ===========================

SUPPLEMENTAL DISCLOSURES
       Cash paid during the period for interest, principally to a related party        $        359    $       390
       Cash paid during the period for income taxes                                              29              6





          See accompanying notes to consolidated financial statements.

                       MURDOCK COMMUNICATIONS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   THREE MONTHS ENDED MARCH 31, 1999 AND 1998

1. SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The accompanying unaudited interim consolidated financial statements have been prepared by Murdock Communications Corporation (the "Company") in accordance with generally accepted accounting principles for interim financial reporting and the regulations of the Securities and Exchange Commission for quarterly reporting. Accordingly, they do not include all information and footnotes required by generally accepted accounting principles for complete financial information. The foregoing unaudited interim consolidated financial statements reflect all adjustments which, in the opinion of management, are necessary to reflect a fair presentation of the financial position, the results of the operations and cash flows of the Company and its subsidiaries for the interim periods presented. All adjustments, in the opinion of management, are of a normal and recurring nature. Operating results for the three months ended March 31, 1999 are not necessarily indicative of the results that may be expected for the full year ended December 31, 1999. For further information, refer to the financial statements and footnotes thereto for the year ended December 31, 1998, included in the Company's Annual Report on Form 10-KSB (Commission File # 00-21463) as filed with the Securities and Exchange Commission on March 31, 1999.

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has an accumulated deficit of $18.1 million, and current liabilities exceed current assets by $9.9 million at March 31, 1999. These factors, among others, indicate that the Company may be unable to continue as a going concern for a reasonable period of time. Management's plans to sustain operations are discussed in Note 1 in the Company's Annual Report on Form 10-KSB (Commission File # 00-21463) for the year ended December 31, 1998 as filed with the Securities and Exchange Commission on March 31, 1999.

RECLASSIFICATIONS

Certain amounts in the 1998 unaudited interim consolidated financial statements have been reclassified to conform to the current year's presentation.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company, the accounts of Priority International Communications, Inc. and ATN Communications, Incorporated ("PIC/ATN") and effective February, 1998, the accounts of Incomex, Inc. ("Incomex"), the Company's wholly-owned subsidiaries. Significant intercompany accounts and transactions have been eliminated in consolidation.

2. NOTES PAYABLE AND LONG-TERM DEBT

During the first quarter of 1999, the Company received proceeds of $1,500,000 from the issuance of promissory notes to related parties. The notes bear interest at 14% with accrued interest and principal due on November 30, 1999. Warrants to purchase 300,000 shares of the Company's common stock were issued in relation to the promissory notes at an exercise price of $3.25 per share. The Company has assigned a fair value of $60,000 to the warrants, that has been capitalized as deferred loan costs and are being written off over the life of the notes.

As of March 31, 1999 the Company had an unpaid balance past due to an affiliate of Berthel Fisher & Company (collectively with its subsidiaries and their affiliated leasing partnerships, "Berthel") of approximately $266,000. The unpaid balance is in violation of certain of the covenants in the Berthel lease agreements. Berthel has the right to demand that the Company cure this violation, but has not made such a demand as of the date of this report.

As of March 31, 1999 the Company was past due on a $400,000 note payable to a financial institution and $2 million of notes payable to individuals. As of the date of this report, the financial institution has not made a demand for the $400,000 note. Effective April 1, 1999, as provided for in the terms of the notes, the interest rate on the $2.0 million of past due notes payable to individuals increased from 14% to 18%. While not required by the terms of the notes, the Company solicited from the note holders signed agreements to extend the notes to June 30, 1999.


The Company currently anticipates paying all past due debt with the proceeds from the proposed credit facility (as discussed in Note 8) upon closing.


3. INCOME TAX EXPENSE

The provision for income taxes consisted of the following for the periods ended March 31, 1999 and 1998:


Current:                                                  1999          1998
                                                          ----          ----
            Federal                                      $   -        $   -
            State                                         37,500        5,821


At March 31, 1999, the Company has net operating loss carryforwards for federal income tax purposes of approximately $13 million to use to offset future taxable income. These net operating losses will expire, if unused, from December 31, 2002 through 2012.

4. CONTINGENCIES AND LEGAL PROCEEDINGS


Incomex has commenced an arbitration proceeding against EILCO Leasing Services, Inc.("Eilco"), a creditor of Incomex, to resolve a dispute regarding a loan agreement between Incomex and Eilco. Eilco claims that Incomex is in violation of certain covenants of the loan agreement, including provisions relating to certain obligations of Incomex to make payments to Eilco based on Incomex's income from telecommunications services provided to a group of hotels in Mexico. Incomex disputes these claims and initiated the arbitration proceedings to resolve the dispute. An arbitration hearing with respect to this matter commenced on April 21, 1999. On June 4, 1999, the arbitrator ruled that, after a credit for the remaining principal balance of $341,444, Eilco owes Incomex damages in the sum of $231,162, plus $3,161 for arbitration fees and expenses.

On July 20, 1998, Oncor Communications, Inc. ("Oncor") filed a lawsuit in the District Court of Dallas County, Texas against the Company, Incomex and an unrelated third party. Oncor alleged that the defendants improperly teminated a long distance service agreement with Oncor and claimed damages based on amounts which Oncor alleged to have advanced to Incomex, lost profits for the period in which the Company was alleged to have breached the contract, attorneys' fees and for interference with contractual relations in an unspecified amount. The Company asserted a counterclaim for accounting, breach of contract, misrepresentation and payment of attorneys' fees. On April 21, 1999 an agreement was reached with Oncor to settle this claim. Under the settlement, the Company paid $150,000 to Oncor in return for a release by Oncor of its claims. Such liability was accrued as of March 31, 1999.

5. INVESTMENTS

During 1998, the Company reached an agreement to invest in ACTEL Integrated Communication, Inc. ("ACTEL") of Mobile, Alabama. As of March 31, 1999, the Company had invested $1,676,711, and from April 1, 1999 through May 10, 1999 had invested an additional $980,000.

During 1998, the Company reached an initial lending/investment agreement with AcNet S.A. de C.V. ("AcNet") of Mexico. As of March 31, 1999, the Company had invested $1,361,974, and from April 1, 1999 through May 10, 1999 had invested an additional $563,258.

6. COMMON STOCK WARRANTS

In accordance with the anti-dilutive provisions contained in the common stock warrants issued in connection with the Company's initial public offering, the number of shares issuable upon exercise of the warrants has increased as follows:


           Warrants                 Applicable
      (Previously convertible         Common         Exercise       Expiration
      on a one-for-one basis)         Shares          Price           Date
      -----------------------       ----------       --------       ----------
            880,000                  1,819,918        $3.14            1999
            160,000                    338,762         3.07            2001
             80,000                    149,755         9.75            2001

7. BUSINESS SEGMENT INFORMATION

In June 1997, Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information", was issued effective for fiscal years ending after December 15, 1998. The Company's reportable segments are structured into a decentralized organizational structure resulting in three stand-alone business units. While all three business units are engaged in the business of providing telecommunications services to hospitality and payphone businesses, they are managed separately largely due to a series of acquisitions the Company completed in 1997 and 1998.

The Company's three reportable segments are PIC/ATN, Incomex and Murdock Technology Services ("MTS"). The Company provides long-distance telecommunications services to hotels and payphone owners in the United States through the PIC/ATN business unit. The services include, but are not limited to, live operator services, credit card billing services, automated collection and messaging delivery services, voice mail services, telecommunications consulting and providing carrier services for long-distance telecommunications companies. The incoming operator assisted calls are processed with the PIC/ATN operators on location. The Incomex business unit provides international operator services to hotels and payphone owners in Mexico on international calls from Mexico to the United States. The MTS business unit was created in 1998 to meet the needs of the hospitality telecommunications management market by providing database profit management services and other value added services. The MTS business unit was formerly the operating unit of the Company responsible for marketing of AT&T operator services until the contract was terminated during the fourth quarter of 1998.

The accounting policies of the reportable segments are the same as those described above. The Company evaluates the performance of its operating units based on income (loss) from operations.

Summarized financial information concerning the Company's reportable segments is shown in the following table as of and for the three months ended March 31, 1999 and 1998 (amounts expressed in thousands). The "Other" column includes the effect of corporate related items and eliminating inter-business unit transactions.

                                                   PIC/ATN        INCOMEX          MTS        OTHER          TOTAL

1999
Revenues                                            $7,021         $2,940      $ 1,246     $  (420)         $10,787
Income (loss) from operations                        1,027            813          (74)       (899)             867
Total assets                                         5,674          3,340        2,794      12,296           24,104
Depreciation and amortization expense                  116              4          134         328              582
Interest expense, net                                  152             70          172         353              747
Capital expenditures                                    16              4           64           -               84

1998
Revenues                                             3,197          1,832        1,402        (742)           5,689
Income (loss) from operations                          218            511         (273)       (398)              58
Total assets                                         2,977          2,402        2,928       4,000           12,307
Depreciation and amortization expense                   96              3          240         119              458
Interest expense, net                                   76             74          131         165              446
Capital expenditures                                    18              -          117           -              135


Financial information relating to the Company's operations by geographic area as of and for the three months ended March 31, 1999 and 1998 was as follows (amounts expressed in thousands):



                                                       1999              1998
Revenues:
     United States                                   $ 7,822           $ 3,857
     Mexico                                            2,940             1,832
     Canada                                               25                --
                                                     -------           -------

              Total                                  $10,787           $ 5,689
                                                     =======           =======
Long-lived assets (excluding investments):
     United States                                   $15,178           $17,423
     Mexico                                            1,704                --
                                                     -------           -------

             Total                                   $16,882           $17,423
                                                     =======           =======

8. SUBSEQUENT EVENTS

In April of 1999, the Company received proceeds of $1,625,000 from the issuance of promissory notes to related parties. The notes bear interest at 18% and the accrued interest and principal are due on November 30, 1999.

The Company also received proceeds of $500,000 of financing from a financial institution. The note bears interest at 10.5% and the accrued interest and principal are due on demand, or if no demand is made, on March 30, 2000.

In April, 1999, the Company entered into a loan commitment letter with a major lending institution for a senior secured credit facility of up to $25 million. If this facility is completed, the Company plans to use these funds for repayment of certain debt, future investment opportunities and general operational needs. Because there are significant conditions remaining to be satisfied with respect to the proposed facility, including the negotiation of definitive loan documents, there can be no assurance that the Company will complete this credit facility, or, if completed, that the terms of the credit facility will be as presently contemplated.


In June 1999, the Company completed a bridge financing in the amount of $2,000,000. Pursuant to the bridge financing, the Company issued a note in the principal amount of $2,000,000 and warrants to purchase 250,000 shares of common stock to one investor. The note bears interest at the rate of 12% per annum and all principal and interest under the note are due on July 21, 1999. If the Company does not repay the note when due, then the interest rate increases to
(i) 14% per annum for the period from the due date until August 20, 1999, (ii) 16% per annum for the period from August 21, 1999 until September 21, 1999, and
(iii) 18% per annum for the period after September 21, 1999. In addition, if the Company does not repay the note on or prior to September 21, 1999, the warrants may be exercised to purchase twice the number of shares subject to the warrants immediately prior to such date. The warrants are exercisable at any time until June 21, 2009 at an exercise price of $3.50 per share. The exercise price and the number of shares of common stock purchasable upon exercise of the warrants are subject to adjustment upon the occurrence of certain events, including stock dividends, stock splits and the issuance by the Company of shares of common stock or other securities convertible into or exercisable to purchase shares of common stock at a price below the then applicable exercise price of the warrants. The Company has agreed to use its best efforts to register the warrants and the shares of common stock underlying the warrants by August 21, 1999.

         You should rely only on the information contained in this document or other information we referred you to. We have not authorized anyone to provide you with information that is different. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any security other than the shares of common stock offered by this prospectus, nor does it constitute an offer to sell or a solicitation of an offer to buy shares of common stock in any jurisdiction where such offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sales made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of MCC since the date hereof.


                                TABLE OF CONTENTS

                                                      Page

Summary............................................
Risk Factors.......................................
Certain Market Information
and Dividend Policy................................
Use of Proceeds....................................
Business...........................................
Management's Discussion and Analysis of
Financial Condition and Results
of Operations......................................
Management.........................................
Certain Transactions...............................
Principal Shareholders.............................
Selling Shareholders...............................
Plan of Distribution...............................
Description of Capital Stock.......................
Legal Matters......................................
Experts............................................
Where You Can Find More Information................
Consolidated Financial Statements..................  F-1






                                     [LOGO]






                        6,542,544 SHARES OF COMMON STOCK



                         -------------------------------

                                   PROSPECTUS

                         -------------------------------





                                  _______, 1999

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24.      INDEMNIFICATION OF DIRECTORS AND OFFICERS.

              The Iowa Business Corporation Act (the "IBCA") authorizes corporations to limit or eliminate the personal liability of directors to corporations and their shareholders for monetary damages for breach of directors' fiduciary duty of care. Our Restated Articles of Incorporation (the "Articles") limit the liability of our directors to the Company or its shareholders to the fullest extent permitted by the IBCA or any other applicable laws presently or hereinafter in effect. Specifically, directors of the Company will not be personally liable for or with respect to any acts or omissions in the performance of his duties as a director of the Company except for a breach of the director's duty of loyalty to the Company or its shareholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for a transaction in which the director derives an improper personal benefit or for unlawful distributions.

              The inclusion of this provision in the Articles may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter shareholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited the Company and our shareholders.

              The Articles also provide mandatory indemnification rights to any officer or director of the Company to the full extent permitted by Iowa law or any applicable laws presently or hereafter in effect.

              Unless a corporation's articles of incorporation provide otherwise, the IBCA requires a corporation to indemnify a director or officer who was completely successful in the defense of any proceeding to which the director or officer was a party because the director or officer is or was a director or officer of the corporation and permits a director or officer to apply for court-ordered indemnification if the director or officer is fairly and reasonably entitled to indemnification in view of all of the relevant circumstances. The Articles do not limit the foregoing indemnification rights of the directors and officers of the Company. In addition, our By-Laws provide that, to the fullest extent permitted by Iowa law, we may indemnify the officers and directors.

              We intend to maintain insurance for each director and officer of the Company covering certain expenses, liability or losses he may incur that arise by reason of his being a director or officer of the Company or subsidiary company, whether or not we would have the power to indemnify such person against such expenses, liability or loss under the Iowa General Corporation Law.



ITEM 25.      OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

              The expenses in connection with the offering are as follows:



Item                                                                                    Amount
----                                                                                    ------
Securities and Exchange Commission Registration Fee.................................   $ 5,616
Legal Fees and Expenses.............................................................    20,000
Accounting Fees and Expenses........................................................    10,000
Miscellaneous Expenses..............................................................     3,000

              Total.................................................................   $38,616
                                                                                       =======


ITEM 26.      RECENT SALES OF UNREGISTERED SECURITIES.

         On the effective date of the Company's initial public offering, the Company issued 822,221 shares of common stock in exchange for 22,450 shares of its preferred stock and associated common stock warrants. The Company did not receive any proceeds with respect to this exchange, and did not pay any fee or commission with respect to the solicitation of offers to exchange. The Company conducted the exchange as an offering exempt from registration under the Securities Act of 1933, as amended (the "Act"), pursuant to section 3(a)(9) of the Act.

         Also in July 1996, the Company completed the first tranche of a bridge financing as a private placement exempt from the registration requirements of the Act pursuant to Rule 506 of Regulation D under the Act. The first tranche of the bridge financing consisted of $400,000 aggregate principal amount of 12% convertible promissory notes (the "Conversion Bridge Notes"). The Convertible Bridge Notes were automatically converted into units of $5.00 per unit effective upon the Company's initial public offering. The Convertible Bridge Notes were sold to 11 purchasers. The Company paid commissions of $24,000 to two placement agents in connection with the offering of the Convertible Bridge Notes, and the Company received net proceeds of approximately $372,000. In August 1996, the Company completed the second tranche of the bridge financing as a private placement exempt from the registration requirements of the Act pursuant to Rule 506 of Regulation D under the Act. The second tranche of the bridge financing consisted of the sale of a 13% promissory note in the principal amount of $250,000 to one purchaser along with an associated warrant to purchase 41,667 units (the "Bridge Warrant"). The Bridge Warrant was exercisable at any time after the completion of the offering until its expiration on August 5, 1998. The exercise price of the Bridge Warrant was $6.00 per unit. The Company paid commissions of $15,000 to two placement agents in connection with the offering of the Note and the Bridge Warrant, and the Company received net proceeds of approximately $232,000.

         In January 1997, certain subsidiaries and affiliated leasing partnerships of Berthel Fisher & Company ("Berthel") exercised warrants to purchase an aggregate of 227,142 shares of common stock at a de minimis exercise price. The shares of common stock were issued to Berthel in a private placement exempt from the registration requirements of the Act pursuant to Section 4(2) of the Act.

         In January 1997, the Company issued a warrant to purchase up to 50,000 shares of the Company's common stock to Blalock & Company ("Blalock") with an exercise price of $2.50 per share. The warrant was issued pursuant to a consulting agreement dated December 20, 1996, between the Company and Blalock providing for advisory services by Blalock to the Company. The Company has assigned a fair value of $100,000 to the warrant. The warrant was issued in reliance upon exemption from registration provided by section 4(2) of the Act.

         In June 1997, certain affiliates of Berthel agreed to convert note obligations with an aggregate principal amount of $1.7 million and a carrying value to the Company of $1.3 million into 465,625 shares of the Company's common stock. On December 31, 1997, the Company and Berthel agreed to rescind the note conversion. In connection with this rescission, in January 1998, the Company issued notes to Berthel which are identical in all material respects to the notes originally canceled, Berthel delivered to the Company its certificates for the 465,625 shares of the Company's common stock and the Company issued warrants to Berthel exercisable to purchase up to 229,279 shares of the Company's common stock at an exercise price of $1.12 per share. The Company issued the notes and the warrants to Berthel pursuant to the exemption from the registration requirements of the Act provided by Section 4(2) of the Act.

         In September 1997, the Company commenced an offering of up to $5,000,000 of its preferred stock in a private placement exempt from the registration requirements of the Act pursuant to Rule 506 of Regulation D under the Act. The Company paid commissions of up to 7% of the gross proceeds of the offering to its placement agent. The Company had sold a total of 16,250 shares of Preferred Stock in the offering and received gross cash proceeds of $1,625,000, paid commissions of $64,750, paid other expenses of $23,250 and received net proceeds of approximately $1,537,000 from the issuance and sale of shares of the preferred stock pursuant to the offering.

         In October 1997, the Company issued 300,000 shares of common stock to the former shareholders of PIC Resources Corp. ("PICR") pursuant to the Company's acquisition of PICR. The shares were issued in a private placement exempt from the registration requirements of the Act pursuant to Section 4(2) of the Act.

         In February 1998, the Company issued 400,000 shares of common stock to the former shareholders of Incomex, Inc. ("Incomex") pursuant to the Company's acquisition of Incomex. The shares were issued in a private placement exempt from the registration requirements of the Act pursuant to Section 4(2) of the Act.

         In February 1998, the Company agreed to issue 2,170 shares of its Preferred Stock to Berthel in exchange for the prepayment of $180,000 in commissions and the payment of $37,000 in commissions currently owed. This transaction was completed and the shares were issued on June 19, 1998. The issuance of the shares was made pursuant to the exemption from the registration requirements of the Act provided by Section 4(2) of the Act.

         In March 1998, the Company issued promissory notes with an aggregate principal amount of $500,000 to five persons in a private placement exempt from the registration requirements of the Act pursuant to Section 4(2) of the Act. The notes bear interest at 14% and the principal and accrued interest are due on March 5, 1999. Along with the notes, the Company also issued warrants to purchase an aggregate of 500,000 shares of the Company's common stock at an exercise price of $1.75 per share.

         Also in March 1998, the Company issued warrants to purchase an aggregate of 1,100,000 shares of the Company's common stock at an exercise price of $1.4375 to Berthel in connection with $700,000 of lease financing and the financing of certain capital leases provided to the Company by Berthel. The Company issued the warrants to Berthel pursuant to the exemption from the registration requirements of the Act provided by Section 4(2) of the Act. Effective December 31, 1998, Berthel exercised these warrants to purchase an aggregate of 1,100,000 shares of common stock at an exercise price of $1.30 per share, resulting in total proceeds to the Company of $1,430,000. The shares of common stock were issued to Berthel in a private placement exempt from the registration requirements of the Act pursuant to Section 4(2) of the Act.

         In April 1998, the Company issued a promissory note in the principal amount of $5,000 and warrants to purchase 5,000 shares of common stock to one of the Company's outside directors in lieu of the payment of director's fees and issued a promissory note in the principal amount of $25,000 and warrants to purchase 25,000 shares of the Company's common stock to a consultant in lieu of payment of consultant fees. These notes and warrants have terms identical to the notes and warrants sold in the offering described in the subsequent paragraph and were issued in a private placement exempt from the registration requirements of the Act pursuant to Rule 506 of Regulation D under the Act.

         In April and May of 1998, the Company completed an offering of $1,486,000 aggregate principal amount of promissory notes in a private placement exempt from the registration requirements of the Act pursuant to Rule 506 of Regulation D under the Act. The notes bear interest at 14% and the principal and accrued interest are due on March 31, 1999. Along with the notes, the Company also issued warrants to purchase an aggregate of 1,486,000 shares of the Company's common stock at an exercise price of $1.75 per share. The warrants expire on March 31, 2001. The Company paid commissions of $96,880 to its placement agent and received net proceeds of approximately $1,386,000 in the offering. In connection with the offering, the Company also issued to its placement agent warrants to purchase 121,100 shares of common stock with terms substantially similar to the warrants issued to investors in the offering.

         In May 1998, the Company issued 571,428 shares of common stock to the former shareholders of Priority International Communications, Inc. ("PIC") as a prepayment of $1,000,000 in principal due under notes issued by the Company in October 1997 in connection with the acquisition by the Company of PIC. The shares of common stock were issued pursuant to the exemption from the registration requirements of the Act provided by Section 4(2) of the Act.

         In September 1998, the Company issued promissory notes in the aggregate principal amount of $370,000 in a private placement exempt from the registration requirements of the Act pursuant to Section 4(2) of the Act. The notes bear interest at 14% and the principal and accrued interest are due on November 1, 1999.

         In December 1998, the Company issued 2,300,000 shares of common stock to the former shareholders of PIC and PICR pursuant to the settlement of certain earn-out provisions relating to the Company's acquisition of PIC and PICR. The shares were issued in a private placement exempt from the registration requirements of the Act, pursuant to Section 4(2) of the Act.

         In December 1998, the Company issued 1,500,000 shares of common stock to the former shareholders of Incomex pursuant to certain earn-out provisions of the agreement with Incomex. The Company also issued notes in the aggregate principal amount of $744,915 and warrants to purchase an aggregate of 155,384 shares of common stock to certain of the former shareholders of Incomex pursuant to the settlement of certain earn-out provisions relating to the Company's acquisition of Incomex. The notes bear interest at an annual rate of 14% and all interest and principal on the Incomex notes are due on November 15, 1999. The warrants may be exercised at any time between December 1998 and December 2003 to purchase shares of common stock at an exercise price of $3.25 per share. The shares of common stock, the notes and the warrants were issued in a private placement exempt from the registration requirements of the Act pursuant to
Section 4(2) of the Act.

         During the fourth quarter of 1998, the Company completed an offering of notes and warrants to certain of its directors and executive officers and to a limited number of outside investors. The notes bear interest at an annual rate of 14% and all principal and all interest on the notes are due on November 30, 1999. The Company paid the purchasers of the notes an origination fee of 1% and issued warrants to purchase 10,000 shares of common stock for each $50,000 in principal amount of the notes. The warrants are exercisable at an exercise price of $3.25 per share (although one outside investor received warrants to purchase 80,000 shares of common stock at an exercise price of $2.50 per share) and may be exercised at any time on or before November 30, 2003. The Company issued $3,420,000 aggregate principal amount of the notes and warrants to purchase 684,000 shares of common stock, and the Company received net proceeds of $3,380,800. The notes and the warrants were issued in a private placement exempt from the registration requirements of the Act pursuant to Section 4(2) of the Act.

         During the fourth quarter of 1998, the Company entered into an agreement with a consultant to provide advisory services to the Company. Pursuant to this agreement, the Company issued two warrants to the consultant to purchase up to 10,000 shares of common stock each at exercise prices of $3.60 per share and $3.00 per share, respectively. The warrants may be exercised at any time between November 30, 1999 and November 30, 2003. The warrants were issued in a private placement exempt from the registration requirements of the Act pursuant to Section 4(2) of the Act.

         During the first quarter of 1999, the Company received proceeds of $1,500,000 from the issuance of promissory notes to related parties. The notes bear interest at 14% and the accrued interest and principal are due on November 30, 1999. Warrants to purchase 300,000 shares of the Company's common stock were issued in relation to the promissory notes at an exercise price of $3.53 per share. The warrants may be exercised at any time until December 31, 2003. The warrants were issued in a private placement exempt from the registration requirements of the Act pursuant to Section 4(2) of the Act.

         In April 1999, the Company completed an offering of $1,625,000 aggregate principal amount of promissory notes to five of its directors and executive officers in a private placement exempt from the registration requirements of the Act pursuant to Section 4(2) of the Act. The notes bear interest at 18% and the principal and accrued interest are due on November 30, 1999. The Company paid the purchasers of the notes an origination fee of 0.5%.


         In June 1999, the Company completed a bridge financing in the amount of $2,000,000. Pursuant to the bridge financing, the Company issued a note in the principal amount of $2,000,000 and warrants to purchase 250,000 shares of common stock to one investor. The note bears interest at the rate of 12% per annum and all principal and interest under the note are due on July 21, 1999. If the Company does not repay the note when due, then the interest rate increases to
(i) 14% per annum for the period from the due date until August 20, 1999, (ii) 16% per annum for the period from August 21, 1999 until September 21, 1999, and
(iii) 18% per annum for the period after September 21, 1999. In addition, if the Company does not repay the note prior to September 21, 1999, the warrants may be exercised to purchase twice the number of shares subject to the warrants immediately prior to such date. The warrants are exercisable at any time until June 21, 2009 at an exercisable price of $3.50 per share. The note and the warrants were issued in a private placement exempt from the registration requirements of the Act pursuant to Section 4(2) of the Act.


ITEM 27.      EXHIBITS.

         The following exhibits are filed as part of this registration statement.




EXHIBIT NUMBER              DOCUMENT DESCRIPTION
--------------              --------------------
      3.1                   Restated Articles of Incorporation of the Company. (1)

      3.2                   First Amendment to Restated Articles of Incorporation of the
                            Company. (2)

      3.3                   Second Amendment to Restated Articles of Incorporation of
                            the Company. (2)

      3.4                   Amended and Restated By-Laws of the Company. (3)

      4.1                   Form of Warrant Agreement between the Company and Firstar
                            Trust Company. (1)

      4.2                   Form of Redeemable Warrant. (1)

      5                     Opinion of Reinhart, Boerner, Van Deuren, Norris &
                            Rieselbach, s.c.

     10.1                   AT&T Management Company Commission Agreement, dated as of
                            December 16, 1995, by and between the Company and AT&T
                            Communications, Inc. ("AT&T"). (1)(4)


     10.2                   Amendment No. 1 to AT&T Management Company Commission
                            Agreement, dated as of January 16, 1996, by and between the
                            Company and AT&T. (1)

     10.3                   Amendment No. 2 to AT&T Management Company Commission
                            Agreement, dated as of January 16, 1996, by and between the
                            Company and AT&T. (1) (4)

     10.4                   Amendment No. 3 to AT&T Management Company Commission
                            Agreement, executed on December 13, 1996, by and between
                            AT&T and the Company. (5)

     10.5 AT&T Management Company Commission Agreement, effective as of January 16, 1998, by and between the Company and AT&T. (4)(6)

     10.6                   Amendment to AT&T Management Company Commission Agreement,
                            effective as of October 15, 1998, by and between the Company and AT&T. (7)

     10.7                   Stock Purchase Agreement, dated as of August 22, 1997, among
                            MCC Acquisition Corp., Priority International
                            Communications, Inc. and certain shareholders of Priority
                            International Communications, Inc. (8)

     10.8                   First Amendment to Stock Purchase Agreement, dated as of
                            October 31, 1997, among MCC Acquisition Corp., Priority
                            International Communications, Inc. and certain shareholders of Priority International Communications, Inc. (8)

     10.9                   Second Amendment to Stock Purchase Agreement, dated as of
                            February 27, 1998, among MCC Acquisition Corp., Priority
                            International Communications, Inc. and certain shareholders of Priority International Communications, Inc. (6)

     10.10                  Stock Purchase Agreement, dated as of August 22, 1997, among
                            MCC Acquisition Corp., PIC Resources Corp., the shareholders of PIC Resources Corp. and ATN Communications Inc.(8)

     10.11                  First Amendment to Stock Purchase Agreement dated as of
                            October 31, 1997, among MCC Acquisition Corp., PIC Resources
                            Corp., the shareholders of PIC Resources Corp. and ATN
                            Communications Inc. (8)


     10.12                  Second Amendment to Stock Purchase Agreement, dated as of
                            February 27, 1998, among MCC Acquisition Corp., PIC
                            Resources Corp., the shareholders of PIC Resources Corp. and
                            ATN Communications, Inc. (6)

     10.13                  Amended and Restated Short-Term Note dated February 27, 1998 issued by MCC Acquisition Corp. to Bonner B. Hardegree,
                            trustee for the benefit of Wayne Wright, and Bonner B.
                            Hardegree. (6)

     10.14                  Form of Long-Term Note. (8)

     10.15 Agreement, dated as of May 21, 1998, among the Company, Murdock Acquisition Corp., Priority
                            International Communications, Inc., PIC Resources
                            Corp., Wayne Wright, Bonner Hardegree and ATN
                            Communications, Inc. (9)

     10.16                  Earn-Out Settlement Agreement, dated as of December
                            7, 1998, among the Company, Murdock Acquisition
                            Corp., Priority International Communications, Inc.,
                            PIC Resources Corp., Wayne Wright, Bonner Hardegree and ATN Communications, Inc. (7)

     10.17                  Stock Purchase Agreement, dated as of February 13, 1998,
                            among MCC Acquisition Corp., Incomex, Inc. and the
                            Shareholders of Incomex, Inc. (10)

     10.18                  Earn-Out Settlement Agreement, dated as of December 1, 1998, among the Company, Murdock Acquisition Corp., Incomex, Inc.
                            and the Shareholders of Incomex, Inc. (8)

     10.19                  Murdock Communications Corporation 1993 Stock Option
                            Plan. (1)

     10.20                  Murdock Communications Corporation 1997 Stock Option Plan,
                            as amended. (7)

     10.21 Amended and Restated Employment Agreement, dated as of October 1, 1998, by and between the Company and Guy O. Murdock. (6)

     10.22                  Employment Agreement, dated as of January 1, 1999, by and
                            between the Company and Colin P. Halford. (6)





     10.23 Amended and Restated Employment Agreement, dated as of October 1, 1998, by and between the Company and Thomas E. Chaplin. (6)

     10.24                  Employment Agreement, dated as of January 1, 1999, by and
                            between the Company and Bill R. Wharton. (6)

     10.25                  Employment Agreement, dated as of November 1, 1998, by and among the Company, Priority International Communications,
                            Inc., PIC Resources Corp. and Bonner B. Hardegree. (6)

     10.26                  Employment Agreement, dated as of November 16, 1998, by and between the Company and Paul C. Tunink. (6)

     10.27                  Form of Lease Agreement. (11)

     10.28 Note and Security Agreement, Note #079-21846-000, dated as of October 28, 1997, by and among PIC
                            Resources, ATN Communications, Inc., Priority
                            International Communications, Inc. and Berthel
                            Fisher & Company Leasing, Inc. (11)

     10.29                  Note and Warrant Purchase Agreement, dated as of June 21, 1999, by and among the Company, Priority International Communications,
                            Inc., Incomex, Inc., MCC Acquisition Corp., and New Valley
                            Corporation.

     10.30                  Stock Purchase Warrant dated June 21, 1999 from the Company to
                            New Valley Corporation.

     10.31                  Fixed Rate Senior Note dated June 21, 1999 from the Company to
                            New Valley Corporation.

     10.32                  Registration Rights Agreement, dated as of June 21, 1999, between the Company and New Valley Corporation.

     21                     Subsidiaries (7)

     23.1                   Consent of Deloitte & Touche LLP.

     23.2                   Consent of Reinhart, Boerner, Van Deuren, Norris &
                            Rieselbach, s.c. (included in its opinion filed as Exhibit 5 hereto).

     24                     Power of Attorney (11)


(1) Filed as an exhibit to the Company's registration statement on Form SB-2 (File No. 333-05422C) and incorporated herein by reference.

(2) Filed as an exhibit to the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1997 (File No. 000-21463) and incorporated herein by reference.

(3) Filed as an exhibit to the Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1997 (File No. 000-21463) and incorporated herein by reference.

(4) Portions of these exhibits were granted confidential treatment by the Securities and Exchange Commission.

(5) Filed as an exhibit to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1996 (File No. 000-21463) and incorporated herein by reference.

(6) Filed as an exhibit to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1997 (File No. 000-21463) and incorporated herein by reference.

(7) Filed as an exhibit to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1998 (File No. 000-21463) and incorporated herein by reference.

(8) Filed as an exhibit to the Company's Current Report on Form 8-K (File No. 000-21463) filed with the Securities and Exchange Commission on November 7, 1997 and incorporated herein by reference.

(9) Filed as an exhibit to the Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1998 (File No. 000-21463) and incorporated herein by reference.

(10) Filed as an exhibit to the Company's Current Report on Form 8-K (File No. 000-21463) filed with the Securities and Exchange Commission on February 13, 1998 and incorporated herein by reference.

(11)     Previously Filed.



ITEM 28.      UNDERTAKINGS.

         The undersigned Registrant undertakes as follows:

              1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                   (a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended;

                   (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                   (c) To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs 1(a) and (b) will not apply if the information required to be included in a post effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or 16(b) of the Securities Exchange Act of 1934, as amended, and which are incorporated by reference in this registration statement.

              2. That, for the purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

              4. To supplement the prospectus, after the end of the subscription period, to include the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities that the underwriters will purchase and the terms of any later reoffering.

If the underwriters make any public offering of the securities on terms different from those on the cover page of the prospectus, the Registrant will file a post-effective amendment to state the terms of such offering.

              5. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, (the "Act") may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


              In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Pre-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, in the City of Cedar Rapids, State of Iowa, on the 29th day of June, 1999.

                                           MURDOCK COMMUNICATIONS CORPORATION


                                           By /s/ Thomas E. Chaplin
                                              ----------------------------
                                              Thomas E. Chaplin
                                              Chief Executive Officer


                                           Date: June 29, 1999




              Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 1 to Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.





                 *                         Chairman of the Board of Directors           June 29, 1999
------------------------------------      (Principal Executive Officer)
Guy O. Murdock

/s/ Thomas E. Chaplin                     Chief Executive Officer and Director          June  29, 1999
------------------------------------      (Principal Financial Officer and Principal
Thomas E. Chaplin                         Accounting Officer)


                 *                        Vice Chairman of the Board of Directors       June  29, 1999
------------------------------------
Wayne Wright

                 *                        President and Director                        June  29, 1999
------------------------------------
Colin P. Halford                          Director                                      June  29, 1999

                 *
------------------------------------
John C. Poss                              Director                                      June  29, 1999


                 *
------------------------------------
Steven R. Ehlert                          Director                                      June  29, 1999

                 *
------------------------------------
Larry A. Erickson                         Director

/s/ Thomas E. Chaplin
------------------------------------
*Attorney-in-Fact                                                                        June 29, 1999
